Exhibit 10.18

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT

THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A

REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE

COMMISSION: [***]

AMENDED AND RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

TRANSACTION APPLICATIONS GROUP, INC.

(“ADMINISTRATOR”)

AND

OM FINANCIAL LIFE INSURANCE COMPANY

(“CUSTOMER”)

OMFLIC EXECUTION

1.	DEFINITIONS AND BACKGROUND.	1
2.	TPA SERVICES.	2
3.	ACCESS, PERIODIC REVIEWS, AUDITS AND INSPECTION RIGHTS.	28
4.	PRICE AND PAYMENT.	34
5.	MAINTENANCE AND SECURITY.	40
6.	CUSTOMER DUTIES.	43
7.	PROPRIETARY RIGHTS.	43
8.	PROTECTION OF CONFIDENTIAL INFORMATION.	47
9.	REPRESENTATIONS, WARRANTIES, COVENANTS AND DISCLAIMERS.	50
10.	LIMITED REMEDIES AND ACCEPTANCE.	55
11.	LIMITATION OF DAMAGES.	58
12.	EXCLUSIONS OF SPECIFIC TYPES OF DAMAGES.	59
13.	INDEMNIFICATION.	61
14.	INSURANCE.	66
15.	DISPUTE RESOLUTION.	68
16.	FORCE MAJEURE, DISASTER RECOVERY AND BUSINESS CONTINUITY.	70
17.	TERM AND TERMINATION.	74
18.	TERMINATION ASSISTANCE.	79
19.	GENERAL.	83
EXHIBIT INDEX
	TITLE
A	Forms of Work Orders
A-1	Policy Administration Work Order #1
A-2	Policy Administration Work Order #2
A-3	Policy Administration Work Order #3
B	[Reserved]
C	[Reserved]
D	[Reserved]
E	Project Firm Estimate Process
F	Standard Reports
G	Pricing, Rates, Fees, Bonuses and Rebates
H	Pass Through Expenses
I	Change Control Procedures
J	Customer Software
K	Disaster Recovery / Business Continuity Plan Priorities
L	Software License Terms
M	Termination/Expiration Assistance
N	Anti Money Laundering
O	Certain State Required Provisions

OMFLIC EXECUTION

AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

This Amended and Restated Administrative Services Agreement (“Agreement”) is entered into effective as of 12:01 A.M. Eastern Daylight Time the 1st of July, 2009 (“Effective Date”) and is between Transaction Applications Group, Inc. (“Administrator”), a Nebraska corporation, and OM Financial Life Insurance Company (“Customer”), a Maryland domiciled life insurance company, on the following terms and conditions. This Agreement supercedes the Administrative Services Agreement, as amended, which was entered into by Customer and Administrator on June 30, 2009, effective July 1, 2009.

RECITALS

1.	Prior to the Effective Date, Administrator provided certain insurance processing and information technology services to Customer, pursuant to a Services Agreement, effective July 1, 2002, as has been amended from time to time (the “Old Agreement”). On execution of this Agreement, the Parties intend for the Old Agreement to be superseded by this Agreement as stated in Section 17.1.4 below.

2.	Following their entry into a Letter of Intent on June 30, 2009, as amended (the “Letter of Intent”) regarding a new services agreement, OM Financial Life Insurance Company of New York (“OMFLICNY”), an Affiliate of Customer, and Administrator are entering into an Administrative Services Agreement effective July 1, 2009 (the “Other Agreement”), The Other Agreement supersedes the agreement between Administrator and OMFLICNY effective July 1, 2002, as amended (the “Other Old Agreement”). Customer and Administrator agree that they intend for (i) Administrator to manage the Services under this Agreement and the services under the Other Agreement as one operation, (ii) Administrator to measure the performance of such services as one service offering, and (iii) in general, Administrator and Customer to treat the economics of, and the obligations under, this Agreement and the Other Agreement as if they were one agreement.

3.	The insurance business to be processed and administered under this Agreement is described in one or more Policy Administration Work Orders entered into by the Parties as of the Effective Date and as described in the Policy Administration Work Orders entered into by the Parties during the Term of this Agreement.

4.	From time to time Customer may request Administrator to perform Projects related to business administered under this Agreement. The Parties will enter into one or more Project Work Orders describing the terms and conditions relating to such Projects.

5.	Administrator is a licensed third party administrator.

1.	DEFINITIONS AND BACKGROUND.

1.1 AS USED IN THIS AGREEMENT AND IN ADDITION TO ANY OTHER TERMS DEFINED HEREIN, THE CAPITALIZED TERMS USED HEREIN WILL HAVE THE MEANINGS SET FORTH IN THE GLOSSARY AT THE END OF THIS AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE.

1.2 Subject to Section 17.1.4, on execution of this Agreement, the Old Agreement will be superseded by this Agreement as stated in Section 17.1.4 below.

2.	TPA SERVICES.

2.1 Work Orders. Simultaneously herewith, the Parties have executed Work Orders No. A-1, A-2, and A-3. During the Term, the Parties may enter into additional Policy Administrative Work Orders and, upon execution, such Policy Administration Work Orders will become a part of this Agreement. After receipt by Administrator of a request which adds to the Services, the Parties will mutually determine the terms upon which the requested Services will be provided pursuant to an amendment executed by the Parties to an existing Work Order or a new Work Order executed by the Parties. Work Orders will be designated as a Policy Administration Work Order or Project Work Order, as described below and in the form substantially similar to the applicable form in Exhibit A. Unless otherwise provided in this Agreement, each Work Order will include, as appropriate, the designation of “Accountability Managers” for each Party designated in writing by the Customer Manager or Client Executive, as appropriate, staffing and required training, and a description of the Services to be performed. The Parties agree to follow the Change Control Procedures described in Exhibit I to this Agreement in connection with requested changes.

2.2 Policy Administration Work Orders. Each Policy Administration Work Order will describe the policy administration services that Administrator shall provide for the Policies identified in each such Work Order (the “Policy Admin Services”). Unless otherwise specifically provided in a Policy Administration Work Order, the following subsections shall govern Administrator’s performance of the Policy Admin Services under a Policy Administration Work Order.

2.2.1 Admin Guidelines. Unless otherwise provided in a Policy Administration Work Order, Administrator shall provide any Policy Admin Services it is required to provide in a Policy Administration Work Order as more fully described below for the Policies identified in such Work Order:

(a) Administrator shall follow policies, processes, work flows, and procedures (the “Admin Guidelines”) required to fulfill its obligations under a Policy Administration Work Order with respect to the Polices processed by Administrator under the applicable Policy Administration Work Order in conformity in all material respects with: (i) the OM Business Rules; (ii) the Administrator Standard Operating Procedures; and (iii) subject to the provisions set forth below and herein, Generally Applicable Insurance Laws. Administrator and Customer agree that Administrator’s duty to comply with Generally Applicable Insurance Laws (A) is limited to (x) the requirements of Generally Applicable Insurance Laws specifically included, and only as included, in the written Admin Guidelines approved by Customer or the Procedures Manual as provided for herein and (y) any relevant aspects of Generally Applicable Insurance Laws which are Omitted as described in Section 2.2.1(k) and (B) excludes those provisions of

Generally Applicable Insurance Laws to which it is Customer’s obligation to comply as described in Section 2.2.2(c).(b) Subject to the provisions of Section 2.2.2, Administrator will implement any changes in the OM Business Rules requested by Customer in accordance with the Change Control Procedures

(b) Subject to Administrator’s obligations under Section 5.1 and the provisions of Section 2.2.2, Administrator will not implement material changes to the Admin Guidelines that would have a materially adverse impact on any Service prior to consulting with Customer Manager regarding such material change; provided that such consultation may occur promptly after implementation of such changes when changes are required in exigent circumstances.

(c) In the case of any conflict between the Administrator Standard Operating Procedures and the OM Business Rules, the terms of the OM Business Rules shall control.

(d) Customer shall cooperate in fulfilling its obligations under any Policy Administration Work Order in a manner that does not interfere with Administrator’s compliance with Admin Guidelines and shall not ask Administrator to ignore the Admin Guidelines unless Customer Manager has made such request in writing through the Change Control Procedures. In such event, Administrator shall be relieved from its obligation to follow the Admin Guidelines, but only to the extent the variance was requested and implemented through the Change Control Procedures.

(e) The OM Business Rules include:

(i) Customer’s underwriting guidelines that Administrator is to follow;

(ii) Customer’s guidelines relating to complaints, including, without limitation, those relating to the following maintenance of complaint records and logs from departments of insurance, Policyholders or certificate holders or other complaints which are not received through an insurance governmental authority; responding to such complaints, and complaint logs and death claim logs;

(iii) Information required to determine the benefits, premium rates, underwriting criteria and claims payment procedures applicable to such coverage under the Policies, to the extent Administrator is performing such Policy Admin Services with respect to such Policies under this Agreement;

(iv) Customer’s claims and reinstatement activity standards; and

(v) Other policies, processes, work flows and interpretations unique to administering the Policies as may be provided by Customer Manager in writing, signed by Customer Officer.

Any changes to any of the items listed in Section 2.2.1(f) made after the Effective Date, other than those required to conform to Generally Applicable Insurance Laws which shall be addressed as set forth in Section 2.2.2, shall be implemented pursuant to the Change Control Procedures. Administrator shall provide the Policy Admin Services in accordance with the Admin Guidelines and shall implement the procedures to do so.

(f) Subject to the provisions of Section 2.2.2, Administrator is responsible for updating the Admin Guidelines in accordance with any changes implemented through the Change Control Procedures. If Administrator updates the Admin Guidelines and such updates have a material impact on the Admin Guidelines, Administrator will notify Customer of such updates, Customer shall promptly review such updates to the Admin Guidelines and notify Administrator in writing if it approves of the updates or rejects the updates. Customer may reasonably object in writing to such updates. Administrator agrees to abide by Customer’s commercially reasonable requests for modification of such updates. With respect to updates to the Admin Guidelines that have a material impact on the Admin Guidelines, the Admin Guidelines shall not be deemed to have been so updated until such time as Customer has approved such update. If Customer does not respond to Administrator’s request to approve any updates to the Admin Guidelines required to comply with Generally Applicable Insurance Laws within fifteen (15) Business Days (or as otherwise mutually agreed) after Administrator requested such approval, the Customer will be deemed to have approved the Admin Guidelines as updated. Otherwise, if Customer does not respond to Administrator’s request to approve any updates to the Admin Guidelines within fifteen (15) Business Days (or as otherwise mutually agreed) after Administrator requested such approval, then Administrator shall elevate such issue to such individual’s superior in reasonable consultation with the Customer Manager.

(g) Administrator shall be responsible for documenting and maintaining the Admin Guidelines in a set of records (tangible or electronic records).

(h) On reasonable request from Customer, Administrator will make available to Customer a complete electronic copy of the Admin Guidelines used in performing the Services, regardless of whether such memorialized Admin Guidelines have been reviewed and approved by Customer in accordance with this Agreement, and the Admin Guidelines then in effect if approval of revised Admin Guidelines is then pending.

(i) To the extent the Admin Guidelines have been memorialized and approved by Customer, as stated in this Agreement, except as specifically provided in paragraph (k) below with respect to Omissions, Administrator shall be entitled to rely upon such Admin Guidelines in performing the Services and shall not be responsible for any breach of, or failure to perform its obligations under, this Agreement to the extent caused by its compliance with such Admin Guidelines. Pending approval by Customer, in the case of the Initial Admin Guidelines, the Procedures Manual referenced in the Old Agreement shall govern and Administrator shall be entitled to rely upon the Procedures Manual in performing the Services and, except as provided in paragraph (k) below with respect to Omissions, shall not be responsible for any breach of, or failure to perform its obligations under, this Agreement to the extent caused by its compliance with such Procedures Manual. In the case of subsequent material changes to the Admin Guidelines which Administrator submits to Customer for Customer’s approval, except as provided in paragraph (k) below with respect to Omissions, the prior version of the Admin Guidelines shall govern and Administrator shall be entitled to rely upon the prior version of the

Admin Guidelines in performing the Services and shall not be responsible for any breach of, or failure to perform its obligations under, this Agreement to the extent caused by its compliance with such prior version of the Admin Guidelines.

(j) Administrator shall not be relieved under paragraph (j) above from its failure to perform any Policy Admin Services in accordance with Generally Applicable Insurance Laws to the extent that Administrator Omitted policies or procedures necessary for it to comply with Generally Applicable Insurance Laws in the performance of the Policy Admin Services. “Omitted” means that Administrator did not perform nor include in the Admin Guidelines policies or procedures necessary for it to comply with a particular aspect of Generally Applicable Insurance Laws in the performance of Policy Admin Services, but excludes any Administrator failure to perform any Policy Admin Services in accordance with any particular aspect of Generally Applicable Insurance Laws as a result of performance by Administrator of Policy Admin Services in accordance with processes or procedures that were documented in the Admin Guidelines even if as a result of compliance with the Admin Guidelines, Administrator did not comply with such Generally Applicable Insurance Laws.

(k) Subject to Customer’s fulfillment of its obligations hereunder, Administrator’s obligations to perform the Services in accordance with this Agreement are without regard to whether the resources employed by Administrator to perform are persons or automation tools, including without limitation, Administrator Software or the Designated Third Party Software. Administrator is required to provide the Policy Admin Services in accordance with the applicable portions of the Admin Guidelines, even as such Admin Guidelines are changed in accordance with this Agreement (subject to the Change Control Procedures). Such obligation to provide the Policy Admin Services in accordance with the applicable portions of the Admin Guidelines may include the obligation to maintain the corresponding resources (including without limitation, Administrator Software, but excluding Customer Software and Designated Third Party Software) employed by Administrator to perform the Services in accordance with this Agreement. Customer acknowledges that Administrator’s right to maintain certain components of the Administrator Software may be restricted. Both Parties acknowledge, however, that such restrictions shall not relieve Administrator from performing all of the Services in accordance with this Agreement. Where Administrator is so restricted in its rights, Administrator shall be responsible for finding alternative methods to use its resources to perform the Services in accordance with this Agreement.

(l) In the event of the termination of this Agreement for any reasons, (i) the OM Business Rules shall be deemed to be property of Customer who shall be permitted to use the OM Business Rules in conjunction with any of its business activities and/or business relationships without consent of Administrator, and (ii) the Administrator Standard Operating Procedures shall be deemed to be licensed to Customer for its use in the event it “in sources” the Services currently then being performed under this Agreement; should Customer contract with a non-Affiliate to perform such Services, Administrator shall retain the sole right to the Administrator Standard Operating Procedures and Customer shall not share them with any non-Affiliated party.

2.2.2 Compliance with Laws.

(a) Applicable TPA Laws. Administrator agrees to perform the Policy Admin Services in accordance with laws applicable to Administrator in its capacity as a third party administrator performing the Policy Admin Services under this Agreement (“Applicable TPA Laws”) in all material respects. To the extent that Applicable TPA Laws require certain provisions to be in an agreement between a third party administrator and a life insurance company with respect to the Policy Admin Services provided under this Agreement, Administrator and Customer agree to negotiate in good faith to amend this Agreement to include such provisions; provided, however, (i) Customer shall not be obligated to execute any amendment which would cause it or any of the Services to not comply with Generally Applicable Insurance Laws and (ii) any costs incurred by Administrator arising from any amendment necessitated to comply with Applicable TPA Laws shall be borne by Administrator. Administrator shall monitor TPA Laws and amendments thereto, comply therewith, and notify Customer when it becomes aware of any changes in Applicable TPA Laws that become effective after the Effective Date where such change would reasonably be expected to require amending this Agreement or changing the Admin Guidelines (and the Policy Admin Services). In addition on an annual basis, Administrator shall certify its compliance in all material respects with Applicable TPA Laws or identify any noncompliance.

(b) Cooperation. Administrator shall designate an authorized representative and Customer shall designate in writing an authorized officer (the “Customer Officer”) responsible for coordinating and reviewing Admin Guidelines and for resolving with the other Party questions relating to such changes to the Admin Guidelines, and each Party shall promptly notify the other Party of such persons and any material change thereto from time to time. The Parties will cooperate to interpret Generally Applicable Insurance Laws and how any changes to the same impact the Admin Guidelines. Each Party shall rely on its own legal counsel. If either Party becomes aware of a material change in Generally Applicable Insurance Laws or any Omission applicable to the Services, it shall notify the other Party.

(c) Customer Obligations. Notwithstanding anything in this Section 2.2.2 to the contrary, Customer shall make changes in the manner in which Customer performs its obligations under this Agreement, changes to Designated Third Party Software and changes to Customer Software to the extent reasonably possible and necessary in connection with any change in Generally Applicable Insurance Laws in effect during the Term. Notwithstanding anything else in this Agreement to the contrary, Customer is responsible for its forms, policy contracts, legal documents and any other legal documents that Customer files with the state regulatory agencies including any changes to such documents, and, without in any way limiting Administrator’s obligations hereunder as to compliance with Generally Applicable Insurance Laws or Applicable TPA Laws, Customer is responsible for complying with Generally Applicable Insurance Laws in its performance of its business including its obligations under this Agreement.

(d) Changes to Admin Guidelines Generally. The Parties agree to follow the procedures described in Section 2.2.2(e) below (i) with respect to reviewing and Initial Approval of the Admin Guidelines and (ii) with respect to each Party’s obligation with respect to the costs of implementing changes to the Admin Guidelines (and the Policy Admin Services) that are necessary to bring the Initial Admin Guidelines (and the Policy Admin Services) into compliance with Generally Applicable Insurance Laws. The Parties agree to follow the procedures described in Section 2.2.2(f) below (i) with respect to reviewing and approving the Admin Guidelines (other than the Initial Admin Guidelines) and (ii) with respect to each Party’s obligation with respect to the costs of implementing changes to the Admin Guidelines (and the Policy Admin Services) that are necessary to bring the Admin Guidelines (other than the Initial Admin Guidelines) (and the Policy Admin Services) into compliance with Generally Applicable Insurance Laws. Customer’s approval of the Admin Guidelines including the Initial Admin Guidelines may be only from: (i) an officer of Customer as notified to Administrator from time to time; and (ii) countersigned by another officer of Customer.

(e) Generally Applicable Insurance Laws and Initial Approval of the Admin Guidelines.

(i) Administrator will deliver to Customer a draft of the Admin Guidelines in five (5) topical installments, as reasonably defined by Administrator, during the 90 day period beginning on the Effective Date (the “Initial Admin Guidelines”). Administrator shall deliver to Customer the first installment on or before July 31, 2009. Administrator shall deliver to Customer the second installment on or before August 31, 2009. Administrator shall deliver to Customer the third installment on or before September 15, 2009. Administrator shall deliver to Customer the fourth installment on or before September 30, 2009. Administrator shall deliver to Customer the fifth installment on or before September 30, 2009.

(ii) Customer will review the Initial Admin Guidelines delivered by Administrator and provide any requested changes (along with a reasonable detailed explanation of such changes) to Administrator within 90 days of delivery to Customer. If Customer does not respond to Administrator’s request to approve any of the Initial Admin Guidelines required to comply with Generally Applicable Insurance Laws within ninety (90) days of delivery (or as otherwise mutually agreed) after Administrator requested such approval, the Customer will be deemed to have approved the Admin Guidelines as updated. Otherwise, if Customer does not respond to Administrator’s request to approve any updates to the Admin Guidelines within ninety (90) days of delivery, then Administrator shall elevate such issue to such individual’s superior in reasonable consultation with the Customer Manager.

(iii) Changes Requested by Customer to Initial Admin Guidelines for Reasons Other Than Compliance With Generally Applicable Insurance Laws. Changes requested to the Initial Admin Guidelines by Customer prior its initial approval thereof for any reason other than to bring the Admin Guidelines into compliance with Generally Applicable Insurance Laws shall be implemented through the Change Control Procedures.

(iv) Changes Requested by Customer to Initial Admin Guidelines to Comply With Generally Applicable Insurance Laws. Changes requested to bring the Initial Admin Guidelines into compliance with Generally Applicable Insurance Laws shall be implemented as follows:

(A) Customer shall submit the requested change (the “Compliance Change”) to the Initial Admin Guidelines to Administrator and clearly state what change to the Initial Admin Guidelines Customer is requesting (the “Customer Approach”).

(B) Administrator shall have fifteen (15) Business Days (or as otherwise mutually agreed) to respond to the requested Compliance Change. If Administrator fails to respond within such period, it shall be deemed to have accepted the requested Compliance Change and will implement the Customer Approach at Administrator’s sole cost.

(C) If (x) Administrator objects to the requested Compliance Change and (y) Administrator can reasonably document (subject to confidentiality obligations to third parties) to Customer that Administrator Administers the business of a majority of its other life insurance company clients who are purchasing similar services and selling similar products that are subject to the change in Generally Applicable Insurance Laws (or, if Customer is the only such client, another reasonable approach to compliance based on publicly available information regarding the insurance industry as may be obtained by Customer) with respect to the relevant compliance issue using a different approach (the “Administrator Approach”), it shall respond in writing describing the Administrator Approach for addressing such compliance issue. Customer and Administrator shall then each appoint a representative generally knowledgeable in the area of insurance regulatory law to negotiate in good faith for a period of thirty (30) days to attempt to resolve the dispute between the Administrator Approach and the Customer Approach (the “Change Dispute”). For purposes of this provision “Administers” shall mean: (a) provides services to certain of Administrator’s other customers, or (b) has plans to provide services to certain of Administrator’s other customers and there is a written agreement with such customers to receive services using a different approach to compliance.

(D) If the Parties are unable to resolve the Change Dispute pursuant to subsection (C) above, then they shall request an opinion from a licensed attorney, who is reasonably acceptable to both parties and reasonably experienced in the area of insurance regulatory law, is not employed by either party, and was not retained by Customer to perform its review of the Initial Admin Guidelines (an “Arbitrator Attorney”) as to (x) whether Administrator Approach with respect to the Change Dispute is reasonably compliant with Generally Applicable Insurance Laws and (y) if not, how Administrator Approach needs to be modified to become reasonably compliant with Generally Applicable Insurance Laws. The costs of any Arbitrator Attorney engaged under this Section 2.2.2(e) shall be shared equally by the Parties.

(E) If the Arbitrator Attorney concludes that the Administrator Approach is reasonably compliant with Generally Applicable Insurance Laws, Customer must decide within ten (10) days whether to (x) subject to Section 2.2.2(g), accept Administrator Approach at no additional cost to Customer or (y) request Customer Approach absorbing 100% of the costs incurred by Administrator in implementing Customer Approach.

(F) If the Arbitrator Attorney concludes that Administrator Approach is not reasonably compliant with Generally Applicable Insurance Laws, then Administrator shall modify the Administrator Approach pursuant to subsection (D)(y) above at no cost to Customer. Customer must then decide within ten (10) days whether to (x) accept Administrator Approach so modified at no additional cost to Customer, subject to Section 2.2.2(g), or (y) request Customer Approach absorbing 100% of the costs incurred by Administrator in implementing Customer Approach.

(G) Following Customer’s decision noted in either (E) or (F), the Initial Admin Guidelines shall be updated by Administrator to reflect the relevant change and submitted to Customer for its approval which shall not be unreasonably withheld or delayed.

(f) Generally Applicable Insurance Laws and Changes to Admin Guidelines Following Customer’s Initial Approval of the Admin Guidelines.

(i) Changes Requested by Customer to Admin Guidelines for Reasons Other Than Compliance With Generally Applicable Insurance Laws. Changes requested to Admin Guidelines by Customer for any reason other than to bring the Admin Guidelines into compliance with Generally Applicable Insurance Laws shall be implemented through the Change Control Procedures.

(ii) Changes Requested by Customer to Admin Guidelines to Comply With Generally Applicable Insurance Laws. Changes requested to bring the Admin Guidelines into compliance with Generally Applicable Insurance Laws shall be implemented as follows:

(A) Customer shall submit the requested Compliance Change to the Administrator in writing stating the reasons therefore and explaining the Customer Approach.

(B) Administrator shall have fifteen (15) Business Days (or as otherwise mutually agreed) to respond to the requested Compliance Change. If Administrator fails to respond within such period, it shall be deemed to have accepted the requested Compliance Change and will implement the Customer Approach at Administrator’s sole cost.

(C) If (x) Administrator objects to the requested Compliance Change and (y) Administrator can reasonably document (subject to confidentiality restrictions) to Customer that Administrator Administers the business of a majority of its other life insurance company clients who are purchasing similar services and selling similar products subject to the change in Generally Applicable Insurance Laws (or, if Customer is the only such client, another reasonable approach to compliance based on publicly available information regarding the insurance industry as may be obtained by Customer) with respect to the relevant compliance issue using Administrator Approach, it shall respond in writing describing the Administrator Approach for addressing such issue. Customer and Administrator shall then each appoint a representative generally knowledgeable in the area of insurance regulatory law to negotiate in good faith for a period of thirty (30) days to attempt to resolve the Change Dispute.

(D) If the Parties are unable to resolve the Change Dispute pursuant to subsection (C) above, then they shall request an opinion from an Arbitrator Attorney as to (x) whether Administrator Approach with respect to the Change Dispute is reasonably compliant with Generally Applicable Insurance Laws and (y) if not, how Administrator Approach needs to be modified to become reasonably compliant with Generally Applicable Insurance Laws. The cost of any Arbitrator Attorney engaged under this Section 2.2.2(f) shall be borne solely by Customer if Administrator Administers the business of a majority of its other life insurance company clients who are purchasing similar services and selling similar products subject to the change in Generally Applicable Insurance Laws using a different compliance approach, and otherwise the cost of any Arbitrator Attorney engaged under this Section 2.2.2(f) shall be shared equally by the Parties.

(E) If the Arbitrator Attorney concludes that the Administrator Approach is reasonably compliant with Generally Applicable Insurance Laws, Customer must decide within ten (10) days whether to (x) accept Administrator Approach at no additional cost to Customer, subject to Section 2.2.2(g), or (y) request Customer Approach absorbing 100% of the costs incurred by Administrator in implementing Customer Approach.

(F) If the Arbitrator Attorney concludes that Administrator Approach is not reasonably compliant with Generally Applicable Insurance Laws, then Administrator shall modify the Administrator Approach pursuant to subsection (D)(y) above at no cost to Customer. Customer must then decide within ten (10) days whether to (x) accept Administrator Approach so modified at no additional cost to Customer, subject to Section 2.2.2(g), or (y) request Customer Approach absorbing 100% of the costs incurred by Administrator in implementing Customer Approach.

(G) Following Customer’s decision noted in either (E) or (F), the Admin Guidelines shall be updated by Administrator to reflect the relevant change and submitted to Customer for its approval which shall not be unreasonably withheld or delayed.

(H) Nothing in this Agreement shall be deemed to limit Administrator’s ability to share the conclusion of the Arbitrator Attorney with its other clients, so long as Administrator does not share (x) Customer’s identity, (y) identity of Arbitrator Attorney, or (z) the written work of Arbitrator Attorney.

(g) Significant Changes. The parties acknowledge that implementation of certain changes to the Admin Guidelines (and the Policy Admin Services) in order to comply with changes in Generally Applicable Insurance Laws may be so significant that Administrator would be required to incur a material amount of costs and/or require additional resources to incorporate such changes into the Admin Guidelines and/or to perform the Policy Admin Services in accordance with this Agreement following implementation of such changes. Any change requiring (A) a Project having costs greater than $75,000 (the “Project Threshold”) or (B) annual expenses for the Services (the “Annual Services”) on the part of Administrator in excess of $35,000 (the “Annual Threshold”, with the Project Threshold, a “Threshold”) on an ongoing basis would be deemed to be a “Significant Change”. The Parties agree that the changes described in

Section 2.2.2(i) of the Other Agreement (i) will be included as part of the changes described in this Section 2.2.2(g), and (ii) will be included in the calculation of the Project Threshold and the Annual Threshold and will be included for purposes of determining if a change is a Significant Change. The Parties agree that costs relating to a Significant Change should not be borne by Administrator alone. Customer and OMFLICNY (in accordance with Section 2.2.2(i) of the Other Agreement) on an aggregate basis will be responsible for their allocable portion, as set forth below, of the costs above the Project Threshold or Annual Threshold, as applicable, which triggered the Significant Change for the resources to incorporate such Significant Change into the Admin Guidelines and for Administrator to perform its obligations under this Agreement.

(A) Where the Significant Change is the result of Administrator performing a Project the costs of which exceed the Project Threshold, Administrator shall allocate to Customer and OMFLICNY, in the aggregate, (and Customer and OMFLICNY shall determine each entity’s share of such allocation) an amount equal to the product of (I) the amount by which the costs of the Project exceed the Project Threshold and (II) a fraction, (x) the numerator of which is the number of In-Force Policies of Customer which require the Significant Change and (y) the denominator of which is the number in In-Force Policies of all of Administrator’s clients which require the Significant Change.

(B) Where the Significant Change is the result of Administrator having to perform Annual Services which on an annual basis exceed the Annual Threshold, Administrator shall allocate to Customer and OMFLICNY, in the aggregate, (and Customer and OMFLICNY shall determine each entity’s share of such allocation) on an annual basis an amount equal to the product of (I) the amount by which the costs of the Annual Services exceed the Annual Threshold and (II) a fraction, (x) the numerator of which is the average number of In-Force Policies of Customer which require the Significant Change in such year and (y) the denominator of which is the average number of In-Force Policies of all of Administrator’s clients which require the Significant Change in such year.

(h) For the avoidance of doubt, any change in the manner of performance of any of the Policy Admin Services required by a change in Generally Applicable Insurance Laws shall not be deemed to be New Services subject to Section 2.3.

2.2.3 When Administrator requires information from third parties to perform the Policy Admin Services, except as otherwise stated in a Policy Administration Work Order, Administrator shall obtain such information from sources that Customer or OMFLICNY reasonably believes to be reliable and Administrator reasonably believes to be reliable. Administrator shall be responsible for reasonably verifying the accuracy of information provided by consultants and subcontractors retained by Administrator in performing the Policy Admin Services. If Administrator is unable to identify a reliable source of such information, Administrator shall notify Customer for Customer’s assistance in finding a reliable source of such information or otherwise agree on a suitable quality assurance process. Customer shall be responsible for reasonably verifying the accuracy of information provided by consultants and subcontractors retained by Customer or OMFLICNY in connection with the Policy Admin Services.

2.2.4 Administrator shall make Client Executive available to Customer during regular business hours to discuss matters concerning the business relationship during this Agreement. For each site where Administrator performs the Services, or as otherwise agreed, Administrator and Customer shall each appoint a “Complaint and Litigation Handling Contact Person,” an “Administrative Performance Reporting Contact Person,” a “Financial Reporting Contact Person,” a “Compliance Contact Person,” and a “Claims Handling Contact Person”, and other designated contact persons, as may be mutually agreed in writing, each with sufficient authority and access within their organization, for the relevant functional area, to report to and resolve with the other Party matters arising under this Agreement. An appropriately qualified person may serve as the contact person for multiple areas and multiple Administrator facilities. Customer may require changes to the categories of contact people required at specific sites from time to time by thirty (30) days prior written notice to Administrator; provided, however that the same person shall serve as the contact person for Administrator under this Agreement and the Other Agreement for each site unless the Parties otherwise agree in writing.

2.2.5 From time to time, and as may be requested by either Party, each Party shall provide to the other the names and contact details for persons who can be reached after normal business hours to assist in responding to an emergency that may require communications or other actions in the event of an emergency. Unless otherwise specified in writing, the Parties agree that any person designated by Administrator under the Other Agreement will be deemed to be designated by Administrator under this Agreement and that any person designated by OMFLICNY under the Other Agreement will be deemed to be designated by Customer under this Agreement.

2.3 New Services. In the event that Customer requests Administrator to perform New Services:

2.3.1 If Administrator desires to perform New Services, Administrator shall propose a reasonable price for the New Services. Administrator shall only be obligated to propose pricing for New Services if (i) such New Services are substantially the same as Services currently being provided to Customer except that the New Services would be provided to an Affiliate of Customer or (ii) such New Services are a core service of Administrator that Administrator is actively marketing to other clients; in each case so long as the timelines required by Customer are practical or achievable by Administrator using commercially reasonable efforts. If Administrator proposes pricing to perform such New Services, Administrator will provide Customer a commercially reasonable proposal therefore reflecting its incremental cost and a reasonable margin thereon. Neither Customer or Administrator will be obligated to provide or pay for such New Services until the Parties enter into the applicable Work Order for such New Services. Customer and any Affiliate receiving New Services shall be jointly and severally liable for its obligations related to such New Services including the obligation to pay the applicable charges for such New Services.

2.3.2 In the event that Customer and Administrator cannot agree on a reasonable price for the New Services, but Administrator and Customer have agreed to the scope of the New Services and any related Performance Standards applicable to such New Services as set forth in a

Policy Administration Work Order entered into by the Parties, then Administrator shall provide such New Services, and Customer shall pay Administrator at Personnel Rates in accordance with the terms of the Pricing Schedules.

2.3.3 If Customer and Administrator do not reach agreement regarding a reasonable price for a New Service and such Service is being provided under Section 2.3.2, and a skill set is required for the provision of the New Services for which there is no Personnel Rate, Administrator’s rate for such skill set shall not exceed a commercially reasonable market rate therefor.

2.3.4 To the extent Customer and Administrator do not reach agreement regarding a reasonable price for New Services, such New Services shall be provided on a time and materials basis under Section 2.3.2, and such New Service replaces any of the Services, the New Services shall be treated as replacement services (“Replacement Services”). In such event, the Parties shall determine the resources committed, and the incidental expenses required to be incurred, to provide the Replacement Services and the reduction in resources and incidental expenses related to the Services being replaced. In the event such Replacement Services require a greater commitment of resources by Administrator, or require Administrator to incur greater incidental expenses, or require fewer resources or result in Administrator incurring less expense, Administrator’s fees shall be adjusted on a commercially reasonable equitable basis.

2.3.5 Administrator shall not begin performing any New Services until the scope thereof and the fees therefore have been approved by Customer. Any New Service performed by Administrator prior to such approval shall be at Administrator’s sole risk and expense; provided that if and when such scope and fees are approved, Customer shall be responsible for the payment of such fees subject to the terms of the approval and this Agreement.

2.3.6 If Customer and Administrator agree that Administrator will perform New Services, such Services shall be deemed to be “Services” for purposes of this Agreement.

2.4 Projects. Administrator will perform additional Services (“Projects”), as may be more fully described in a Project Work Order executed by the Parties from time to time and in Exhibit E. Each Project Work Order will become a part of this Agreement.

2.4.1 Chargeable Projects will require payment by Customer of additional fees to Administrator and shall be described in a Project Work Order, while all other Projects (“Non-Chargeable Projects”) will not require payment by Customer of additional fees to Administrator and shall only be described in a Project Work Order if mutually agreed by the Parties.

2.4.2 The term “Chargeable Project” shall mean applications development required to support Policy Admin Services and any New Services Administrator agrees to provide, and business process reengineering and IT infrastructure related work required to support Policy Admin Services and any New Services Administrator agrees to provide so long as: (a) the request is for a discrete unit of non-recurring work; (b) the work is not required for Administrator to meet its other obligations under this Agreement; (c) the work is not required for Administrator to meet the Performance Standards; (d) Administrator is not required to perform the work without charge to Customer under Section 2.2.2 with respect to compliance with Generally Applicable Insurance Laws; (e) the completion of the work is likely to result in a material change to the business processes employed by Customer, the business processes employed by Administrator to perform the Services, the technology employed by Customer, or the technology employed by Administrator to perform the Services; and (f) the work requires start-up, planning, execution, and closure.

2.4.3 Administrator shall prepare for each Project Work Order for Chargeable Projects a project plan (a “Project Plan”) for Customer’s review and Acceptance setting forth the Project’s test plans (including regression testing), schedule, and deliverables. The level of detail in the Project Plan shall be commensurate with the size and complexity of the Project. For Chargeable Projects, Administrator shall propose a reasonable fixed price or firm estimate (“Firm Estimate”), utilizing the Firm Estimate Process detailed in Exhibit E, and for all Chargeable Projects a completion date (the “Committed Completion Date”) by which the Chargeable Project will be completed. If Customer does not agree to the fixed price proposed by Administrator, Customer and Administrator do not reach agreement on a revised fixed price, and Customer still wishes to have Administrator perform the Chargeable Project, Administrator will perform such Project on a time and materials basis at the Personnel Rates utilizing the Firm Estimate Process.

2.4.4 Administrator shall report progress against each Project Plan for a Chargeable Project, on a weekly basis in writing and shall report hours expended on a monthly basis. For Non-Chargeable Projects, Administrator shall report on a weekly basis in writing if there are any events or circumstances which would affect service performance or Customer’s processes.

2.4.5 Administrator is not authorized to commence work on any Chargeable Project without Customer’s prior written approval of the Project. Any work performed by Administrator on a Chargeable Project prior to such approval shall be at Administrator’s sole risk and expense; provided that if and when such Project is approved, Customer shall be responsible for the payment of such fees subject to the terms of this Agreement.

2.4.6 On notice to Administrator, Customer may cancel/terminate (a) a Chargeable Project that has not commenced. Once a Chargeable Project has commenced, Customer may cancel/terminate it upon seven Business Days prior notice to Administrator. Administrator shall implement changes to a Project (e.g., schedule, tasks) as reasonably required by Customer, and Administrator shall use commercially reasonable efforts to accommodate such changes as soon as practicable.

2.4.7 For purposes of clarity, Customer may perform work that would constitute a Project itself or have another third party perform such work in its sole discretion. In such event, Administrator will provide Customer and any third party service provider such access and cooperation as Customer may reasonably request at Personnel Rates.

2.4.8 A Project shall be deemed to be complete only when all deliverables required by the applicable Project Work Order comply in all material respects with the requirements of the applicable Requirements Traceability Matrix.

2.5 Annual Reviews.

2.5.1 Annual Technology Review.

(a) At least annually, Administrator shall provide to Customer a written assessment describing the steps Administrator has taken during the preceding year to keep the Systems and processes utilized by Administrator in performing the Services current with processing trends and advancements for the third party administrator services sector in which Administrator operates. Such assessment shall address as well how efficiently Administrator is deploying information technology in use by Administrator in performing the Services. In addition, Administrator will hold an annual planning meeting with Customer to discuss this technology review and develop a mutually agreed upon roadmap for the coming year.

(b) Except with respect to Customer obligations, Customer Software and Designated Third Party Software, Administrator shall provide all facilities, Equipment, and Software, other than that required for New Services or Chargeable Projects, at no additional charge. With respect to New Service and Chargeable Projects, Administrator shall leverage equipment, facilities and software already being used to provide the Services whenever reasonable.

(c) Administrator shall maintain (including upgrade) the Critical Applications throughout the Term, as required for Administrator to remain competitive in its business as reasonably determined by Administrator.

(d) Administrator shall update the processes it uses to provide the Services throughout the Term as required for Administrator to meet the Performance Standards and shall implement technology as it evolves as required for Administrator to remain competitive in its business as reasonably determined by Administrator.

2.5.2 Annual Plan.

(a) In consultation and cooperation with Customer and based on information regarding Customer’s strategic business direction made available by Customer to Administrator, Administrator shall prepare and maintain an annual plan addressing changes Administrator recommends with respect to the processes and technology employed by Administrator to provide the Services and the processes and technology employed by Customer in connection with the Services (the “Annual Plan”).

(b) The Annual Plan shall include: (i) a review and assessment of the immediately preceding Annual Plan; (ii) the impact of Customer’s business and IT strategies and plans to the extent made known to Administrator; (iii) a discussion of prior and planned currency activities; and (iv) Administrator’s recommendations relating to the technology and business processes to be used to provide the Services for the upcoming Contract Year and for the remainder of the Term. The initial draft and all subsequent drafts of and revisions to the Annual Plan shall be subject to Customer’s review and approval. Administrator shall submit an initial draft of the Annual Plan to Customer within 90 days of the Effective Date, finalizing it as promptly thereafter as possible in light of, among other things, Customer’s comments. The Annual Plan shall be updated/revised annually as part of Customer’s annual business planning process with drafts of the updated/revised Plan provided to Customer as of dates reasonably requested by Customer.

2.5.3 Services and Performance Standards. The Parties shall perform an annual review of the Services and the Performance Standards to determine whether Administrator is meeting the specific Performance Standards required of Administrator and its obligations under Section 2.5.1(c). Subject to obligations of confidentiality under other agreements to which it is a Party, each Party shall disclose and make available to the other any relevant data and materials it may have that may facilitate this effort. The Parties shall perform an annual review of the fees under the Agreement, including a review of Administrator’s efforts to fulfill its obligation to continually investigate and implement methods to reduce Customer’s Pass-Through-Expenses. As part of these periodic reviews, Administrator shall provide: (i) a description of the success to date in regard to such reductions, including an analysis of any reduction in Pass-Through Expenses for the period in question and for prior periods; and (ii) a description and analysis of additional targets for savings.

2.6 Administrator Personnel Conduct.

2.6.1 Administrator personnel at Customer’s location shall be subject to immediate removal from the premises or immediate removal from performing Services for misconduct in the same manner as Customer’s employees and in accordance with applicable Customer security and usage policies to the extent previously provided to Administrator in writing. Administrator’s personnel (including personnel of any subcontractors) performing Services under this Agreement shall be subject to immediate termination of providing Services under this Agreement for misconduct in the same manner as Administrator’s employees in accordance with Administrator’s security policies or Customer’s security policies to the extent previously provided to Administrator in writing.

2.6.2 Administrator shall cause all Administrator personnel performing Services to conduct themselves in a businesslike and professional manner and comply with Customer’s and its Affiliates’ reasonable directives, requests, rules and regulations regarding personal and professional conduct.

2.6.3 Administrator agrees to abide by Administrator’s Standards and Ethical Principles (the “Code”) and shall provide a copy of the Code to all Administrator personnel performing work on Customer’s behalf. Administrator is responsible for ensuring all Administrator personnel actively supporting Customer operations sign an acknowledgement of the Code and that the documented evidence of the acknowledgement is maintained within employee files.

2.6.4 In the event that Customer Manager determines in its reasonable opinion that the continued assignment to Customer’s account of one of the Administrator Personnel who is performing Services for Customer is detrimental to the Services or the Customer work environment, then Customer may give Administrator written notice to that effect. After receipt of such notice, Administrator shall have fifteen (15) days in which to investigate the matters stated

in such notice, discuss its findings with Customer, and resolve any problems with such person. If, following such fifteen (15) day period, Customer requests replacement of such person, Administrator shall promptly replace that person with another person of suitable ability and qualifications. The Parties acknowledge that Administrator Personnel performing Services under this Agreement may be performing services under the Other Agreement. Unless otherwise agreed by Administrator, if Administrator replaces a person performing services under the Other Agreement at the request of OMFLICNY, then Administrator will have the right to replace such person from performing Services under this Agreement.

2.7 Maintenance of Information Relating to Services.

2.7.1 Administrator shall maintain for the period referred to in Section 2.7.5 complete and accurate books and records of all transactions by and between (a) Administrator and (b) Customer, Customer Clients, and third parties relating to the Services. Administrator will maintain Policyholder Data and other data relating thereto which Administrator may generate or otherwise obtain while performing the Services or which Customer may deliver or tender to Administrator. On request by Customer, Administrator shall make all such information available to Customer.

2.7.2 Administrator shall archive and make back-up electronic records of all books, records, Policyholder Data and other information belonging to Customer and relating to the Services provided under this Agreement which is processed by Administrator (the “Back-up Records”) and shall maintain the Back-up Records in accordance with prudent record retention policies and procedures and in accordance with Customer’s information handling guidelines provided by Customer in writing. Administrator shall provide Customer at least thirty (30) calendar days advance written notice of any change in the location of an off-site storage and Administrator shall obligate each off-site storage facility operator to maintain at least the same level of security procedures as required under this Agreement. Upon request, authorized personnel of Customer shall be permitted access to such off-site storage facilities during normal business hours and upon reasonable prior notice. Upon the request of Customer, Administrator shall make available to Customer Manager or his designee a copy of such of the Back-up Records in the format in which they then exist or, at Customer’s expense, in such other format as Customer Manager shall reasonably request.

2.7.3 Administrator shall hold such books, records, Policyholder Data and other data belonging to Customer in trust in accordance with this Agreement for the benefit of Customer and in accordance with prudent standards of insurance record keeping to permit timely, accurate and complete retrieval of such information and in accordance with information handling requirements as specified in the OM Business Rules.

2.7.4 Administrator shall be responsible for all expenses relating to the storage and timely retrieval of such data referred to above, except as otherwise expressly provided in this Agreement. The expenses associated with Customer tendering to Administrator access to the Policyholder Data to Administrator, and the ongoing expense of off-site storage of Policyholder Data not tendered to Administrator, shall be the responsibility of Customer. To the extent data have been tendered to Administrator, or which come to Administrator during the normal course of providing the Services, Administrator shall be responsible for all expenses relating to the storage and timely retrieval of such data, except as otherwise expressly provided in this Agreement. Administrator may, at its own expense, convert such Policyholder Data from the original media to any other media (“Image”) that accurately recreates the original policyholder file documents. Only with Customer’s written consent may Administrator destroy the original media. If Customer declines Administrator’s request to destroy the original media following successful conversion to Images, then Customer shall provide appropriate off-site storage for such original media at Customer’s expense.

2.7.5 Administrator shall maintain such books, records, Policyholder Data and other data belonging to Customer for the duration of this Agreement and for the period set forth in the record retention policy which Customer Manager provided to Administrator. Customer Manager may update OMFLICNY’s and Customer’s collective record retention policy from time to time by providing a replacement record retention policy, in writing, to Administrator. No update shall have retroactive effect for records which may have been destroyed prior to such notice of change by Customer. Administrator will provide written notice to Customer if revisions to such record retention policy will result in extra expense to Administrator. If such change in such record retention policy is a result of a change in the Generally Applicable Insurance Laws it shall be governed by Section 2.2.2. If such change in the record retention policy is not a result of a change in Generally Applicable Insurance Laws, Customer may elect to pay such additional expense or continue with the previous record retention policy. In the event that Customer Manager does not notify Administrator within 30 days of Customer’s receipt of the notice from Administrator describing such additional charges, Customer shall be deemed to have elected to continue the previous record retention policy in which case Customer shall not be liable for any additional charges. At the end of such retention period, Administrator shall notify Customer that it intends to destroy all such records unless, within ninety (90) calendar days of acknowledged receipt of such notice, Customer makes arrangements, at its expense, for the packaging, pick-up and delivery of such records to a destination Customer Manager shall designate to Administrator in writing. Customer and OMFLICNY shall have such ninety (90) day period to make such arrangements.

2.7.6 Administrator shall at all times keep Customer’s books, records, Policyholder Data, other data belonging to Customer and items in process logically segregated from those of Administrator’s, its Affiliates and its other customers.

2.7.7 In the event of any dispute arising under or with respect to this Agreement or in the event that Customer issues a “record hold order” in writing, the applicable retention period will be extended until the resolution of such dispute becomes final and non-appealable and all obligations of the Parties hereto have been satisfied in full. Administrator will, and will cause its subcontractors to, comply with any such record hold orders issued by Customer requiring preservation of certain records for legal, regulatory or other purposes.

2.8 Reports.

2.8.1 Administrator shall provide to Customer the reports as described on Exhibit F in connection with the Services provided under a Policy Administration Work Order. Customer may request changes to the format, content and frequency of such reports subject to the Change Control Procedures.

2.8.2 In addition to the reports described in Exhibit F, Customer may request that Administrator submit to Customer additional reports concerning the performance of the Services in accordance with the Change Control Procedures.

2.9 Subcontractors.

2.9.1 Without limiting Administrator’s obligations under Section 2.10, Administrator shall not subcontract to any third party (other than any Affiliate of Administrator or Administrator’s third party vendors used by Administrator prior to the Effective Date (“Previously Approved Subcontractors”)), any duty that requires or permits such third party to hold or access any books and records of Customer, any Policyholder Data, or any Customer Software and shall not subcontract to any such third party the duty to process or make available to Customer any of the foregoing without first obtaining Customer’s written consent, which shall not be unreasonably withheld, provided that each such third party agrees to commercially reasonable confidentiality obligations with respect to Customer’s Confidential Information. If any Administrator Affiliate performing Services ceases to be an Affiliate of Administrator, Administrator shall notify Customer promptly and Administrator shall cease providing Services through such entity until Administrator obtains Customer’s written consent. Administrator shall be responsible for all charges reasonably incurred by Administrator and Customer in connection with such entity ceasing to perform Services.

2.9.2 Administrator will be the prime contractor to Customer and will assume full responsibility for the performance by subcontractors, including such subcontractors’ compliance or failure to comply with the terms of the Agreement. Administrator shall be liable to Customer for any breach by a subcontractor of its subcontract, or any other actionable act or omission by such subcontractor as if the subcontractor were Administrator, and Customer shall look solely to Administrator for redress and compensation for any such claims.

2.9.3 Administrator will not enter into an agreement with a third party (including an individual, but excluding any Previously Approved Subcontractors) with respect to Administrator’s performance of the Services unless, prior to entering into such subcontract:

(a) Administrator gives Customer reasonable notice of the components of the Services affected, the scope of the proposed subcontract, the identity and qualifications of the proposed third party, and any potential conflict of interest such subcontractor has with respect to Customer;

(b) Administrator confirms in writing that the subcontract, would not have any effect on Customer’s rights at termination or expiration of agreement or the rights to withdraw the whole or part of a service;

(c) Customer consents to the subcontractor and subcontractor relationship; and

(d) the subcontract contains commercially reasonable confidentiality obligations with respect to Customer’s Confidential Information.

2.9.4 Customer will have the right during the Term to revoke its Acceptance of a subcontractor (other than any Affiliate of Administrator) and require Administrator to replace such subcontractor upon 30 days’ notice if:

(a) acts or omissions of the subcontractor cause there to be a material breach of the Agreement;

(b) the subcontractor’s performance is materially deficient; or

(c) there are repeated non-material service delivery failures that in the aggregate could reasonably be considered material.

2.9.5 Administrator shall not disclose or make available any Customer Content or Customer Software to a subcontractor (other than any Affiliate of Administrator) unless and until such subcontractor has executed a subcontract meeting the requirements of Section 2.9.3(d).

2.10 Migration of Services to Approved Sites.

2.10.1 Administrator agrees that it will not migrate all or part of the Restricted Services to a location other than the Approved Sites without Customer’s prior written consent. In the event Administrator requests and Customer authorizes Administrator to migrate all or part of the Restricted Services to a location other than the Approved Sites, then Administrator agrees to comply with the following:

(a) Deliver to Customer an initial high level draft of its migration plan describing the methods, processes and timing of the steps Administrator will take (i) to migrate the Restricted Services, and (ii) to avoid degradation of the Services and Performance Standards during and after the migration (the “Migration Plan”);

(b) Include in the Migration Plan detailed back-out and contingency plans to be executed in the event of any material failure during the migration;

(c) Benchmark the levels of chargeable resources used by Administrator in performing Customer’s and OMFLICNY’s collective work at the location from which the Restricted Services are to be migrated to determine if utilization levels increase by reason of the migration. Administrator agrees that it will not charge Customer for increased consumption or utilization resulting from the migration, or for any other costs associated with the migration, unless and to the extent such migration has been required by Customer or OMFLICNY, or Customer or OMFLICNY otherwise agrees in writing to pay for such increased utilization levels or costs.

(d) In consultation with Customer Manager, develop, for Customer Manager’s review and approval, plans for comprehensive migration testing. Such plans shall, among other things, require that Administrator perform all such migration tests. Administrator agrees to not migrate any of the Restricted Services prior to successful testing of the location to which the Restricted Services are to be migrated;

(e) Monitor the migration on a continuous basis, document any material problems encountered, and promptly resolve such problems; and

(f) Complete the migration in accordance with the time schedule specified in the Migration Plan while continuing to perform the Services without degradation of the Services or Performance Standards.

2.10.2 Administrator and Customer acknowledge and agree that Administrator is authorized at its option to migrate all or part of the Non-Restricted Services to any location other than the Approved Sites reasonably determined by Administrator subject to the terms of this Section. In the event Administrator decides to migrate all or part of the Non-Restricted Services to a location other than the Approved Sites, then Administrator agrees to comply with the following:

(a) Deliver to Customer Manager an initial high level draft of its migration plan describing the methods, procedures and timing of the steps Administrator will take to (i) migrate the Non-Restricted Services, and (ii) avoid degradation of the Services and Performance Standards during and after the migration (the “Non-Restricted Services Migration Plan”);

(b) Include in the Non-Restricted Services Migration Plan detailed break-out and contingency plans to be executed in the event of any material failure during the migration;

(c) In consultation with Customer Manager, develop, for Customer Manager’s review, plans for comprehensive migration testing. Such plans shall, among other things, require that Administrator perform all such migration tests;

(d) Monitor the migration on a continuous basis, document any material problems encountered, and promptly resolve such problems; and

(e) Complete the migration while continuing to perform the Services without degradation of the Services or Performance Standards.

2.10.3 Administrator and Customer acknowledge and agree that Administrator is authorized at its option to migrate all or part of the Services to any of the Approved Sites as reasonably determined by Administrator, provided, however, that Administrator completes such migration (a) while continuing to perform the Services without degradation of the Services or Performance Standards and (b) no material degradation of the Services or Performance Standards is reasonably likely to arise from such migration through the six (6) month period following such migration.

2.11 Limited Authority. Except as expressly authorized in this Agreement or any Work Order, Administrator is not authorized to act on behalf of Customer and Customer is not authorized to act on behalf of Administrator. Without limiting the foregoing, in the absence of express written consent from (a) Customer Officer and (b) Client Executive, as appropriate, and unless required by law, neither Party shall: (i) enter into any settlement discussions on behalf of the other Party with respect to any third party claim made against the other Party arising out of the activities contemplated by this Agreement; (ii) admit to any breaches of this Agreement or violations of law on behalf of the other Party with respect to any third party claim made against the other Party relating to the activities contemplated by this Agreement; (iii) enter into any settlements with any third party on behalf of the other Party with respect to any third party claim made against the other Party arising out of the activities performed, or required to have been performed under this Agreement; or (iv) discuss with or disclose to any third party (other than regulators and auditors) any aspects of either Party’s performance under this Agreement other than its Affiliates, third party consultants, or other persons or entities that are subject to confidentiality obligations.

2.12 Monitoring Performance.

2.12.1 Administrator shall cause each of the persons serving in a Key Personnel Position having direct responsibility for this Agreement to monitor diligently its (including its subcontractors’) performance under this Agreement as well as the ability of Administrator’s subcontractors to continue performing Services in light of all surrounding circumstances in each jurisdiction where such subcontractors perform such Services, including, without limitation, the development or likely development of hostile operating environments, civil war, or political unrest.

2.12.2 Administrator shall report to Customer Manager promptly following any of Client Executive or persons occupying Administrator’s Key Personnel Positions discovering that Administrator (or a subcontractor) has materially breached this Agreement.

2.12.3 Such report shall be made to the Customer Manager via electronic mail to report as many of the details as are available to Administrator with respect to an assessment of the cause of such failure, circumstances surrounding such failure, and a description of the magnitude including financial impact of such failure.

2.12.4 Upon receipt of such notice from Administrator, Customer shall cooperate, at Administrator’s cost to the extent such failure or breach is Administrator’s fault, with Administrator to remedy, prevent, and mitigate such failure in an effort to mitigate any further damages Customer or its Affiliates may suffer. Such cooperation shall not prejudice either Party’s rights and remedies otherwise under this Agreement.

2.12.5 For each such failure to the extent requested by Customer Manager, Administrator shall prepare an initial written assessment and provide Customer within 30 calendar days, unless otherwise mutually agreed, following the discovery of an actual failure, stating: (a) the root cause of the failure; (b) the remedial steps required to prevent such failure from recurring; (c) confirmation that such remedial steps were in fact implemented; and (d) an assessment of the financial impact to Customer, its Affiliates, and Customer Clients of such failure, reflecting the remedial steps actually taken. Customer may request Administrator to issue a credit on each of the next invoice(s) in an amount equal to five percent (5%) of the monthly fees due hereunder as reflected on such invoice if Administrator does not provide such initial written assessment to Customer Manager when it is due. If Administrator has not provided such initial written assessment to Customer Manager prior to the later of (i) the applicable due date and (ii) the date of the invoice, Administrator will include such credit on such invoice. Once Administrator delivers such initial written assessment, Administrator will add the amount of such credit(s) as a charge on the next invoice and Customer will pay such charge. The aggregate amount of fees retained hereunder and under the Other Agreement and fees not paid because they are disputed in accordance with Section 15.4.1 of this Agreement and Section 15.4.1 of the Other Agreement shall not exceed in the aggregate $500,000. The Customer Officer and a comparably senior officer of Administrator shall meet to discuss such assessment within ten (10) days of the delivery of the assessment and negotiate in good faith a commercially reasonable solution.

2.12.6 Administrator shall not be required to notify Customer under this Section with respect to Faults which will be described in a report provided to Customer and for which Customer is entitled to Service Credits, unless such a Fault is likely to result in a material adverse impact on Administrator’s performance of any particular Service to Customer as a result of the delayed reporting to Customer.

2.12.7 Any report provided under Section 2.12.3 or assessment provided under Section 2.12.5 shall be prepared for settlement purposes only and shall not be admissible to prove the validity, invalidity or value of any Party’s claims and shall not be considered an admission by Administrator; provided that such inadmissibility shall not extend to the facts included within such assessment.

2.13 Performance Standards.

2.13.1 Administrator acknowledges that its unexcused failure to meet one or more Performance Standards may have an adverse effect on the business and operations of Customer and that the actual amount of damage sustained by Customer because of any such failure(s) would be impractical or extremely difficult to ascertain. Each time Administrator is liable for failing (a “Fault”) to meet one or more “Performance Standards” as set forth in the Performance Standard schedule to the applicable Work Order (the “Performance Schedule”), Administrator shall pay Customer the applicable amount specified in the Performance Schedule (“Service Credits”). Notwithstanding the foregoing, if a Work Order under this Agreement includes Service Credits and if there is a Related Work Order under the Other Agreement, and Administrator owes a Service Credit, then Administrator will issue one Service Credit and will allocate such Service Credit between such Work Orders in accordance with the allocation requested by Customer

Manager. The issuance or payment by Administrator of a Service Credit shall be without prejudice to, and shall not limit, any right Customer may have to damages or non-monetary remedies at law or in equity resulting from, or otherwise arising in respect of, a Fault; or (b) to terminate the Agreement for cause in respect of such Fault and recover damages. Any damages awarded to Customer with respect to a Fault shall be offset by Customer’s allocable share of the Service Credits received by Customer with respect to such Fault.

2.13.2 If Administrator missed the same Performance Standard (and such failures are not excused) in two out of three consecutive months or if Administrator misses any Performance Standard (and such failure is not excused) by more than three percent (3%), then upon the request of Customer Administrator shall: (a) investigate promptly the root cause(s) of the failure and deliver to Customer a report identifying such root cause(s) and a proposed plan to correct within 30 days of Customer’s request; (b) take appropriate action to correct the problem and use commercially reasonable efforts to begin meeting such Performance Standard as soon as practicable; and (c) advise Customer in of the status of such corrective efforts. If Administrator misses a Performance Standard (and such failure is not excused), then upon the request of Customer Administrator shall notify Customer of the actions is going to take to correct the problem and to begin meeting such Performance Standard. The Parties agree that Administrator will measure its performance of, and will calculate Service Credits based on, the Services provided under each Work Order and, if applicable, the Related Services under the Related Work Order, in the aggregate.

2.13.3 The Service Credits shall be Customer’s sole remedy for Administrator’s failure to attain the Performance Standards only with respect to the timeliness of such Services. Otherwise, this Section shall not (a) relieve Administrator from its obligations to perform all Services in accordance with this Agreement or (b) prejudice Customer’s rights to pursue any other remedies expressly stated in this Agreement with respect to Services which Administrator failed to provide in accordance with this Agreement.

2.13.4 Administrator shall not be liable to pay Service Credits or for any failure to meet any Performance Standard to the extent that such failure is caused by a Force Majeure Event as described in Section 16.1, but subject to the provisions of Sections 16.2 and 16.3, or is otherwise excused pursuant to another express provision of this Agreement.

2.13.5 Corrective action taken for Faults and failures for which Administrator is not responsible under Section 2.13.4, and for which Administrator is required to dedicate additional resources will be at Customer’s expense, provided that any such action receives prior written Customer authorization.

2.13.6 Amounts credited, paid or payable under this Section will not be considered towards the cap on direct damages in Section 11.1.

2.13.7 Administrator will track, monitor, and measure its performance as against the Performance Standards on a monthly basis. Administrator shall implement the necessary measurement and monitoring tools and procedures required to accurately and timely monitor and report on Administrator’s performance of the Services against the applicable Performance

Standards. Administrator shall maintain such measurement and monitoring tools and procedures throughout the Term. Failure to perform any of these functions at any time during any month will be deemed to be a failure of the underlying Performance Standard for such month.

2.13.8 If during the course of any month, Administrator becomes or reasonably should be expected to become aware of adverse performance trends (e.g., trends indicating the Administrator may not meet the Performance Standard for the month), Administrator will promptly notify Customer in writing, prepare corrective action plans and, with Customer’s Acceptance, promptly implement such plans, even though the measurement period has not been completed and, accordingly, there has not yet been a Fault.

2.13.9 Administrator may request that Customer excuse such failure by providing such notification and requesting such excuse not later than fifth (5th) day of the applicable month.

2.13.10 If a single event causes Administrator to miss two or more Performance Standards in a single month, Customer shall only be entitled to the largest of the Service Credits triggered.

2.13.11 Customer may weight the relative Service Categories payable for missing one or more Performance Standards by allocating “Applicable Percentages” among such Performance Standards. The aggregate of such Applicable Percentages shall not exceed 210% with no more than thirty (30) percentage points assigned to a single Service Category. Administrator and Customer will meet at Customer’s request to review the Performance Standards and determine whether they are appropriate to meet Customer’s reasonable business needs. The Parties will agree, on a prospective basis, to such increases in the Performance Standards, or to such new Performance Standards, as are required to ensure that the Performance Standards support Customer’s reasonable business needs.

2.14 Administrator’s Equipment and Software.

2.14.1 Unless specifically subject to treatment on a Pass Through Expense basis, Administrator shall be financially responsible for the acquisition of, and shall acquire new Equipment, including additions or modifications to, or replacements of, Equipment as required to perform the Services in accordance with the Performance Standards and meet Administrator’s technology refresh obligations.

2.14.2 With respect to any Equipment acquired by Administrator on a Pass Through Expense basis: (a) Customer grants to Administrator (subject to Administrator having obtained at its cost and expense any consents and approvals necessary for Administrator to assume administrative and operational responsibility for Equipment that is leased) for the sole purpose of performing the Services, the same rights of access to, and use of, during the Term, such Equipment that Customer has with respect to such Equipment; and (b) Administrator shall be responsible for the maintenance of such Equipment during the Term to the same extent as if Administrator were the owner or lessee (as applicable) of such Equipment. If such Equipment is leased, Administrator shall comply with the duties imposed on Customer under the leases for such Equipment.

2.14.3 Equipment made available by Customer to Administrator is provided on an “as is, where is” basis, with no warranties whatsoever, although Customer will make available to Administrator the benefits of any underlying supplier’s warranty to the extent allowed by the terms of any such warranty.

2.14.4 Administrator shall maintain (including upgrade) the Administrator Software throughout the Term, as required for Administrator to meet the Performance Standards.

2.14.5 Administrator shall refresh the Equipment throughout the Term, as required for Administrator to meet the Performance Standards.

2.14.6 Unless specifically subject to treatment on a Pass Through Expense basis, Administrator shall provide the Equipment and Administrator Software to be implemented pursuant to this Section at no additional charge.

2.14.7 Administrator shall not use any third party software other than third party software that is COTS or software provided by Customer to provide the Services without first obtaining from Customer written consent or providing to Customer the Customer Rights to such third party software at Administrator’s sole cost and expense. In addition, Administrator shall obtain at its sole cost and expense the right to grant Customer at termination or expiration the rights Administrator is required to grant Customer under such circumstances. Administrator is required to perform the Services in accordance with the Performance Standards notwithstanding any decisions by Customer to withhold consent to the use of third party software. There shall be no fees imposed by Administrator for the license of the third party software or maintenance of such third party software, other than as explicitly set forth herein.

2.14.8 With respect to third party software that is COTS, Administrator shall use commercially reasonable efforts to obtain for Customer as many of the rights as possible at a commercially reasonable cost. Administrator shall consult with Customer Manager before implementing any COTS. Such consultation shall specifically address, among other things, Customer’s options and costs at expiration or termination.

2.15 Additional Policies. At Customer’s prior written election, to the extent Administrator is not legally or contractually prohibited from doing so, Administrator shall agree to an amendment to an existing Policy Administration Work Order to add Policies issued by Customer’s existing and future Affiliates at any volumes chosen by Customer; provided that (a) such amendment does not change the Services or Performance Standards and the Policy Administration Work Order includes the applicable pricing methodologies, and (b) if such Affiliate already has an agreement with Administrator or an Affiliate of Administrator for provision of similar services, such Services shall not be provided until the expiration of such agreement or earlier if mutually agreed. Customer shall be liable for any fees for such Services not paid by such Affiliate.

2.16 Client Executive. Administrator will designate with Customer’s consent an Account executive (“Client Executive”) who is assigned to the Customer account. The Client Executive will serve as the single point of accountability for the delivery of the Services and will have full authority to act on Administrator’s behalf with respect to all matters relating to this Agreement.

The Client Executive will work with the Customer Manager to address Customer’s concerns and service problems. The Client Executive will have the full authority of Administrator necessary to perform his or her functions. The Client Executive shall be responsible to work with Administrator Personnel with respect to the Services including Customer’s satisfaction therewith.

2.17 Facilities.

2.17.1 Administrator shall provide the facilities, personnel and other resources, including but not limited to, facilities, Equipment, software (other than Customer Software, Designated Third Party Software or any other obligation of Customer hereunder), telecommunications, transport, and other resources (“Resources”) required for it to perform the Services in accordance with the Performance Standards at whatever volumes are required by Customer.

2.17.2 Customer is not required to provide any Resources to Administrator, or otherwise make such items available to Administrator.

2.17.3 Administrator will maintain the Approved Sites and any other facilities owned or leased by Administrator from which Administrator is providing the Services (including physical security systems, fire detection and suppression systems, environmental controls, electrical power and backup power) in reasonable and appropriate condition and as required to perform the Services in accordance with the Performance Standards.

2.18 Service Options.

2.18.1 Customer shall have the right to provide itself, or retain third parties to provide, products and services without restriction, including any of the Services, any part of the Services or New Services. If Customer exercises its rights under this Section with respect to a Customer product that is being supported by Administrator, as of the date Customer exercises such right, Customer shall give Administrator ninety (90) days written notice; provided, however, that such limitations shall not apply to Customer’s right to provide itself or retain third parties to provide New Services. The notice shall include a description of the products and services that are to be withdrawn under this Section. On or after the effective date of withdrawal set forth in such notice, Administrator shall not be responsible for performing Services to the extent such Services are specifically withdrawn in such notice. To the extent the Services are reduced under this provision, Customer shall pay Administrator a pro rata portion of the Early Termination Fee equal to the Early Termination Fee applicable at the time of such notice multiplied by the Percentage Reduction in Fees. The term “Percentage Reduction in Fees” means the percentage equal to a fraction (a) the numerator of which is the average monthly charges for the Services to be withdrawn pursuant to Section 2.18 during the six month period immediately prior to the date of the notice and (b) the denominator of which is the total average monthly charges for all Services provided under this Agreement during such 6 month period. Any subsequent Early Termination Fees required to be paid by Customer shall be reduced by the portions of the Early Termination Fee paid hereunder.

2.18.2 If Customer performs itself or engages a third party to perform Services that are being performed by Administrator, Administrator’s fees shall be reasonably reduced equitably based on a calculation deriving from the costs associated with providing the Services which have been re-retained by Customer.

2.18.3 To the extent Customer performs any of the Services or New Services itself, or retains a third party to do so, Administrator shall cooperate with Customer or any such third party and provide them reasonable assistance. Administrator may charge for such cooperation and assistance at the Personnel Rates.

2.18.4 Third Parties retained by Customer under this Section shall comply with Administrator’s reasonable security and confidentiality requirements.

2.18.5 Administrator shall promptly notify Customer if an act or omission of such a third party retained by Customer under this Section may cause a problem or delay in providing the Services and shall work with Customer to prevent or circumvent such problem or delay.

3.	ACCESS, PERIODIC REVIEWS, AUDITS AND INSPECTION RIGHTS.

3.1 Access to Administrator’s and Subcontractors’ Documents and Facilities.

3.1.1 Administrator shall provide Customer and its Affiliates with the right, subject to adherence to Administrator’s and its subcontractors’ commercially reasonable security practices and procedures, upon reasonable request (including a description of the type and scope of audit to be performed) and reasonable notice, but if reasonably practicable not less than thirty (30) days advance notice, to: (a) temporarily monitor on-site the performance of such Services and access to all documents, records, books, files and other materials of Customer, its Affiliates and customers, relative to this Agreement and maintained by Administrator and its subcontractors; and (b) temporarily access to Administrator’s and its subcontractors’ premises by Customer for purposes of ongoing supervision, design reviews, “walk-throughs,” and discussions by Customer with management and personnel of Administrator concerning the status and conduct of Services and work being performed under this Agreement.

3.1.2 Administrator shall maintain a complete audit trail of all financial and non-financial transactions resulting from this Agreement as reasonably necessary to give effect to the provisions of this Section. Subject to Section 3.1.3, Administrator shall allow Customer, its auditors (including internal audit staff and external auditors), inspectors, and regulators designated by Customer from time to time, access at all reasonable times to any facility or part of a facility at which either Administrator or any of its subcontractors is providing the Services, to Administrator Personnel, and to equipment, software, personnel, data and records relating to the Services (but not including any third party confidential information or information relating to Administrator’s costs for providing the Services) for the purpose of performing audits and inspections of either Administrator or any of its Subcontractors to:

(a) verify the accuracy of Administrator’s fees and invoices;

(b) verify the integrity of Customer Content;

(c) examine the practices and procedures employed by Administrator to perform the Services;

(d) examine general controls and security practices and procedures to the extent relevant to the Services;

(e) examine Administrator’s disaster recovery and back-up procedures;

(f) examine the quality of Customer’s operations including the operations outsourced to Administrator for evaluation by business excellence model consultants (e.g., judges for the Malcolm Baldridge Award, ISO);

(g) verify compliance with applicable Performance Standards and other terms of the Agreement;

(h) satisfy the requirements of any legislative, judicial or regulatory authority having jurisdiction; and

(i) perform any other audits of the Services reasonably required by Customer.

3.1.3 Customer may not use a Competitor of Administrator to perform an audit under this Section without Administrator’s prior approval; provided, however, the Parties specifically agree that the audit arms of the major international accounting firms shall not be treated as competitors of Administrator.

3.1.4 Administrator shall provide to Customer’s auditors, inspectors and regulators such assistance and cooperation as they may reasonably require. To the extent that such assistance or cooperation causes Administrator to fail to meet any of the Performance Standards, Administrator shall not be liable for such failure.

(a) Except to the extent provided in Section 3.1.4(b), Administrator shall provide such reasonable assistance and cooperation at no additional charge.

(b) Except as provided in Section 3.1.4(c), Administrator may charge for such assistance and co-operation at the Personnel Rates with respect to: (i) audits performed by external auditors, inspectors and regulators; and (ii) audits under Section 3.1.2(f), whether performed by Customer’s internal or external auditors.

(c) Administrator will not charge Customer pursuant to Section 3.1.4(b) for assistance and cooperation with (i) the first audit performed under this Agreement, the Other Agreement, or both agreements together by Customer’s external auditors in each Contract Year and (ii) the first three (3) audits performed, in the aggregate, under this Agreement or the Other Agreement by Customer’s or OMFLICNY’s regulators in each Contract Year.

3.1.5 Customer shall require its auditors, inspectors and regulators to conduct audits in such a fashion so as to not unreasonably interfere with Administrator’s normal course of business and to agree to confidentiality provisions equivalent to those set forth herein.

3.1.6 If an audit uncovers overcharges within three (3) Contract Years of the date Customer received the invoice on which such overcharge appears, Administrator shall promptly refund the overcharge plus interest at the Late Payment Rate from the date of payment of the overcharge to the date the amount is refunded by Administrator. If an audit uncovers undercharges within three (3) Contract Years of the date Customer received the invoice on which such undercharge appears, notwithstanding Section 4.1, Customer shall promptly pay the undercharge. If an audit uncovers both undercharges and overcharges, then such amounts may be offset.

3.1.7 Following an audit or examination by Customer or its auditors or examiners, Customer shall request its external auditors or examiners to conduct, an exit conference with Administrator to obtain factual concurrence with issues identified in the review. Administrator shall make available promptly to Customer the findings of any review or audit conducted by external auditors to the extent such findings reflect conditions and events which may have a materially adverse impact on any Service or Customer. Promptly after the issuance of any audit report or findings issued under this Section, Administrator and Customer shall meet to review such audit report or findings and to mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report or findings.

3.1.8 Records Retention. Administrator will maintain and provide Customer access upon request to the records, documents and other information required to meet Customer’s audit rights under this Agreement as set forth in Section 2.7.

3.2 Customer Access to Administrator Systems.

3.2.1 Administrator hereby grants to Customer a limited, non-exclusive, nontransferable, continuing license during the term of this Agreement, to the extent permitted by the terms of Administrator’s license agreements, to access Administrator Software to access all data belonging to Customer. Provided, however, such access to Administrator Software shall be limited to accessing such data in a way that does not permit Customer to delete or modify the actual data processed by Administrator in performing Services under this Agreement, except as otherwise agreed in writing. Maintaining the communication lines for such system access shall be at Customer’s expense.

3.2.2 As part of the Services, Administrator will use commercially reasonable efforts to provide the system access described above to Customer upon Customer’s request and to quickly resolve any interruptions or interferences thereto for which Administrator has received notice thereof and which are caused by matters within Administrator’s control. Customer acknowledges that it may not be able to establish such access during scheduled downtimes, of which Administrator shall provide reasonable advance notice to Customer.

3.2.3 The system access described above shall be made only through means and codes authorized by Administrator hereunder or pursuant hereto, which means and codes Customer agrees not to divulge to any person other than those of Customer’s and Customer’s Affiliates’ employees, representatives or regulators who need to have such system access to receive and use the Services. Access to representatives and clients shall be restricted to those that are bound by a written agreement with Customer containing provisions related to confidentiality and intellectual property that are at least as restrictive as those set forth in this Agreement. Such access shall not interfere with the performance of the Services. Customer shall, and shall obligate its Affiliates, employees and regulators (to the extent permitted) it wishes to have such system access, to comply with all commercially reasonable security procedures provided to Customer from time to time in writing. Customer agrees to obligate each such employee, Agent or representative to a level of care sufficient to protect the Administrator Software from unauthorized use or disclosure. Customer shall be responsible for the acts and omissions of Affiliates, employees and representatives related to such access (including, without limitation, any downtime or other system problems they cause) and any viruses they introduce which could not have been prevented had Administrator deployed commercially available virus detection and prevention techniques.

3.3 Quality Assurance, Hiring and Training, and Security Practices.

3.3.1 Personnel Qualifications.

(a) Administrator shall establish and maintain quality review and quality assurance, employee and manager hiring and training, and facilities and network access and security policies and procedures for the Services provided under this Agreement in accordance with prudent business practices applicable to the type of financial services provided by Administrator. Such policies and procedures shall include conducting commercially reasonable background checks on employees performing Services under this Agreement based on the location from which the Services are performed, but shall not require background checks to be conducted on employees, subcontractors, and others that performed Services under the Old Agreement that perform Services under this Agreement.

(b) Administrator shall implement and maintain an ongoing training and education program designed to further develop and maintain the requisite skills and technical knowledge of Administrator Personnel. Without limiting the generality of this Section, Administrator shall perform a skills analysis for each Administrator employee performing the Services and tailor and implement a training program based upon such person’s individual requirements, weaknesses and expressed interests. Administrator shall regularly update such skills analyses and training programs so that they are kept current.

3.3.2 On request by Customer, Administrator shall provide to Customer Manager such policies and procedures, including those of its subcontractors.

3.3.3 As requested by Customer from time to time, Administrator shall provide to Customer Manager the job descriptions and minimum qualifications of Administrator Personnel (and subcontractors) performing Services under this Agreement.

3.3.4 Key Personnel Positions.

(a) Before assigning personnel to any of the Key Personnel Positions, Administrator shall provide Customer Manager with the resume of the individual for Customer Manager’s review and approval and introduce the individual(s) to the responsible Customer staff in accordance with the “Personnel Review Protocol” as may be agreed in writing from time to time by the (i) Client Executive and (ii) Customer Manager. If Customer reasonably objects to the assignment, Administrator shall not assign the individual and shall use commercially reasonable efforts to locate promptly another qualified individual for Customer Manager’s consideration until Customer Manager agrees to an assignment. All Administrator personnel assigned to Key Personnel Positions under the Old Agreement shall be deemed to be approved by Customer under this Agreement.

(b) Administrator shall not during the Term transfer an individual filling a Key Personnel Position to another position other than on Customer’s account or that of OMFLICNY under the Other Agreement for a period of twelve (12) months following assignment to the Customer account without Customer prior written approval.

(c) Other than in the case of a resignation without notice, departures due to incapacity or death, or termination for cause under circumstances in which termination without notice is appropriate, Administrator Personnel filling Key Personnel Positions may not be removed from the Customer account until Customer Manager has approved a suitable replacement and such replacement has been properly trained and made familiar with the Customer’s and OMFLICNY’s account. In the case of a resignation without notice, departures due to incapacity or death, or termination for cause under circumstances in which termination without notice is appropriate, Administrator shall promptly fill the vacant Key Personnel Position and shall train the replacement and make the replacement familiar with the Customer’s and OMFLICNY’s account.

(d) Administrator shall cause each person filling a Key Personnel Position (other than the Compliance Manager, Mailroom Manager, and the Accounting Manager) to primarily devote their time and effort to the provision of Services to Customer and OMFLICNY under this Agreement and the Other Agreement unless otherwise approved in advance in writing by Customer.

3.3.5 Turnover of Personnel.

(a) Administrator agrees that it is in both Parties’ best interests for Administrator to keep the turnover rate of the United States based Administrator Personnel primarily working on the Customer account to an appropriately low level, with lower levels expected for Administrator Personnel performing important functions than for other Administrator Personnel. Administrator shall report to Customer on a monthly and category of personnel basis the turnover of the United States based Administrator Personnel primarily working on Customer’s account.

(b) Administrator will take commercially reasonable steps to avoid turnover of the United States based Administrator Personnel primarily working on the Customer account substantially higher than the “Total Separation Rates” for “Finance and Insurance” and “Professional and Business Services” published by the U.S. Bureau of Labor Statistics, including providing financial and other incentives to retain Administrator Personnel performing important functions, and Administrator Personnel with skills of a kind that are in short supply in the area in question.

(c) In the event that Customer reasonably believes that turnover of the United States based Administrator Personnel primarily working on the Customer account is substantially higher than the “Total Separation Rates” for “Finance and Insurance” and “Professional and Business Services” published by the U.S. Bureau of Labor Statistics, taking into account the importance of the functions where there is turnover, Administrator shall promptly prepare an appropriate plan to recover from the effects of and reduce the level of such turnover for Customer’s review and approval. Administrator shall timely implement such plan upon obtaining such approval.

(d) Notwithstanding transfer or turnover of Administrator Personnel, Administrator remains obligated to perform the Services without degradation and in accordance with this Agreement.

(e) Customer may request that certain of the United States based Administrator Personnel primarily working on the Customer account be dedicated to supporting certain products or distribution channels of Customer and/or its Affiliates.

3.4 Access to Additional Information. Upon written notice, Customer will provide to Administrator, and Administrator will provide to Customer, access to appropriate financial records and supporting documentation related to Administrator’s invoices and volume reports. Upon written request from Customer, Administrator shall provide Customer Manager with an inventory of all material Systems including, without limitation, the Designated Third Party Software, used by Administrator to perform the Services.

3.5 Meetings. Within thirty (30) days after the Effective Date, Administrator shall propose for Customer’s review and approval a set of weekly, monthly and other periodic meetings to be held between representatives of Customer and Administrator. At Customer’s request, Administrator shall prepare and circulate an agenda sufficiently in advance of each such meeting to give participants an opportunity to prepare for the meeting. With respect to an agenda prepared by Administrator, Administrator shall incorporate into such agenda items that Customer desires to discuss. At Customer’s request, Administrator shall prepare and circulate minutes promptly after a meeting for Customer’s review and approval; provided that Customer shall be deemed to have approved such minutes if Customer has not rejected them within ten (10) days (or as otherwise mutually agreed) of receiving them; and provided further that Customer shall prepare the minutes if the meeting is being held at the request of Customer and Administrator shall be deemed to have approved such minutes if Administrator has not rejected them within ten (10) days (or as otherwise mutually agreed) of receiving them. As of the Effective Date, such meetings shall include the following, as necessary:

3.5.1 a weekly meeting among operational personnel representing Customer and Administrator to discuss daily performance and planned or anticipated activities, changes that might adversely affect performance, and otherwise address, review, and discuss matters specific to Customer. Such meeting may be held by teleconference or in person as agreed by the Parties;

3.5.2 a monthly meeting among the Customer Contract Executive (and at his or her election, the Customer contract management team) and the Administrator Account Executive to discuss day-to-day operations, the status of ongoing and planned changes in the Services, and such other matters as appropriate. Such meeting may be held by teleconference or in person as agreed by the Parties;

3.5.3 a quarterly meeting of Customer Manager, Customer Officer, Client Executive, and such other personnel of Administrator and Customer as may be reasonably required to review the Monthly Performance Reports for each month during the most recent quarter, review Administrator’s overall performance under the Agreement, review progress on the resolution of issues, provide a strategic outlook for Customer’s information systems requirements, and discuss such other matters as appropriate. The agenda prepared for such meeting must ensure that the meeting’s objectives will be aligned to supports Customer’s operational goals and objectives. Such meetings shall be held in person at Customer or at such other location as is reasonably designated by Customer;

3.5.4 weekly calls regarding tax compliance; and

3.5.5 such other meetings between Customer representatives and Administrator Personnel reasonably requested by Customer as necessary to address relevant relationship, contract and performance issues.

4.	PRICE AND PAYMENT.

4.1 General. All Services provided under this Agreement shall be provided at the rates set forth in the pricing schedule to the applicable Work Order and Exhibit G (collectively, the “Pricing Schedules”), unless otherwise specifically agreed in a Work Order. Administrator shall deliver a single invoice to Customer and OMFLICNY, or their collectively designated affiliate, for the aggregate of the fees arising under this Agreement and the Other Agreement with such invoice describing how such charges are segregated between Customer’s and OMFLICNY’s accounts where possible and, where not possible, stating such fees in the aggregate; where not segregated, such charges will be allocated internally between Customer and OMFLICNY based on their allocation procedures and existing intercompany agreements with Old Mutual Business Services, Inc. (“OMBS”). Customer shall pay, or cause OMBS or another Affiliate to pay, Administrator for the portion of such charges for the Services provided to Customer under this Agreement. Customer shall pay for the Services monthly, in arrears, as Services are provided, unless otherwise provided herein, in Exhibit G or in each applicable Work Order. It is agreed between Administrator and Customer that Customer shall not be liable for payment with respect to any service which has not been authorized or requested in writing by Customer or OMFLICNY.

4.1.1 Each invoice shall include one or more reports detailing Customer’s use of chargeable resources in the units of measure and the dollar amounts used to calculate the invoice amount. Administrator shall include charges for Services under this Agreement and charges for services under the Other Agreement. Administrator agrees (a) to provide to Customer’s Affiliate, as Customer designates in writing, a copy of the invoices in paper and electronic form for charges under this Agreement and the Other Agreement, and (b) to accept payment from such Affiliate and to apply it as if it had been paid by Customer for Services provided under this Agreement, provided, however, that the Parties acknowledge and agree that such Affiliate is not a party to this Agreement, and the provision of invoices to Customer’s Affiliate does not relieve Customer of its obligation to pay for Services in accordance with this Agreement, and the payment of certain invoices by such Affiliate does not relieve Customer of its obligation to pay other invoices under this Agreement. Invoices shall be in a format and at a level of detail reasonably requested by Customer. The form of invoice being used under the Old Agreement is approved by the Customer.

4.1.2 Subject to Section 4.1.3, Administrator shall not bill for any Services more than one hundred and twenty (120) days after the last day of the month in which such Services were performed (or, with respect to Projects, one hundred and twenty (120) days after the later of (a) the last day of the month in which such Services were performed or (b) the last day of the month in which the Project Work Order is approved), and Customer shall not be obligated to pay for any Services not billed within such one hundred and twenty (120) day period.

4.1.3 With respect to taxes, the one hundred and twenty (120) day period under Section 4.1.2 shall commence on the date that Administrator knows the amount of such tax. With respect to an item paid by Administrator on a Pass Through Expense basis, the one hundred and twenty day period under Section 4.1.2 shall commence on the date that the applicable third party sends its invoice to Administrator.

4.1.4 Subject to the provisions for withholding payment set forth herein, Customer shall pay each properly submitted invoice within thirty (30) days after the date of Customer’s receipt of such invoice via wire transfer to an account specified by Administrator. In the event Customer fails to pay such an invoice within such thirty (30) day period, Customer shall pay interest at the Late Payment Rate for any period thereafter until payment; provided, however fees for late payment with respect to amounts that Customer withholds or pays into escrow shall apply only to the extent permitted herein.

4.1.5 Administrator shall maintain complete and accurate records of and reasonable supporting documentation for the amounts billed to and payments made by Customer hereunder. Administrator agrees to provide Customer Manager with such documentation and other information with respect to each invoice as may be reasonably requested by Customer to verify that Administrator’s fees are correct, valid and in accordance with the provisions of this Agreement.

4.1.6 Periodic fees under this agreement are to be computed on a calendar month basis and shall be prorated for any partial month.

4.1.7 Administrator shall correct promptly all nonconformities, failures, and inaccuracies arising from Administrator’s failure to perform the Services in accordance with this Agreement so that the Services are in accordance with this Agreement. Such correction shall be at no additional charge to Customer to the extent the underlying nonconformity, failure, or inaccuracy arises from Administrator’s failure to perform the Services in accordance with this Agreement.

4.1.8 With respect to any amounts to be paid by Customer under this Agreement, Customer may set-off as a credit against such fees any Service Credits, any Losses for which Administrator is obligated to indemnify Customer, and, any amounts billed for a month in excess of the amounts properly due and payable for the Services performed during such month. If Customer elects to exercise its right of set-off under this Section 4.1.8, Customer shall provide Administrator a notice identifying the basis for such set-off.

4.2 Pass-Through Expenses.

4.2.1 Customer shall reimburse Administrator for the pass-through expenses (“Pass-Through Expenses”) described in Exhibit H, which are reasonably and directly incurred by Administrator in the performance of this Agreement, and which are submitted to Customer Manager within sixty (60) calendar days from Administrator’s receipt of the invoice for such expenses. Administrator shall not apply a margin to or otherwise mark-up Pass-Through-Expenses.

4.2.2 Administrator shall not purchase any materials with a price in excess of $5,000 per item or services that are Pass-Through Expenses without Customer Manager’s prior approval; provided that only one such approval shall be required with respect to such materials that are purchased on a recurring basis.

4.2.3 Administrator shall use commercially reasonable efforts to minimize the cost of goods and services provided to Customer on a Pass-Through Expense basis.

4.2.4 Subject to the provisions herein, Customer will reimburse Administrator for the reasonable, demonstrable and actual incremental third party costs imposed by the auditor in connection with its delivery of the SAS 70 Audit. If Administrator provides the results of such an audit to one or more of its other customers, then Administrator shall only request reimbursement for, and Customer shall only be obligated to reimburse Administrator for, the third party costs incurred by Administrator in performing the SAS 70 audit of the Services performed for Customer, plus a reasonable portion of such costs incurred to audit Administrator’s operations in general, which generally incurred costs shall not exceed such costs divided by the number of customers for whose benefit the audit is performed. Notwithstanding anything to the contrary herein contained, Customer shall not be obligated to reimburse Administrator for any portion of the costs incurred by Administrator for a SAS 70 audit for any fiscal year in excess of $40,000.

4.2.5 With respect to services or materials paid for on a Pass-Through Expenses basis, Customer reserves the right to: (a) obtain such services or materials directly from a third party; (b) designate the third party source for such services or materials; (c) designate the particular services or materials (e.g., in the case of hardware, make and model) that Administrator shall obtain; and (d) require Administrator to identify and consider multiple sources for such services or materials, including getting competitive quotes.

4.2.6 Administrator shall be responsible for all late fees imposed by a third party with respect to a Pass-Through Expense to the extent the late fee results from Administrator’s failure to provide Customer the applicable invoice on a timely basis.

4.3 Taxes, Tariffs, etc.

4.3.1 Each Party will be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

4.3.2 Administrator will be responsible for any national, state and local sales, use, excise, ad valorem, value-added, services, consumption, and other taxes and duties on any goods or services used or consumed by it in providing the Services.

4.3.3 Customer will be responsible for any national, state and local sales, use, excise, ad valorem, value-added, and other similar taxes and duties imposed on the provision of the Services.

4.3.4 Administrator will separately itemize on its invoice to Customer any taxes that are the responsibility of Customer.

4.3.5 Notwithstanding any contrary provision contained herein, Administrator will indemnify Customer for any taxes imposed on Customer by a governmental entity in a jurisdiction in which Administrator is performing services other than the United States if the imposition of such tax is the result of the provision of services by Administrator in such jurisdiction.

4.4 Rate Adjustments.

4.4.1 If on any Adjustment Date, the Current Index for such Adjustment Date is higher than the Base Index for such Adjustment Date, then, effective as of such Adjustment Date, all rates set forth in the applicable pricing schedule of each Work Order, unless otherwise provided therein, and Exhibit G-1, all as previously adjusted pursuant to this Section 4.4, will be increased by a percentage equal to the result of the product of (a) 0.85 and (b) the difference between (i) the Current Index and (ii) the Base Index; provided, however, that with respect to the first Adjustment Date (which is January 1, 2011), such comparison shall be made between such first Adjustment Date and the Effective Date.

4.4.2 If on any Adjustment Date the Current Index for such Adjustment Date is lower than the Base Index for such Adjustment Date, then, effective as of such Adjustment Date, (a) all rates set forth in the applicable pricing schedule of each Work Order, unless otherwise provided therein, and Exhibit G-1, all as previously adjusted pursuant to this Section 4.4, will be decreased by a percentage equal to the result of the product of (a) 0.85 and (b) the difference between (i) the Base Index and (ii) the Current Index; provided, however, that with respect to the first Adjustment Date (which is January 1, 2011), such comparison shall be made between such first Adjustment Date and the Effective Date.

4.5 Firm Estimates, Fixed Prices and Committed Completion Dates for Projects. For Project Work Orders (excluding Project Work Orders for or related to New Services), the Parties will negotiate and agree in writing to a Project Plan and will include in the Project Work Order (a) either a fixed price for such Services or a Firm Estimate for such Services as described below and (b) a Committed Completion Date.

4.5.1 For Project Work Orders, the Parties may agree to a fixed price (which shall not be subject to Sections 4.5.2 and 4.5.3) or a price calculated on a time and materials basis which shall be subject to the Firm Estimate Process described in Exhibit E (the “Firm Estimate Process”). Unless expressly stated otherwise in an Project Work Order, the provisions of this Section and Exhibit E shall apply.

4.5.2 Each deliverable to be produced as part of a Project will be subject to Customer’s review and reasonable Acceptance. Administrator shall perform each Project in a timely manner and in accordance with the applicable Final Statement. If Customer does not Accept a deliverable to be produced as part of a Project, then in addition to any remedies Customer may have at law or in equity, Customer may elect to: (a) require Administrator to promptly correct any problems and deficiencies upon which Customer’s rejection is based, or (b) terminate the Project and the fees will be equitably reduced to reflect the reduction in value to Customer of the Services. If Customer elects to require Administrator to correct the problem or deficiency, upon correction of such problem or deficiency, Administrator shall test applicable deliverables before presenting the deliverables to Customer for its Acceptance.

4.5.3 If the final charges for the Services under a Work Order subject to the Firm Estimate Process exceed the Firm Estimate by more than ten percent (10%) of the Firm Estimate amount, then the hourly rate charged by Administrator for the Services provided under such Work Order in excess of one hundred ten percent (110%) of such Firm Estimate shall be at one-half the rates set forth in Exhibit G. Other than in connection with a change in scope or a failure of Customer to fulfill its obligations, Administrator will not charge and Customer will not be obligated to pay more than one hundred twenty percent (120%) of the Firm Estimate amount, as stated in the applicable Work Order. Other than in connection with a change in scope or a failure of Customer to fulfill its obligations, if the Completion Date for the Services under a Work Order subject to the Firm Estimate Process is more than 60 days after the Committed Completion Date, as stated in the applicable Work Order, then Administrator will not charge Customer for the Services provided under such Work Order after 60 days after the Committed Completion Date.

4.5.4 If either Party proposes any changes to the scope of the Services that are the subject of a Firm Estimate or a fixed price, the Parties will address such changes in accordance with Exhibit E. If the Parties agree to such changes then the Firm Estimate or the fixed price and Committed Completion Date will be adjusted as agreed to by the Parties in accordance with the Change Control Procedures. The provisions in this Section shall apply to the revised Firm Estimate or fixed price agreed to by the Parties.

4.5.5 Once each quarter, Administrator shall provide Customer Manager with a report describing all Projects that have been completed under this Agreement and the Other Agreement during the prior quarter and setting forth for each Project (i) the Initial Estimate, Firm Estimate, and actual hours to complete for each such Project and (ii) initial completion date, the Committed Completion Date, and the actual completion date.

4.5.6 The performance of a Project may require Administrator’s use of certain materials. Administrator shall only be responsible for the cost of such materials as set forth in this paragraph. Administrator shall be responsible for the cost of hardware and software if such hardware or software is of a kind for which Administrator has financial responsibility under this Agreement, and such hardware or software will be used by Administrator in connection with the performance of the Services. The cost of any other materials shall be acquired only with Customer’s prior approval and shall be acquired on a Pass-Through Expense basis. Notwithstanding the foregoing, Administrator shall not charge Customer for the use of equipment and software (including CPU resources) required to support development of, modifications of, or enhancements to, software, whether as part of a Project or otherwise.

4.6 Late Charges. All amounts due hereunder are stated and payable in U.S. Dollars. Any amount properly due and payable under this Agreement not paid and which remains unpaid thirty (30) calendar days after receipt of an invoice or other claim for payment, with appropriate back-up documentation supporting the amount claimed is due, other than any amount subject to Section 4.8, shall be subject to a late charge. The late charge (the “Late Payment Rate”) shall be computed daily at the result of the (a) sum of (i) 2.0% per month, plus (ii) the Prime Rate, as reported in the Wall Street Journal on the first day of such month, divided by (b) twelve (12). Administrator’s invoices shall include sufficient detail for Customer to confirm the charges were made in accordance with this Agreement. If Customer is entitled to refunds for overcharges, Service Credits or reimbursements and Customer provides Administrator written notice thereof, Administrator will promptly investigate such claim of an overcharge and, within thirty (30) calendar days of receipt of notice of the overcharge (including appropriate back-up documentation supporting the amount claimed is due), Administrator shall either (a) issue a credit memorandum to Customer Manager to be applied to amounts otherwise owed by Customer and OMFLICNY to Administrator, or (b) document the reasons that the amount of refund claimed is due by Customer is not payable to Customer. In addition, Administrator shall issue a credit in the next invoice in an amount equal to the Late Payment Rate for the period from the thirtieth (30th) calendar day following Administrator’s receipt of an invoice from Customer for such overpayment until the date of Customer’s receipt of the overpayment.

4.7 Payment disputes. Disputes regarding Customer’s obligation to pay amounts invoiced shall be governed by Section 15.4.

4.8 Data Center Charges. Except as may be expressly set forth in this Agreement or a Work Order, or as otherwise included in the rates set forth in Pricing Schedules, Administrator shall not charge Customer for any data center or communication charges associated with Services provided pursuant to any Work Orders.

4.9 Additional Charges Approved in Writing. Except to the extent provided in this Section, Administrator’s fees under this Agreement shall include all incidental expenses that Administrator expects to incur in performing the Services (including travel and lodging, document reproduction and shipping). Accordingly, except to the extent provided in this Section or otherwise approved in writing by Customer (which approval may be granted or withheld in its sole discretion), incidental expenses shall be for Administrator’s account and shall not be separately reimbursable by Customer. With respect to New Services performed on a time and materials basis and Projects, Customer will reimburse Administrator for reasonable incidental expenses actually incurred in accordance with Customer’s then existing standard expense reimbursement policies applicable to Customer personnel of equivalent level. Notwithstanding the foregoing, with respect to Services performed on a time and materials basis and Projects, Customer will reimburse Administrator for reasonable incidental expenses actually incurred in accordance with Customer’s then existing standard expense reimbursement policies applicable to Customer personnel of equivalent level. With respect to meetings held pursuant to Section 3.5, Customer will also reimburse Administrator for reasonable travel expenses actually incurred by Administrator personnel who are required to attend such meetings but only to the extent permitted under Customer’s then existing standard expense reimbursement policies applicable to Customer personnel of equivalent level. Customer shall reimburse Administrator for such expenses on a Pass Through Expense basis.

5.	MAINTENANCE AND SECURITY.

5.1 No Material Changes without Notifying Customer. Prior to using any new software, upgrades or modifications thereto or any new equipment or modifications thereto to provide the Services, Administrator shall have verified in writing that such new or modified item has been properly installed, is operating in accordance with its specifications, and is performing as required to enable Administrator to perform the Services in accordance with this Agreement. Prior to implementing any material changes to the infrastructure or software Administrator uses to perform the Services, Administrator shall notify Customer Manager of such changes. Administrator may notify Customer Manager of such changes promptly after implementation of such changes when changes are required in exigent circumstances.

5.2 Service Center Security Procedures. Administrator shall maintain and enforce security procedures for each of the facilities used by Administrator (and for each approved subcontractor) and for all Administrator Software in performing the Services, which, at a minimum, shall comply with the provisions described below, a copy or summary of which will be made available to Customer from time to time, as requested, for inspection (the “Security Procedures”).

5.2.1 Administrator shall maintain in effect Security Procedures that are in place as of the Effective Date which address Administrator’s on-going assessment of:

(a) the reasonably foreseeable internal and external threats that could result in unauthorized disclosure, misuse, alteration, or disruption of Administrator’s IT infrastructure or Customer Confidential Information;

(b) the estimated likelihood and potential damage of the foregoing threats, taking into account the nature of the Customer Content; and

(c) the expected sufficiency of policies, procedures, Administrator’s IT infrastructure, and other arrangements in place to control risks.

5.2.2 Administrator shall maintain in effect and revise as appropriate Security Procedures to control the risks as identified above, commensurate with industry standards and the nature of Administrator’s IT infrastructure and the Customer Confidential Information maintained or processed therein. Further, for Customer Confidential Information under the control of Administrator, Administrator shall maintain the appropriate:

(a) access controls to access Customer Confidential Information, including controls designed to authenticate and permit access only to authorized personnel and controls designed to prevent access by unauthorized individuals, including those who may seek access through fraudulent means;

(b) access restrictions at physical locations used to provide Services containing Customer Confidential Information designed to permit access only to authorized personnel;

(c) encryption of electronic Customer Confidential Information while in transit from inside Administrator’s secure environment to outside Administrator’s secure environment on networks, systems, or accessible media by unauthorized individuals;

(d) masking of agreed portions of Consumer Confidential Information in Administrator’s custody or control when such information is being utilized for system development and testing purposes;

(e) procedures designed to ensure that changes to Administrator’s IT infrastructure are consistent with Administrator’s security procedures;

(f) dual control procedures, segregation of duties, and employee background checks for Administrator personnel with access to Customer Confidential Information;

(g) monitoring systems and procedures to detect actual or attempted attacks on or intrusion into Administrator’s IT infrastructure or Customer Confidential Information in Administrator’s custody or control; and

(h) response programs specifying when actions are to be taken when suspected or actual unauthorized access to Policyholder Data in Administrator’s custody or control has occurred, including notifying Customer.

5.2.3 As part of maintaining the Security Procedures, Administrator shall

(a) train its personnel to implement and comply with the Security Procedures;

(b) regularly test the key controls, systems and procedures, as frequently as reasonable but not less than annually, in light of Administrator’s assessment of the risks described above, including, as appropriate, the use of independent third parties;

(c) prohibit its personnel and subcontractors from removing devices containing unencrypted Customer Confidential Information from facilities controlled by Administrator;

5.2.4 Administrator shall periodically monitor, evaluate and adjust as appropriate the Security Procedures, in light of renewed assessments of the type described above and in light of changes in technology. Administrator shall, at its own expense, perform a security audit no less frequently than annually. Such an audit will test the compliance to Customer’s security standards and procedures or as required by applicable law or regulation. Administrator shall provide Customer Manager the results of each security audit. If the audit identifies any matter that may adversely affect Customer, Administrator shall disclose such matter to Customer Manager within 45 days following the audit and provide a detailed plan to remedy such matter. Customer shall have the right to use a third party or its internal staff to conduct an independent audit or to monitor the Administrator audit at Customer’s expense; provided that Customer and OMFLICNY may not use a Competitor of Administrator to perform an audit under this Section 5.2.4 without Administrator’s prior approval; provided, however, the Parties specifically agree that the audit arms of the major international accounting firms shall not be treated as Competitors of Administrator. In no event shall Administrators costs to provide the Services be disclosed to Customer, OMFLICNY or any auditor.

5.3 Breaches of the Security. Administrator will notify Customer Manager, and Customer Manager will notify Administrator, in writing within forty-eight (48) hours of identifying any material unauthorized possession, access, use or knowledge, or attempt thereof (to the extent such attempt was elevated to Administrator’s security team for review), of the Customer Confidential Information or Administrator Materials, as the case may be, or an actual breach of the Security Procedures, by any person which may become known to such Party, (b) furnish to the other Party full details within forty-eight (48) hours of the unauthorized possession, use, knowledge, or actual breach, and assist the other Party in investigating or preventing the reoccurrence of any such unauthorized possession, access, use, knowledge, or access or attempt thereof (to the extent such attempt was elevated to Administrator’s security team for review), (c) use reasonable efforts to cooperate, at the other Party’s expense, with the other Party in any litigation and investigation against third parties deemed necessary by the other Party to protect its proprietary rights and (d) use all reasonable efforts within forty-eight (48) hours to prevent a reoccurrence of any such unauthorized possession, access, use, or knowledge. Except as otherwise specifically provided in this Section 5.3, each Party shall bear the cost it incurs as a result of compliance with this Section.

6.	CUSTOMER DUTIES.

The Customer shall have the following responsibilities.

6.1 Designating the Customer Manager and Customer Officer.

6.2 Cooperating with Administrator by making available to Administrator such information as Administrator may reasonably request and such decisions regarding consents, approvals and Acceptances as are otherwise required of Customer under the Agreement;

6.3 Providing Administrator a monthly forecast of the number of new Policy applications it expects Administrator to process during the six (6) month period following the month in which the forecast is provided;

6.4 Making available to Administrator information regarding Customer’s strategic business direction to the extent reasonably required by Administrator to develop the Annual Plan.

6.5 Providing to Administrator any Customer policies and procedures and any amendments thereto that Administrator is obligated to observe under this Agreement Section. This shall not create any obligation on the part of Customer to amend its standards, policies or procedures or create such standards, policies and procedures where none exist.

6.6 Performing the obligations required of it under Section 9.4.3 to the extent required under such Section.

6.7 Performing the obligations required of it under Section 9.5.2 to the extent required under such Section.

6.8 Providing Administrator access to Customer’s and OMFLICNY’s network to the extent required by Administrator to send Policyholder Data from the Administrative Services Center to Customer and to Customer’s third party service providers.

7.	PROPRIETARY RIGHTS.

7.1 General. Unless otherwise agreed by the Parties, the Parties’ respective rights in software and any related materials shall be as set forth in this Article. Administrator shall be financially responsible for the acquisition of, and shall acquire new software including additions or modifications to, and enhancements and replacements of, such software (and any ongoing services (e.g., maintenance and support services, upgrades, subscription services) provided by third parties in the same license covering such software) as necessary to provide the Services, except to the extent set forth in Section 7.2.6 and 7.4 or as the Parties otherwise agree in writing.

7.2 Owned Software.

7.2.1 Administrator retains all right, title and interest in and to the Critical Applications and all derivatives, modifications and enhancements thereto.

7.2.2 As of the Effective Date, Administrator grants Customer for the duration of the Term a royalty-free, nonexclusive, nontransferable license to the Critical Applications (including available documentation, manuals and other materials) for (i) Customer’s claims department to enter data into and extract data from, the claims records in the Critical Applications, and (ii) Customer’s underwriters to enter data into, and extract data from, the Underwriters Workdesk, in each case for the sole purpose of Customer receiving the Services during the Term. Such license shall permit Customer to enter and extract such data only in the United States. There shall be no fees imposed by Administrator for the license to the Critical Applications described in this Section 7.2.2.

7.2.3 At Customer’s election, Administrator shall grant Affiliate(s) of Customer for the duration of the Term a royalty-free, nonexclusive, nontransferable license(s) to the Critical Applications (including available documentation, manuals and other materials) for (i) such Affiliates’ claims department to enter data into, and extract data from, the claims records in the Critical Applications, and (ii) such Affiliate’s underwriters to enter data into, and extract data from, the Underwriters Workdesk, in each case for the sole purpose of Customer receiving the Services during the Term. Such license(s) shall be deemed to be granted on the same terms and conditions as those attached hereto as Exhibit L. There shall be no fees imposed by Administrator for the license to the Critical Applications described in this Section 7.2.2.

7.2.4 At Customer’s election, Administrator shall grant designee(s) of Customer and designee(s) of Customer’s Affiliates of Customer for the duration of the Term a royalty-free, nonexclusive, nontransferable, license(s) to the Critical Applications (including available documentation, manuals and other materials) for (i) if such Licensee is not a Competitor of Administrator, to enter data into, and extract data from, the claims records in the Critical Applications, and (ii) if such Licensee is a third party underwriter to enter data into or extract data from the Underwriter Workdesk; in each case for the sole purpose of Customer receiving the Services during the Term. Such license(s) shall be deemed to be granted on the same terms and conditions as those attached hereto as Exhibit L. There shall be no fees imposed by Administrator for the license to the Critical Applications described in this Section 7.2.4.

7.2.5 Customer shall be jointly and severally liable for material breaches by Affiliates of Customer or by its designees or designees of its Affiliates of the terms of this Agreement. The licenses described in Section 7.2.3 and 7.2.4 shall (i) be irrevocable except to the extent the license set forth in Exhibit L may be terminated in accordance with its terms; and (ii) permit the licensee to use Critical Applications or Underwriter Workdesk Application, as applicable, only in the United States.

7.2.6 Customer retains all right, title and interest in and to Customer Software. Customer grants to Administrator and Administrator’s subcontractors and Affiliates a worldwide, fully paid-up, nonexclusive license during the Term to use, copy, maintain, modify, enhance, distribute and create derivative works of the Customer Software solely to the extent necessary for performing the Services to Customer and its Affiliates. Customer Software will be made available to Administrator in such form and on such media as exists on Effective Date or as is later obtained by Customer, together with available documentation and any other related materials. Administrator shall not be permitted to use, copy, maintain, modify, enhance, distribute or create derivative works of Customer Software for the benefit of any entities other than Customer and its Affiliates without the prior written consent of Customer, which may be withheld at Customer’s discretion. Administrator shall, as agreed pursuant to the Change Control Procedures, install, operate and support (and otherwise treat in the same manner as Customer Software existing as of Effective Date) additional Customer Software that Customer may designate from time to time during the Term. Except as otherwise requested or approved by Customer, Administrator shall cease all use of Customer Software upon expiration or termination of this Agreement.

7.2.7 Upon request of Customer Manager during the Term, Administrator shall grant Customer a limited, fully paid-up, non-exclusive license to use during the Term Administrator’s (a) imaging and workflow solution for use by Customer’s Commissions, Contracting, and Licensing department (“CCL”) and/or (b) licensing and appointment solution for use by CCL.

7.3 Third party Software Licensed to Administrator.

7.3.1 Administrator shall not use any third party software other than third party software that is COTS or third party software provided by Customer or OMFLICNY to provide the Services without first obtaining from Customer its consent or providing to Customer the Customer Rights to such third party software at Administrator’s sole cost and expense; provided that Customer shall be deemed to have consented to the use of third party software in use by Administrator under the Old Agreement. Except with respect to COTS or third party software provided by Customer or OMFLICNY, in addition to providing Customer the Customer Rights, Administrator shall obtain at its sole cost and expense the right to grant Customer at termination or expiration the rights Administrator is required to grant Customer under this Agreement. Administrator is required to perform the Services in accordance with the Performance Standards notwithstanding any decisions by Customer to withhold its consent to the use of third party software in accordance with this Section 7.3.1. There shall be no fees imposed by Administrator for the license to the third party software described in this Section 7.3.1 or maintenance of such third party software other than the fees set forth in Exhibit G, unless Customer has requested or required Administrator to use such third party software.

7.3.2 With respect to third party software that is COTS, Administrator shall use commercially reasonable efforts to obtain for Customer as many of the rights described in Section 7.3.1 as possible at Customer’s commercially reasonable cost. Administrator shall consult with Customer Manager before implementing any COTS; provided that Customer Manager shall be deemed to have been consulted with respect to the use of COTS in use by Administrator under the Old Agreement. Such consultation shall specifically address, among other things, Customer’s options and costs at expiration or termination.

7.3.3 Customer shall comply with the duties, including use restrictions and those of nondisclosure, imposed on Administrator by the licenses for third party software obtained for Customer by Administrator.

7.4 Third party Software Licensed to Customer. Customer will obtain for, or otherwise grant to, Administrator for the sole purpose of Administrator performing the Services and meeting the Performance Standards the same rights to use, copy, execute, display, perform and distribute any third party software that Customer or OMFLICNY has with respect to such software, but only to the extent Administrator requires such rights to perform the Services for Customer in accordance with the Performance Standards. Administrator shall comply with the duties, including use restrictions and those of nondisclosure, imposed on Customer by the licenses for such software. Except as otherwise requested or approved by Customer, Administrator shall cease all use of such software upon expiration or termination of this Agreement.

7.5 Rights in Software and Processes Developed Under the Agreement.

7.5.1 Subject to Sections 7.5.2 and 7.5.3, as between (a) Customer and/or OMFLICNY and (b) Administrator, Administrator shall have all rights, title and interest in software and processes developed by Administrator under this Agreement or prior to this Agreement, or developed by or on behalf of Administrator apart from this Agreement.

7.5.2 Customer or OMFLICNY shall own all right, title and interest in any modifications or customizations to Customer Software, including such modifications and customization developed by Administrator under this Agreement. The modifications and customizations described in this Section shall constitute “work made for hire” for Customer, as that phrase is defined in Sections 101 and 201 of the Copyright Act of 1976 (Title 17, United States Code), and Customer or OMFLICNY shall be deemed the author and copyright owner of such modifications and customizations. If and to the extent that the foregoing provisions do not operate to vest fully and effectively in Customer and OMFLICNY such rights, Administrator, on behalf of itself, its Affiliates, its employees and its agents, hereby grants and assigns to Customer or OMFLICNY all rights which may not have so vested. Administrator shall execute such documents and do such other acts as may be reasonably necessary to further evidence or effectuate Customer’s and OMFLICNY’s rights in and to such modifications and customizations. If any of such modifications or customizations do not qualify for treatment as a “work made for hire”, Administrator, on behalf of itself, its Affiliates, its employees and its agents, hereby grants, assigns and transfers (and, in the case of work product not yet in existence, shall, immediately upon creation, grant, assign and transfer) to Customer or OMFLICNY ownership of all intellectual property rights in such modifications and customization, free and clear of any and all claims for royalties or other compensation.

7.5.3 In addition to Customer’s rights under Section 7.5.2, Customer may designate functionality and processes that are to be developed under this Agreement and that Customer believes may provide it with a competitive advantage. Customer shall notify Administrator of such designation on or before: (a) the date on which the Parties agree upon the fixed price for such development in the case of development work to be performed on a fixed price basis; or (b) the date on which Customer makes its election to have Administrator perform such development at the Personnel Rates in the case of development work to be performed at the Personnel Rates. Administrator shall not make available to its other customers a function or process designated by Customer as proprietary under this Section 7.5.3 during the two (2) year period commencing on the date: (y) on which such functionality is elevated into production by or on behalf of Customer in the case of software; or (z) on which such process is implemented at Administrator on Customer’s behalf in the case of a process.

7.5.4 Rights in Non-Software Materials. Literary works or other works of authorship generated as deliverables to Customer or OMFLICNY in the course of performing Services under the Agreement, such as manuals, training materials, and other documentation (to the extent not addressed as part of software or equipment), including the Transition Plan, the Administrator Standard Operating Procedures, the Change Control Procedures and the like, shall be owned by Administrator; provided, however, that Administrator shall provide Customer an irrevocable, perpetual, world-wide, fully paid-up, royalty-free, nonexclusive license for Customer, its Affiliates or designees of Customer and its Affiliates to use, copy, modify, enhance and create derivative works of such deliverables for the sole purpose of providing services (including the Services) to Customer and its Affiliates. There shall be no fees imposed by Administrator for the license described in this Section 7.5.4.

7.5.5 As between Administrator and Customer, Customer shall have sole and exclusive ownership of all Policyholder Data and Customer Content.

7.6 Residual Knowledge. Nothing contained in this Agreement shall restrict either Party from the use of any ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques relating to the Services which either Party, individually or jointly, develops or discloses under this Agreement, provided that in doing so such Party does not breach its obligations under Section 8 or infringe the intellectual property rights of the other Party or third parties who have licensed or provided materials to the other Party. Except for the license rights contained in this Section 7.6, neither this Agreement nor any disclosure made hereunder grants any license to either Party under any patents or copyrights of the other Party.

8.	PROTECTION OF CONFIDENTIAL INFORMATION.

8.1 Confidential Information. Each Party acknowledges that it may be furnished with, receive, or otherwise have access to information of or concerning the other, which such other Party considers to: (a) be confidential, proprietary, a trade secret; (b) have commercial value in its business or that of its vendors, customers, or clients and is not in the public domain; or (c) be otherwise restricted. Except as otherwise specifically agreed in writing by the Parties, Confidential Information shall include all information of a Party marked confidential, restricted, proprietary, or with a similar designation. The terms and conditions of this Agreement and all correspondence, information and other materials disclosed during the negotiation of this Agreement shall be deemed Confidential Information. In the case of Customer and its Affiliates, Confidential Information also shall include, whether or not marked confidential, restricted, proprietary, or with a similar designation, software provided to Administrator by or through Customer (or its Affiliates), materials prepared for Customer (or its Affiliates) by Administrator, Policyholder Data, customer lists, customer information, Customer and its Affiliates’ personnel records, information regarding, referring, or relating to the business, plans, operations, markets, financial affairs, current or proposed methods of operation, accounts, transactions, proposed transactions or security procedures of Customer, any Affiliate of Customer, or any client, customer, or other vendor of Customer or an Customer Affiliate, or other information or data stored on magnetic, optical, or other media or obtained, received, transmitted, processed, stored, archived, or maintained by Administrator under this Agreement. In the case of Administrator and its Affiliates, Confidential Information also shall include, whether or not marked confidential, restricted, proprietary, or with a similar designation, software, system documentation, Administrator customer lists, any information regarding Administrator obtained during a reference check of Administrator by Customer, Administrator’s strategic plans, and data regarding Administrator’s financial performance and assets, and any information contained in a notice provided under Section 19.1 provided to Customer by or through Administrator (or its Affiliates).

8.2 Obligations.

8.2.1 Each Party’s Confidential Information shall remain the property of that Party except as expressly provided otherwise by the other provisions of this Agreement. Customer and Administrator shall each use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature; provided that the Parties may disclose such information to one or more third parties performing Services on behalf of Administrator or third parties performing the retained responsibilities of Customer hereunder where: (a) such third party is performing Services or retained responsibilities in accordance with this Agreement; (b) such disclosure is necessary or otherwise naturally occurs in such third party’s scope of responsibility; and (c) the entity agrees in writing to assume the obligations described in this Article 8. Any disclosure to such entity shall be under the terms and conditions of this Agreement. Customer authorizes Administrator to disclose Customer’s Confidential Information other than Policyholder Data to OMFLICNY; provided, however, that Administrator will not be in violation of its obligations in this Agreement if it discloses Customer’s Policyholder Data to a representative of OMFLICNY if Administrator reasonably believes that such representative is also a representative of Customer.

8.2.2 Except as provided in Section 17.9.2, as requested by Customer Manager during the Term and upon expiration or any termination of this Agreement and completion of Administrator’s obligations under this Agreement, Administrator shall return or destroy, as Customer Manager may direct, all material in any medium that contains, refers to, or relates to Customer Confidential Information, and retain no copies unless otherwise required by law or otherwise permitted under this Agreement.

8.2.3 Except as provided in Section 17.9.2, as requested by Administrator, upon expiration or any termination of this Agreement and completion of Customer’s obligations under this Agreement, Customer shall return or destroy, as Administrator may direct to Customer Manager, all material in any medium that contains, refers to, or relates to Administrator Confidential Information, and retain no copies unless otherwise required by law or otherwise permitted under this Agreement.

8.3 Exclusions. Section 8.2.1 shall not apply to any particular information which Administrator or Customer can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, was published or otherwise became part of the public domain through no fault of the receiving Party or its Affiliates; (iii) was in the possession of the receiving Party from a third party (other than a Producer, applicant, policyholder or beneficiary of Customer or an Affiliate of such Party) at the time of disclosure by the disclosing Party to the receiving Party; (iv) was received after disclosure to it from a third party (other than a Producer, applicant, policyholder or beneficiary of Customer or an Affiliate of such Party) who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or (v) was independently developed by the receiving Party without reference to Confidential Information of the furnishing Party. In addition, a Party shall not be considered to have breached its obligations by disclosing Confidential Information of the other Party as required to satisfy any legal requirement of a competent governmental authority provided that, upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party promptly and, if legally permissible, prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.

8.4 Loss of Confidential Information. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party shall promptly, at its own expense: (i) notify the furnishing Party in writing; (ii) take such actions as may be necessary or reasonably requested by the furnishing Party to minimize the adverse impact of the violation; and (iii) cooperate in all reasonable respects with the furnishing Party to minimize the adverse impact of the violation and any damage resulting therefrom.

8.5 No Implied Rights. Nothing contained in this Article 8 shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party.

8.6 Additional Protections For Consumer Information. In addition, as to Consumer Confidential Information and Policyholder Data disclosed to Administrator hereunder:

8.6.1 Administrator will hold all such information it obtains hereunder in accordance with standard practices in the TPA industry with respect to information of this type and will use and permit use of such information solely to the extent necessary to provide the Services under this Agreement.

8.6.2 Administrator may disclose or provide access to its responsible employees or subcontractors who have a need to know and may make copies of such information disclosed hereunder only to the extent necessary for the permissible purposes described above.

8.6.3 Administrator currently has, and in the future shall maintain, in effect and will enforce rules and policies designed to protect against access to or use or disclosure of such information disclosed hereunder other than in accordance with this Agreement, including, without limitation, written instructions to, and agreements with, its representatives to ensure that such representatives protect the confidentiality of and restricted use of such information. Administrator shall obligate its representatives not to disclose such information to third parties, without Customer’s prior written consent.

8.6.4 With respect to Policyholder Data only, Administrator shall not copy any Policyholder Data to portable media (pin drives, laptops, etc.) other than for archival and back-up purposes or to comply with the Disaster Recovery Plan unless previously approved by the Customer Manager in writing.

8.6.5 Administrator shall comply with each privacy policy and each information handling policy which Customer has provided to consumers regarding the Policies administered under this Agreement, which Customer Manager may provide in writing to Administrator from time to time, as described in the OM Business Rules.

8.6.6 Administrator shall initially notify Customer Manager within twenty-four (24) hours of any actual or reasonably suspected unauthorized disclosure or use (and will cooperate with Customer to protect all proprietary rights in, confidentiality of, and ownership of) such information disclosed hereunder.

8.7 HIPAA Business Associate Agreement. Administrator acknowledges that Customer may be required to obtain a Business Associate Agreement executed relating to certain types of Policies that may be administered under this Agreement. Each Party agrees to cooperate in good faith with the other Party to negotiate the terms of such agreement and Administrator shall execute such agreement containing terms required by law and containing usual and customary terms for such type of agreement. Such Business Associate Agreement that relates to Policies administered under this Agreement and which refers specifically to this Agreement shall be deemed a part of this Agreement and incorporated herein by reference, as if fully stated herein.

9.	REPRESENTATIONS, WARRANTIES, COVENANTS AND DISCLAIMERS.

9.1 Mutual Representations. Each Party represents and warrants to the other that as of the Effective Date:

9.1.1 It is a corporation duly incorporated, validly existing and in good standing under the laws of the state in which it is incorporated, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse affect on its business or its ability to perform its obligations under this Agreement in such jurisdiction.

9.1.2 It has all necessary corporate power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement.

9.1.3 It has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on its part.

9.1.4 This Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms.

9.1.5 It is not a Party to, and is not bound or affected by or subject to, any instrument, agreement, charter or by-law provision, law, rule, regulation, judgment or order which would be contravened or breached as a result of the execution of this Agreement.

9.1.6 Has and shall maintain all the licenses, permits, and approvals from governmental agencies required to perform its obligations under this Agreement.

9.1.7 It has not violated any applicable laws, regulations or policies of the other of which it has been given notice, regarding the offering of unlawful inducements in connection with this Agreement.

9.2 Additional Covenants and/or Representations.

9.2.1 Administrator also:

(a) represents to Customer that, as of the Effective Date, there are no existing legal proceedings against Administrator that would have a material adverse effect upon its ability to perform any one of its obligations under this Agreement or its financial condition or operations;

(b) covenants to Customer that it will use sufficient numbers of personnel to perform the Services in accordance with the Performance Standards. Administrator further represents and warrants that each person assigned to the Customer account will have an appropriate degree of training, experience and skill to perform the tasks assigned to such person;

(c) covenants to Customer that the Services shall be performed with promptness and diligence and executed in a workmanlike manner, in accordance with the practices and professional standards used in well-managed operations performing services similar to the Services under the Agreement;

(d) covenants to Customer that it shall: (i) maintain Equipment in good operating condition, subject to normal wear and tear; (ii) undertake repairs and preventive maintenance on Equipment in accordance with the applicable Equipment manufacturer’s recommendations; and (iii) perform software maintenance in accordance with the applicable software licensor’s documentation and recommendations, except to the extent directed otherwise by Customer;

(e) covenants to Customer that it shall perform all Services in compliance with: (i) Generally Applicable Insurance Laws as specifically enumerated in the written Admin Guidelines, (ii) those Generally Applicable Insurance Laws not specifically enumerated in the Admin Guidelines, and (iii) all Applicable TPA Laws; and

(f) covenants to Customer that it shall perform its responsibilities under the Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary rights of any third party except to the extent such infringement or misappropriation is a result of (i) modifications made by or on behalf of Customer or its Affiliates, contractors or subcontractors, (ii) Customer’s combination of the Services with items not furnished, specified or reasonably contemplated by Administrator, (iii) a breach of this Agreement by Customer, (iv) the failure of Customer to use corrections or modifications provided by the Administrator, (v) adherence to specifications provided by Customer, or (vii) third party software, except to the extent that such infringement or misappropriation arises from the failure of Administrator to obtain the necessary licenses or to abide by the limitations of the applicable third party software; and provided further that the remedies for infringement included in Article 13 shall be Customer’s sole and exclusive remedy for any breach of this Section 9.2.1(f).

9.2.2 Customer also:

(a) covenants to Administrator that it shall perform its obligations under Section 2.2.2(b) and Section 2.2.2(c).

9.3 Forbearance and Limited Waiver. The Parties acknowledge that Administrator does not on the date hereof have certain licenses required of Administrator to perform the Policy Admin Services in the states of Tennessee, Idaho and South Carolina (“Expired Licenses”). Administrator has filed paperwork to obtain licenses in those states with respect to performance of the Policy Admin Services and will use best efforts to obtain such licenses as soon as possible. Notwithstanding anything to the contrary in this Agreement, Customer has agreed that it will not terminate this Agreement or the Other Agreement as a result of such Expired Licenses, including, any related breach of any representation, warranty or covenant in this Agreement or the Other Agreement during the 60 day period beginning on the Effective Date. Without limiting Customer’s rights, if any, to seek to recover damages and/or indemnification arising hereunder, if any, in accordance with any agreements between Customer and Administrator and controlling law, once Administrator obtains licenses required of it to perform the Policy Admin Services in the states of Tennessee, Idaho and South Carolina, Customer and its Affiliates shall be deemed to have waived in perpetuity its right to terminate this Agreement or the Other Agreement as a result of the current expiration status of the Expired Licenses.

9.4 Viruses.

9.4.1 Administrator covenants that it shall use its commercially reasonable efforts to prevent viruses from being coded or introduced into the systems used by Administrator to provide the Services. In the event a virus is found to be in such a system, Administrator shall use all commercially reasonable efforts at no additional charge to remove such virus and mitigate its effect; provided, however, that if the virus’ intrusion was caused by Customer’s failure to perform its obligations hereunder, then the costs incurred by Administrator in removing such virus shall be the responsibility of Customer.

9.4.2 Administrator shall use commercially reasonable efforts to prevent viruses from being coded or introduced by Administrator into the Customer systems and the systems of its third party service providers by Administrator. If Administrator breaches the covenant in this Section 9.4.2, Administrator will use commercially reasonable efforts to remove such virus and to mitigate its effect.

9.4.3 Without limiting the generality of Administrator’s obligations under Section 5.2, Customer covenants that it shall use commercially reasonable efforts to ensure that no viruses are coded or introduced into the systems used to provide the Services. If Customer breaches this covenant, Customer shall use all commercially reasonable efforts to remove such virus and mitigate its effect.

9.5 Disabling Code.

9.5.1 Administrator covenants that, without the prior written consent of Customer, Administrator shall not knowingly and intentionally insert, or authorize third parties including subcontractors to insert, into the software any code that would have the effect of disabling or otherwise shutting down all or any portion of the Services. Administrator further represents and warrants that, with respect to any disabling code that may be part of the software, Administrator shall not knowingly invoke, or authorize a third party to invoke, such disabling code at any time, including upon expiration or termination of this Agreement for any reason, without Customer’s consent.

9.5.2 Customer covenants that, without the consent of Administrator, Customer shall not knowingly and intentionally insert, or authorize its third parties to insert, into the software any code that would have the effect of disabling or otherwise shutting down all or any portion of the Services. Customer shall not knowingly invoke, or authorize a third party to invoke, such disabling code at any time, including upon expiration or termination of this Agreement for any reason, without Administrator’s consent.

9.6 Disclaimer of Implied Warranties. THE WARRANTIES EXPRESSLY STATED IN THIS AGREEMENT AND IN ONE OR MORE WORK ORDERS ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT.

9.7 Further Disclaimer of Responsibility. Except as may be provided herein and subject to Administrator providing timely notice as stated below, Administrator shall have no liability hereunder, and Administrator will be excused from its obligations hereunder, arising or attributable to, and Administrator shall have no liability hereunder for its failure to perform its obligations under this Agreement or any Work Order to the extent such failure is caused by any of the events described below. Without prejudice to the foregoing, in such event, Customer will pay Administrator at the Personnel Rates in Pricing Schedules, if Administrator incurs additional costs or provides additional resources as a result of the occurrences described below, provided that Administrator notifies Customer prior to incurring such additional costs and Customer consents in writing thereto.

9.7.1 the acts or omissions of Customer, its Affiliates, or their respective agents, employees or contractors, where there was a duty to act or not to act; but excluding acts or omissions of agents, employees or contractors performing under Administrator’s actual supervision only to the extent that such act or omission was the result of Administrator’s failure properly to supervise such agent, employee or contractor;

9.7.2 failures resulting in whole or in part from Customer Software, unless such failure was caused by Administrator;

9.7.3 failures of the Admin Guidelines to comply with the provisions of this Agreement to the extent such Admin Guidelines have been prepared in accordance with this Agreement and Accepted by Customer;

9.7.4 failures resulting in whole or in part from breaches of this Agreement or a Work Order by Customer, its Affiliates, or Customer’s third party vendors;

9.7.5 Customer’s or its Affiliates’ or Customer’s or its Affiliates third party vendor’s underwriting decisions, claims decisions, claim payment decisions, or claim recovery decisions;

9.7.6 failures caused by materially inaccurate or incomplete information or data provided by Customer, its Affiliates or by a third party retained by Customer for the purpose of providing such information to Administrator;

9.7.7 failures caused by the occurrence of Excess Volumes as defined in the Performance Schedule; or

9.7.8 the acts or omissions of Customer, an Affiliate (including their employees, agents and representatives), Customer’s unreasonable refusal to consent to Administrator’s use of any third party software, Service or resource reductions requested by Customer or changes requested or approved by Customer provided that Administrator has previously notified Customer that such act, omission, reduction or change was expected to result in failure to meet one or more of its obligations under this Agreement.

Upon learning of the occurrence or likely occurrence of any of the foregoing, such Party will inform the other promptly and the Parties will cooperate to develop and implement a mutually acceptable plan to minimize the adverse effects caused by such circumstances. Without prejudice to the foregoing, in such event, Customer will pay Administrator at the Personnel Rates in Exhibit G, if Administrator incurs additional costs or provides additional resources as a result of the occurrences described above, provided that Administrator notifies Customer prior to incurring such additional costs and Customer consents in writing thereto.

10.	LIMITED REMEDIES AND ACCEPTANCE.

10.1 Acceptance and Performance Failures- Notice and Correction.

10.1.1 Except with respect to Customer’s review of the Admin Guidelines under Article 2, Customer shall review and test such deliverables for any failure to comply in all material respects with the agreed description or specifications set forth herein (a “Noncompliance”) within ten (10) Business Days from the date Administrator delivers the relevant deliverable and notified Customer Manager that such deliverable is ready for review by Customer Manager (“Acceptance Review Period”). If Customer Manager identifies a Noncompliance, Customer Manager will so notify Administrator and specify in reasonable detail the nature of the failure or deficiency giving rise to such Noncompliance. Promptly after receiving such a notice of Noncompliance, Administrator will correct such Noncompliance and notify Customer that such deliverable is again ready for review by Customer Manager. Beginning upon receipt of such a notice of redelivery, the Acceptance Review Period will start over. Such deliverable will be deemed “Accepted” on the earliest of: (a) the date when Customer Manager notifies Administrator that such deliverable is Accepted; (b) the end of the Acceptance Review Period if Customer has failed to notify Administrator of Noncompliance; or (c) the date Customer or OMFLICNY first uses such deliverable in a live production environment to process live data.

10.1.2 Customer and OMFLICNY shall not be obligated to notify Administrator of any such Noncompliance of which Administrator has actual knowledge, or of which Administrator notified Customer Manager.

10.1.3 Subject to Section 9.6, Administrator shall correct promptly all Noncompliance so that the Services are in accordance with this Agreement. Such correction shall be at no additional charge to Customer to the extent Administrator was responsible for the underlying Noncompliance or failure.

10.1.4 The remedies stated in this Agreement are cumulative and not exclusive. The election to seek one remedy shall not preclude either Party from seeking any other remedy relating to this Agreement, except as may be expressly stated otherwise in this Agreement.

10.2 Failure to Meet Performance Standards. Customer shall have the rights provided in Section 2.13 and the Performance Schedule.

10.3 Reimbursement of Erroneous Payments.

10.3.1 Subject to the limitations set forth in Sections 11.1 and 12.1 and the exceptions in Sections 11.2 and 12.2, as applicable, Administrator shall reimburse Customer for:

(a) such portion of Funds paid by Administrator (i) under a Policy or (ii) under the written agreement between Customer and the Authorized Producer, in each case that is a third party not an Affiliate of Customer, that would not have been paid had Administrator performed its obligations in accordance with this Agreement;

(b) such portion of amounts paid by Customer (i) under a Policy or (ii) under the written agreement between Customer and the Authorized Producer, in each case that is (A) a third party not an Affiliate of Customer and (B) as a result of inaccurate information provided by Administrator arising from Administrator’s failure to perform its obligations in accordance with this Agreement that if (x) Customer had not paid would have been a breach of the applicable Policy or written agreement between Customer and the Authorized Producer, or a violation of Generally Applicable Insurance Laws, or (y) such inaccurate information had been accurate, and Customer had not paid, would have been a breach of the applicable Policy or written agreement between Customer and the Authorized Producer, or a violation of Generally Applicable Insurance Laws;

(c) such portion of amounts, which Customer or its Affiliates would have been entitled to receive under (i) a Policy or (ii) under the written agreement between Customer and the Authorized Producer, in each case that is a third party not an Affiliate of Customer, that would have been recoverable by Customer or its Affiliates had Administrator performed its obligations in accordance with this Agreement;

in each case which payment individually exceeds twenty-five thousand dollars ($25,000) (such payment or unrecoverable amount as a result of such failure by Administrator is referred to as an “EPR Amount” and such failure is referred to as an “EPR Failure”). Customer shall take all commercially reasonable steps to reduce and mitigate the amounts of the EPR Amount.

10.3.2 Subject to Administrator’s payment to Customer for the full amounts described in Section 10.3.1 above, Customer shall cooperate, at Administrator’s expense, with Administrator to assist Administrator in taking Reasonable Recovery Steps to recover the EPR Amount, and any amount so recovered shall, as between Customer and Administrator, be for the sole benefit of Administrator. Customer shall assign to Administrator and cooperate with Administrator so that Administrator may pursue such claim by taking Reasonable Recovery Steps in the name of Customer, all rights to pursue such claim against, and receive and recover any third party amount Customer would be entitled to recover from such third party, as may be limited by the provisions of this Section. Customer shall not prejudice Administrator’s rights under this Section with respect to the claim against such third party.

10.3.3 Prior to Administrator taking any action against any such third party to collect amounts paid by Administrator to Customer under this Section 10.3, Administrator first shall pay Customer the amount due under this Section and promptly thereafter shall consult with Customer Manager regarding the Reasonable Recovery Steps proposed to be taken by Administrator. Administrator shall not take any action against any such third parties which are not Reasonable Recovery Steps as explained by Customer Manager in connection with the consultation process described above.

10.3.4 Administrator shall pay Customer the amounts due under this Section 10.3 within thirty (30) calendar days after Administrator’s receipt of a written claim from Customer that such amounts are due together with sufficient detail concerning the applicable EPR Failure and EPR Amount. In lieu of Administrator actually paying amounts due under this Section, Administrator may reduce the amount due and payable under this Agreement or the Other Agreement as appropriate for the month in which Administrator determines that an amount is due under this Section or in the alternative, Customer may offset the amount Customer is entitled to receive under this Section against any other amount Administrator claims is due and payable under this Agreement.

10.3.5 Customer agrees to provide at least two (2) Business Days prior written notice to Administrator, to the extent reasonably practicable, before making any payment to a third party for which Customer would seek reimbursement from Administrator under this Section 10.3.

10.3.6 Customer and Administrator acknowledge that from time to time claims asserted by Customer under this Agreement may in fact have arisen as a result of Administrator processing incomplete or inaccurate Customer Content provided by Customer or provided under the Old Agreement. Each such erroneous payment for which Administrator is not liable because Customer provided incomplete, inaccurate or missing Customer Content is referred to as an “Excused Erroneous Payment”. Excused Erroneous Payments are excluded from the definition of EPR Amounts.

10.4 Subrogation Rights. Customer may pursue recovery from any third party to the full extent permitted by applicable law and to the full extent that Customer has any claim against Administrator, without regard to any of the limitations and exclusions in this Agreement, and such claim by Customer is, or could be, in whole or in part, the basis of a claim by Administrator against a third party which is not an Affiliate of Administrator, or an employee or insurer of Administrator or an employee or insurer of an Affiliate of Administrator. The foregoing exclusion of employees of Administrator and Administrator’s Affiliates shall not apply if Administrator disclaims responsibility for such employee’s actions. Administrator shall assign to Customer and cooperate with Customer so that Customer may pursue such claim in the name of Administrator, all rights to pursue such claim against, and receive and recover from such third party the amount Administrator would be entitled to recover from such third party, as may be limited by the provisions of this Section. Administrator shall not prejudice Customer’s rights under this Section with respect to the claim against such third party. To the extent Administrator has other customers similarly situated as Customer with respect to such third party and who are, or on whose behalf Administrator is, pursuing such claim against such third party, Customer’s right of recovery against such third party under this Section shall be limited to a percentage of Administrator’s total right of recovery against such third party equal to Customer’s aggregate claim against Administrator under this Agreement, without regard to any limitations or exclusions of damages in this Agreement, divided by the aggregate of all liquidated claims Administrator has against such third party at the time Customer asserts its claims under this Agreement.

10.5 Right to Pursue Additional Remedies. Regardless of whether this Agreement is terminated, either Administrator or Customer may: (a) institute judicial proceedings in a court of competent jurisdiction to seek to enjoin the continued performance of the other Party’s continuing obligations and to recover damages in connection with such action; and (b) initiate the dispute resolution procedures in Article 15 to recover damages for any breach of this Agreement, but in either (a) or (b), subject to the express limitations on remedies as stated in this Agreement.

10.6 Right of Set-off. In addition to any other remedies available to either Party under this Agreement, each Party may set-off amounts it owes the other Party against amounts otherwise owed by the other Party under this Agreement if (a) such Party provides the other Party within (10) days prior written notice of such set off and (b) the other Party has failed to issue a credit for the amount identified in such notice. If Customer elects to exercise the right of set-off prior to Customer’s entitlement to payment being adjudicated or agreed by Administrator, the amount to be set-off shall be considered an amount in dispute and the provisions of Section 15.4 shall govern.

11.	LIMITATION OF DAMAGES.

11.1 Limitation of Damages. EACH PARTY’S (AND THEIR RESPECTIVE AFFILIATES’) AGGREGATE LIABILITY FOR ALL DAMAGES ARISING UNDER OR RELATED TO THIS AGREEMENT, THE OLD AGREEMENT, THE LETTER OF INTENT, THE OTHER AGREEMENT, THE OTHER OLD AGREEMENT AND THEIR SUBJECT MATTER FOR ALL EVENTS, ACTS, OR OMISSIONS SHALL BE LIMITED IN THE AGGREGATE TO FIFTEEN MILLION DOLLARS ($15,000,000), WHETHER BASED ON ONE OR MORE ACTIONS OR CLAIMS IN CONTRACT, WARRANTY, STRICT LIABILITY, NEGLIGENCE (INCLUDING A PARTY’S OWN NEGLIGENCE) OR OTHER TORT, OR OTHERWISE.

11.2 Exceptions to the Limitation of Direct Damages. The limitation set forth in Section 11.1 shall not apply to:

11.2.1 Losses suffered by one Party that were caused by the other Party’s breach of its obligations under Section 8.1, 8.2.1, or 8.6 as the case may be with respect to the duties to protect, or wrongful disclosure or use of, the other Party’s Confidential Information disclosed or otherwise made available under this Agreement;

11.2.2 Amounts paid or payable with respect to third party claims that are subject to indemnification under Section 13.1.5 or Section 13.2.9;

11.2.3 Losses suffered by one Party caused by the Gross Negligence or willful misconduct of the other Party in its performance of its obligations hereunder;

11.2.4 Amounts paid or payable with respect to third party claims that are subject to indemnification under Section 13.3;

11.2.5 Amounts due and payable to Administrator for services under this Agreement and any Work Order and which accrued on or before termination and amounts payable to Administrator for loss of profits, subject to Section 12.3, in respect to any Services under the Agreement;

11.2.6 Amounts paid or payable with respect to third party claims that are subject to indemnification under Section 13.4;

11.2.7 Amounts paid or payable with respect to third party claims that are subject to indemnification under Section 13.1.2 or 13.2.2; or

11.2.8 Liability for damages relating to or arising from (a) Administrator’s breach of Section 9.2.1(e), (b) Administrator’s intentional breach or gross disregard of its obligations under Article 18, (c) any amount due from Administrator to Customer under Section 10.3, (d) Customer’s breach of Section 9.2.2(a).

12.	EXCLUSIONS OF SPECIFIC TYPES OF DAMAGES.

12.1 Exclusion of Consequential Damages. EVEN IF THE REMEDIES PROVIDED HEREUNDER FAIL OF THEIR ESSENTIAL PURPOSE, NEITHER PARTY SHALL BE LIABLE FOR, NOR WILL THE MEASURE OF DAMAGES SET FORTH IN SECTION 11.1, INCLUDE ANY INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES OR AMOUNTS FOR LOSS OF INCOME, PROFITS OR SAVINGS.

12.2 Exceptions to the Exclusion of Consequential Damages. The exclusion set forth in Section 12.1 shall not apply to:

12.2.1 Losses suffered by one Party that were caused by the other Party’s breach of its obligations under Section 8.1, 8.2.1, or 8.6 as the case may be with respect to the duties to protect, or wrongful disclosure or use of, the other Party’s Confidential Information disclosed or otherwise made available under this Agreement;

12.2.2 Amounts paid or payable with respect to third party claims that are subject to indemnification under Section 13.1.5 or Section 13.2.9;

12.2.3 Losses suffered by one Party caused by the Gross Negligence or willful misconduct of the other Party in its performance of its obligations hereunder;

12.2.4 Amounts paid or payable with respect to third party claims that are subject to indemnification under Section 13.3;

12.2.5 Amounts due and payable to Administrator for services under this Agreement and any Work Order and which accrued on or before termination and amounts payable to Administrator for loss of profits, subject to Section 12.3, in respect to any Services under the Agreement;

12.2.6 Amounts paid or payable with respect to third party claims that are subject to indemnification under Section 13.4;

12.2.7 Amounts paid or payable with respect to third party claims that are subject to indemnification under Section 13.1.2 or 13.2.2; or.

12.2.8 Liability for damages relating to or arising from (a) Administrator’s breach of Section 9.2.1(e), (b) Administrator’s intentional breach or gross disregard of its obligations under Article 18, (c) any amount due from Administrator to Customer under Section 10.3, or (d) Customer’s breach of Section 9.2.2(a).

12.3 Subject to the limitations on Administrator’s right to terminate this Agreement which are set forth in Section 17.8, the only scenario under which Administrator can make a claim to receive damages, or in fact receive damages, for loss of profits under this Agreement is pursuant to a termination of this entire Agreement arising as the result of an Event of Default with respect to Customer. If, at the time of such termination, this Agreement is in its Initial Term, then the loss of profits damages may only include such damages for the remainder of the Initial Term. If at the time of such termination, this Agreement is in its renewal term, then the loss of profits damages may only include such damages for the remainder of the Renewal Term. Neither Party shall have any right to damages for loss of profits other than as set forth in this Section 12.3.

12.4 Additional Limitations. NOTWITHSTANDING THE LIMITATION IN SECTION 11.1 AND THE EXCLUSION IN SECTION 12.1, ADMINISTRATOR’S AND ITS AFFILIATES’ LIABILITY FOR DAMAGES RELATING TO OR ARISING FROM (A) ADMINISTRATOR’S BREACH OF ITS OBLIGATIONS UNDER SECTION 9.2.1(e), (B) ADMINISTRATOR’S INTENTIONAL BREACH OR GROSS DISREGARD OF ITS OBLIGATIONS PURSUANT TO ARTICLE 18, AND (C) ANY AMOUNT DUE CUSTOMER UNDER SECTION 10.3 WHEN AGGREGATED WITH ALL OTHER LIABILITY OF ADMINISTRATOR AND ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OLD AGREEMENT, THE LETTER OF INTENT, THE OTHER AGREEMENT, THE OTHER OLD AGREEMENT, AND THEIR SUBJECT MATTER, SHALL NOT EXCEED THE THIRTY-FIVE MILLION DOLLARS ($35,000,000), REGARDLESS OF WHETHER OR NOT SUCH DAMAGES INCLUDE INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES SUFFERED BY CUSTOMER OR AMOUNTS FOR LOSS OF INCOME, PROFITS OR SAVINGS SUFFERED BY CUSTOMER.

12.5 NOTWITHSTANDING THE LIMITATION IN SECTION 11.1 AND THE EXCLUSION IN SECTION 12.1, CUSTOMER’S AND ITS AFFILIATES’ LIABILITY FOR DAMAGES RELATING TO OR ARISING FROM CUSTOMER’S OBLIGATIONS UNDER SECTION 9.2.2(a), WHEN AGGREGATED WITH ALL OTHER LIABILITY OF CUSTOMER AND ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OLD AGREEMENT, THE LETTER OF INTENT, THE OTHER AGREEMENT, THE OTHER OLD AGREEMENT, AND THEIR SUBJECT MATTER, SHALL NOT EXCEED THE THIRTY-FIVE MILLION DOLLARS ($35,000,000), REGARDLESS OF WHETHER OR NOT SUCH DAMAGES INCLUDE INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES SUFFERED BY ADMINISTRATOR OR AMOUNTS FOR LOSS OF INCOME, PROFITS OR SAVINGS SUFFERED BY ADMINISTRATOR.

13.	INDEMNIFICATION.

13.1 Administrator’s Indemnification of Customer. Except as otherwise expressly provided in this Agreement and subject to the provisions of Articles 11 and 12 Administrator shall indemnify, defend and hold Customer and its Affiliates harmless from and against any and all Indemnified Damages which arise out of or relate to a claim brought or sanction sought by a third party that is not an Affiliate of Customer against Customer, its Affiliates or a Customer Client to the extent caused by:

13.1.1 a material breach of Administrator’s representations and warranties in Sections 9.1.1 through 9.1.5;

13.1.2 Administrator’s: (a) wrongful disclosure to third parties of the codes and/or passwords, if any, provided by Administrator to Customer for Customer to implement system access provided under Section 3.2; (b) failure to implement and maintain procedures designed to safeguard the Customer’s Confidential Information obtained under this Agreement in accordance with Section 5.2 of this Agreement; or (c) wrongful use of the Customer’s Confidential Information obtained under this Agreement in violation of Section 8.1 or 8.2.1 of this Agreement;

13.1.3 Administrator’s act or omission in its capacity as an employer of its employees;

13.1.4 a breach by Administrator of its contractual obligations to any third party contracting with Administrator brought by such third party other than a claim for which Customer is required to indemnify Administrator under Section 13.2;

13.1.5 subject to Section 13.3.4, claims alleging that the Services as contemplated by this Agreement, constitutes an infringement or misappropriation of a patent, copyright, trademark, trade secret, or analogous rights outside of the United States of a third party;

13.1.6 theft by employees or contractors of Administrator to the extent of the insurance required hereunder;

13.1.7 any breach of Administrator’s covenant under Section 9.2.1(e); or

13.1.8 Administrator’s Gross Negligence or willful misconduct in the performance of its obligations hereunder.

13.2 Customer’s Indemnification of Administrator. Except as otherwise expressly provided in this Agreement and subject to the provisions of Articles 11 and 12, Customer shall indemnify, defend and hold Administrator and its Affiliates harmless from and against any and all Indemnified Damages which arise out of or relate to a claim brought or sanctions sought by a third party that is not an Affiliate of Administrator against Administrator or its Affiliates to the extent caused by:

13.2.1 a material breach of Customer’s representations and warranties in Sections 9.1.1-9.1.5;

13.2.2 Customer’s: (a) wrongful disclosure to third parties of the codes and/or passwords, if any, provided by Administrator to Customer to allow Customer to access the Administrator Software and/or the Designated Third Party Software; (b) failure to implement and maintain procedures designed to safeguard Administrator Materials and other confidential information and trade secrets obtained under this Agreement; or (c) wrongful use of Administrator Materials and other confidential information or trade secrets obtained under this Agreement in violation of Sections 8.1 or 8.2.1;

13.2.3 Customer’s act or omission in its capacity as an employer of its employees;

13.2.4 Administrator’s reasonable reliance on or implementation while providing Services of any written policies, processes, work flows, interpretations or other instructions provided by Customer, to the extent that it was not caused by Administrator providing to Customer inaccurate, incomplete or misleading information upon which Customer reasonably relied in instructing Administrator to act;

13.2.5 A breach by Customer of its contractual obligations to any third party contracting with Customer, including Customer Client, brought by such third party, other than a claim for which Administrator is required to indemnify under Section 13.1 or reimburse under Section 10.3;

13.2.6 Services provided by Administrator under this Agreement relating to such third party including without limitation a claim by a Customer Client based on Services provided by Administrator under this Agreement, but not to the extent caused by Administrator’s failure to perform such Services in accordance with this Agreement;

13.2.7 Administrator’s implementation of Customer’s interpretation of Generally Applicable Insurance Laws, and of any change to the Admin Guidelines required by Customer, in accordance with this Agreement, except where Administrator knew or reasonably should have known such interpretation or change would give rise to liability but did not so inform Customer in writing;

13.2.8 Any breach of Customer’s covenant under Section 9.2.2(a);

13.2.9 Claims alleging that Customer’s performance of its obligations under this Agreement, including without limitation of information or requirements to Administrator, constitutes an infringement or misappropriation of a patent, copyright, trademark, trade secret in the United States of a third party; or

13.2.10 Customer’s Gross Negligence or willful misconduct in the performance of its obligations hereunder.

13.3 Special Indemnification Relating to Infringement.

13.3.1 Subject to Customer complying with this Agreement and the terms and conditions applicable to third party software which Administrator may provide to Customer in writing from time to time and subject to Section 13.3.5, Administrator agrees to defend, hold harmless and indemnify Customer and its Affiliates from all Indemnified Damages which arise out of a claim brought by a third party that is not an Affiliate of Customer against Customer and/or its Affiliates arising from the actual or alleged infringement by such Critical Applications of the intellectual property rights of third parties.

13.3.2 Subject to Administrator complying with this Agreement and the terms and conditions applicable to third party software which Customer may provide to Administrator in writing from time to time and subject to Section 13.3.5, Customer agrees to defend, hold harmless and indemnify Administrator and its Affiliates from all Indemnified Damages which arise out of a claim brought by a third party that is not an Affiliate of Administrator against Administrator and/or its Affiliates arising from the actual or alleged infringement by such Customer Software of the intellectual property rights of third parties.

13.3.3 Subject to Customer complying with this Agreement and the terms and conditions applicable to third party software which Administrator may provide to Customer in writing from time to time, Administrator agrees to defend, hold harmless and indemnify Customer and its Affiliates from all Indemnified Damages which arise out of a claim brought by a third party that is not an Affiliate of Customer against Customer and/or its Affiliates alleging that Administrator had failed to obtain consent to Customer’s access of such third party software (other than the Designated third party software and Customer Software) when required under this Agreement.

13.3.4 Subject to Administrator complying with this Agreement and the terms and conditions applicable to third party software which Customer may provide to Administrator in writing from time to time, Customer agrees to defend, hold harmless and indemnify Administrator and its Affiliates from all Indemnified Damages which arise out of a claim brought by a third party that is not an Affiliate of Administrator against Administrator and/or its Affiliates alleging that Customer had failed to obtain consent to Administrator and/or its Affiliates’ access of such third party software (other than the Administrator Software) when required under this Agreement.

13.3.5 Notwithstanding Section 13.1.5, 13.2.9, 13.3.1 or 13.3.2, neither Party shall have any obligation to indemnify the other Party to the extent such infringement is a result of (i) modifications to materials or software provided or made by or on behalf of the other Party, (ii) the other Party’s combination of the Services, deliverables, materials or software provided with items not furnished, specified or reasonably contemplated hereunder, (iii) a breach of this Agreement by the other Party, (iv) the failure of the other Party to use corrections or modifications provided by it, (v) adherence to specifications or processes provided or required by the other Party, or (vi) third party software, except to the extent that such infringement or misappropriation arises from the failure of the responsible Party to obtain the necessary licenses or to abide by the limitations of the applicable third party software.

13.4 Acts of Employees and Subcontractors. Each Party shall indemnify, defend and hold harmless, the other Party and its employees from any and all Indemnified Damages by reason of:

13.4.1 personal injury, death or tangible personal property damage of whatsoever nature or kind arising, in whole or in part, out of, as a result of, or in connection with, the negligence of a Party’s employees or its subcontractors; and

13.4.2 such Party’s personnel at the other Party’s location and who materially breaches that other Party’s security policies, which would have been the basis for immediately removing from that other Party’s premises had one of that other Party’s employees committed such breach, provided, that that other Party shall have taken all reasonable steps to remove such visiting personnel from the premises.

13.5 Conduct of Indemnification Claims.

13.5.1 As promptly as practicable, but within five (5) business days, after a Party seeking to be indemnified relating to or under this Agreement (the “Indemnified Party”) receives notice of claims which may lead to seeking indemnification under this Agreement, the Indemnified Party shall provide the other Party (the “Indemnifying Party”) with written notice of the matter in reasonable detail.

13.5.2 If Administrator is the Indemnifying Party pursuant to Section 13.3.1:

(a) In defending or settling any such claim Administrator may elect to: (i) obtain the right of continued use of such Administrator Software and Administrator Materials or part thereof, which is alleged to be infringing, or (ii) replace or modify such Administrator Software and Administrator Materials, or part thereof, so as to avoid such claim of infringement and Customer will cease use of the Administrator Software and Administrator Materials, or part thereof, which was replaced or modified.

(b) Administrator will not be obligated to defend or settle any claim of infringement: (i) asserted by an Affiliate of Customer, (ii) caused by Customer’s additions to, changes in, or modification of Administrator Software and Administrator Materials, (iii) caused by Customer’s use of the Administrator Software and Administrator Materials in combination with non Administrator Systems or any other items not furnished, performed by Administrator, or (iv) caused by the material failure of Customer to use corrections or modifications provided by Administrator offering substantially equivalent functionality and features.

13.5.3 If such notice is not provided within the time stated in Section 13.5.1 above, the Indemnified Party nonetheless shall be entitled to indemnification by the Indemnifying Party, except to the extent that Indemnifying Party is actually prejudiced by the late receipt of such notice.

13.5.4 The Indemnifying Party’s indemnification obligation above is conditioned on the Indemnified Party’s permitting the Indemnifying Party upon request, and at the Indemnifying Party’s cost and expense, to assume and control the defense or settlement thereof.

13.5.5 To assume the defense of such claim, the Indemnifying Party shall first have acknowledged in writing to the Indemnified Party the Indemnifying Party’s obligation to indemnify fully the Indemnified Party for the matter in accordance with this Agreement, provided reasonable proof of the Indemnifying Party’s ability to defend and pay the defense costs and claim amount and acknowledged Indemnifying Party’s obligation to take only Reasonable Defense Steps in connection with such matter. In the absence of such assurance in writing, the Indemnified Party shall retain the right, but not the duty, to control the defense of such claim, without prejudicing in any way its right to recover Indemnified Damages under this Section in accordance with this Agreement.

13.5.6 The Indemnified Party agrees to reasonably cooperate, at the Indemnifying Party’s expense, with Indemnifying Party taking Reasonable Defense Steps in the defense of such claim, and shall not make any prejudicial statement or admission in connection with such claim except as required by law, or settle the claim without the consent of the Indemnifying Party.

13.5.7 The Indemnifying Party will keep the Indemnified Party generally informed regarding proposed material Reasonable Defense Steps to the extent reasonable and practicable and to the extent that this does not prejudice the rights of either Party. If the Parties do not agree on what is or is not a Reasonable Defense Step, the Indemnifying Party shall notify Indemnified Party on a timely basis of such disagreement, in which case Indemnifying Party may take only those Reasonable Defense Steps approved by Indemnified Party. The foregoing shall not: (a) relieve Indemnifying Party from its obligations to continue to defend and/or settle the claim; or (b) prejudice Indemnifying Party’s right to recover from Indemnified Party under Section 13.5.9.

13.5.8 The Indemnifying Party shall not effect a settlement of any such claim, without the prior written consent of the Indemnified Party where the settlement involves the payment of an amount which is greater than the amount for which the Indemnifying Party is liable under this Agreement or involves any admission of wrongdoing on the part of the Indemnified Party or contains any sanctions on the part of the Indemnified Party other than the payment of money. It shall not be considered unreasonable to withhold consent if the settlement contains any admission on the part of the Indemnified Party of wrongdoing or contains any sanctions other than the payment of money that the Indemnifying Party agrees to and is able to pay. It shall be unreasonable to withhold consent if such settlement consists solely of the Indemnifying Party agreeing and having the ability to pay money.

13.5.9 If Indemnified Party instructs Indemnifying Party not to take any steps in the defense of a matter for which Indemnifying Party has assumed the defense under this Section (“Contested Steps”) and Indemnifying Party notified Indemnified Party on a timely basis that it disagrees with Indemnified Party’s determination that such Contested Steps were not Reasonable Defense Steps, Indemnifying Party shall be entitled to recover from Indemnified Party those amounts which would not have been incurred had Indemnified Party approved such Contested Steps which are subsequently determined to be Reasonable Defense Steps. Such determination shall be in accordance with Section 15.2.

13.5.10 If, for whatever reason, Indemnifying Party elects not to assume the defense of a matter, and if Indemnified Party assumes the defense of such matter, then Indemnified Party shall take all Reasonable Defense Steps. From time to time, Indemnified Party may request Indemnifying Party to identify any steps which Indemnifying Party believes are Reasonable Defense Steps not being taken by Indemnified Party. Indemnified Party shall respond to such request on a timely basis. When Indemnified Party submits to Indemnifying Party the claim for Indemnification for all Indemnified Damages, if Indemnifying Party claims that Indemnified Party failed to take all Reasonable Defense Steps (also referred to as “Contested Steps”), Indemnifying Party shall provide written notice to Indemnified Party within thirty (30) days of receipt of Indemnified Party’s claim for Indemnified Damages, specifying the Reasonable Defense Steps Indemnified Party failed to take and the amount of Indemnified Damages sought by Indemnified Party which would not have been incurred had Indemnified Party taken such Contested Steps so identified. Indemnifying Party shall promptly pay all undisputed Indemnified Damages. If the Parties do not amicably resolve the amount of Indemnified Damages sought by the Indemnified Party, such dispute will be resolved in accordance with Section 15.4.

13.5.11 In deciding whether the Contested Steps were Reasonable Defense Steps, the Indemnifying Party shall have the burden of proving: (a) that such Contested Steps were Reasonable Defense Steps; and (b) the amounts paid by Indemnifying Party which would not have been paid had Indemnified Party taken such Contested Steps. If the Arbitrator determines that the Contested Steps were Reasonable Defense Steps which should have been taken, the Arbitrator shall reduce the amount of Indemnified Damages by such amounts that would not have been paid had such Contested Steps been taken by the Indemnifying Party or by the Indemnified Party, as applicable.

14.	INSURANCE. IN ADDITION TO ANY INSURANCE COVERAGE LEVELS REQUIRED OF ADMINISTRATOR BY APPLICABLE LAWS, INCLUDING WITHOUT LIMITATION, THOSE GOVERNING ADMINISTRATOR’S PERFORMANCE OF THE SERVICES, ADMINISTRATOR WILL MAINTAIN INSURANCE OF THE TYPES, AND IN THE AMOUNTS SET FORTH BELOW, AND SHALL PROVIDE CUSTOMER AT CUSTOMER’S REQUEST WITH EVIDENCE OF SUCH INSURANCE COVERAGE AS OF THE EFFECTIVE DATE OF THIS AGREEMENT AND SHALL MAINTAIN LEVELS OF INSURANCE NO LESS THAN SUCH LEVELS.

14.1 Administrator shall during the Term have and maintain in force at least the following insurance coverages:

14.1.1 Employer’s Liability Insurance, including coverage for occupational injury, illness and disease, and other similar social insurance in accordance with the laws of the country, state or territory exercising jurisdiction over the employee with minimum limits per employee and per event of $1,000,000 or the minimum limits required by law, whichever limits are greater.

14.1.2 Worker’s Compensation Insurance, including coverage for occupational injury, illness and disease, and other similar social insurance in accordance with the laws of the country, state or territory exercising jurisdiction over the employee at least as high as the minimum limits required by law.

14.1.3 Employment Practices Liability Insurance, including coverage for discrimination and sexual harassment claims by persons other than employees, with minimum aggregate limits of $5,000,000.

14.1.4 Commercial General Liability Insurance, including Products, Completed Operations, Premises Operations Personal and Advertising Injury, Contractual and Broad Form Property Damage liability coverages, on an occurrence basis, with a minimum combined single limit per occurrence of $1,000,000 and a minimum combined single aggregate limit of $2,000,000. This coverage shall be endorsed to name Customer as additional insured.

14.1.5 Property Insurance, including Electronic Data Processing coverage, Extra Expense and Business Income coverage, for “all risks” of physical loss of or damage to business personal property or other property for which Administrator has the risk of loss pursuant to this Agreement. Such insurance shall have a minimum limit adequate to cover risks on a replacement costs basis. This coverage shall be endorsed to name Customer as loss payee.

14.1.6 Automotive Liability Insurance covering use of all owned, non-owned and hired automobiles for bodily injury, property damage, uninsured motorist and underinsured motorist liability with a minimum combined single limit per accident of $1,000,000 or the minimum limit required by law, whichever limit is greater. This coverage shall be endorsed to name Customer as additional insured.

14.1.7 Commercial Crime Insurance, including blanket coverage for Employee Dishonesty and Computer Fraud, for loss or damage arising out of or in connection with fraudulent or dishonest acts committed by the employees of Administrator, acting alone or in collusion with others, including the property and funds of others in their possession, care, custody or control, with a minimum limit per event of $5,000,000.

14.1.8 Third party Administrator’s Errors and Omissions Liability Insurance covering liability for loss or damage due to an act, error, omission or negligence, including privacy/cyber insurance, with a minimum limit per event of $7,500,000.

14.1.9 Umbrella Liability Insurance with a minimum limit of $5,000,000 in excess of the insurance coverage described in Sections 14.1.1 through 14.1.8. This coverage shall include Customer as an additional insured.

14.2 Insurance Terms.

14.2.1 Administrator shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force and that not less than thirty (30) days written notice shall be given to Customer prior to cancellation of the policies. The insurers selected by Administrator shall have an A.M. Best rating of A- or better, or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency.

14.2.2 In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in this Section 14, Administrator shall be solely responsible to take such action.

14.2.3 The insurance coverages listed in Section 14.1 shall be primary insurance and noncontributing with any insurance maintained by Customer or its affiliates.

14.2.4 Administrator shall waive, and shall cause its insurers to waive, any and all rights of recovery, claims, actions or causes of action against Customer for any loss or damage with respect to Customer with respect to insurance coverages listed Section 14.1.1, 14.1.2, 14.1.4, 14.1.5, 14.1.6, and 14.1.9.

15.	DISPUTE RESOLUTION.

15.1 General. The Parties to this Agreement understand and agree that the implementation and performance of this Agreement will be enhanced by the timely and open resolution of any disputes or disagreements between the Parties. Each Party hereto agrees to use commercially reasonable efforts to cause any disputes or disagreements between the Parties to be considered, negotiated in good faith and resolved as soon as possible.

15.2 Informal Dispute Resolution & Mediation.

15.2.1 Prior to the initiation of formal dispute resolution procedures, the Parties shall first attempt to resolve their dispute informally, as follows:

(a) Upon the written request of a Party, each Party shall appoint a designated senior executive representative who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet for the purpose of endeavoring to resolve such dispute.

(b) The designated representatives shall meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and attempt to resolve the dispute without the necessity of any formal proceeding.

(c) During the course of discussion, all reasonable requests made by one Party to another for nonprivileged information reasonably related to this Agreement shall be honored in order that each of the Parties may be fully advised of the other’s position.

(d) The specific format for the discussions shall be left to the discretion of the designated representatives.

15.2.2 Subject to Section 15.3, if either Party determines the Parties are unable to resolve a dispute as contemplated by Section 15.2.1, then the Parties shall prior to commencement of litigation under Section 15.3, at the election of either Party, seek non-binding mediation through an arbitrator selected according to the rules of the American Arbitration Association.

(a) The mediation shall be conducted in New York, New York, in accordance with the rules of American Arbitration Association.

(b) The Parties shall request that the mediator commence the mediation within fourteen (14) days of selection of the mediator and proceed as if time is of the essence in the mediation proceeding.

(c) Each Party shall be responsible for its own costs incurred in any mediation under this Section. The mediator’s fees and expenses shall be equally allocated between the Parties.

15.3 Litigation.

15.3.1 Formal proceedings for the resolution of a dispute may not be commenced until the earlier of: (a) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or (B) thirty (30) days after receipt of the initial written request to mediate pursuant to Section 15.2.2 above (this period shall be deemed to run notwithstanding any claim that the process described in this Section 15.2 was not followed or completed).

15.3.2 Disputes not resolved in accordance with Section 15.2 shall be resolved by litigation. EACH OF THE PARTIES WAIVES ITS RIGHT TO A JURY TRIAL.

15.4 Payment Dispute. The following provisions shall apply where Customer disputes in good faith that it owes an amount to Administrator, which the Administrator claims is payable under this Agreement:

15.4.1 Customer shall provide Administrator a detailed written explanation of Customer’s basis for disputing in good faith the amounts claimed due by Administrator. Customer shall pay Administrator the undisputed amounts due. In addition, the Customer shall pay the disputed fees to the Administrator to the extent that such disputed fees, any disputed fees under the Other Agreement, any fees retained under Section 2.12.5, and any fees retained under Section 2.12.5 of the Other Agreement exceed in the aggregate $500,000. Customer Manager shall provide such written explanation within twenty (20) business days of receiving the invoice containing disputed charges.

15.4.2 Upon receipt of any notice of disputed fees, each Party shall promptly and diligently cooperate with each other to resolve the disputed amounts. At such time as the Administrator determines that the Parties have reached an impasse regarding such disputed amounts, Administrator shall provide a written notice to Customer stating that the Parties have reached an impasse with respect to the disputed amount described in such letter.

15.4.3 Within fifteen (15) calendar days of the date of Customer’s receipt of the notice provided for in Section 15.4.2, if the amount in dispute exceeds $50,000, Customer shall deposit such disputed amount in excess of the foregoing amount into an interest bearing escrow account (except with respect to disputed amounts that must be paid to Administrator under Section 15.4.1) for the benefit of Administrator, on terms reasonably agreed upon with Customer, providing that such deposited amounts shall be released only: (a) as the Parties may jointly direct the escrow agent in writing; or (b) pursuant to a final resolution in accordance with this Agreement. Subject to Customer’s right to withhold and pay into escrow amounts it disputes in good faith and subject further to each Party’s rights to terminate this Agreement in accordance with the terms of this Agreement, each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved; provided that the foregoing shall not be deemed to limit either Party’s right to terminate this Agreement in accordance with its terms.

15.4.4 The Parties acknowledge that if Administrator were to cease performing Services hereunder, Customer could suffer significant damages. Consequently, if Administrator notifies Customer that Customer has materially breached this Agreement, Customer shall use its commercially reasonable efforts to stop such breach immediately and the Parties shall cooperate in good faith to mitigate any damages Administrator may suffer as a result of Customer’s breach. Nothing contained herein shall prevent Administrator from terminating this Agreement for breach and ceasing to provide Services if Customer is unwilling or unable to comply with the terms of this Section 15.

15.4.5 In lieu of depositing amounts in the escrow account as described above, Customer may pay Administrator such disputed amounts and seek to recover such amounts.

15.5 No Waivers. No resolution or attempted resolution of any dispute or disagreement pursuant to this Section shall be deemed to be a waiver of any term or provision of this Agreement or consent to any breach or default unless such waiver or consent shall be in writing and signed by an authorized officer of the Party claimed to have waived or consented.

15.6 Injunctive Relief. Nothing in this Article or in this Agreement shall preclude any Party from seeking equitable relief in a court of law as may be permitted under this Agreement.

16.	FORCE MAJEURE, DISASTER RECOVERY AND BUSINESS CONTINUITY.

16.1 Excused from Performance. Subject to the Sections 16.2, 16.3 and 16.4, neither Party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of service to the extent such default, failure or interruption is caused by, directly or indirectly, acts of God, civil or military authority, unforeseen unavailability of suitable parts, materials, labor or transportation, or any cause beyond the Party’s reasonable control (“Force Majeure Event”) but only if the delayed Party: (i) gives the other Party written notice of such cause promptly; (ii) uses commercially reasonable efforts to correct such failure or reduce the delay in its performance; and (iii) followed generally accepted prudent standards for mitigating the risk associated with such event, in light of the severity of damages such event could cause the other Party, including, without limitation maintaining adequate inventories of replacement parts and equipment and materials and maintaining adequate human resource procedures to reduce reliance on certain employees or contractors. A performance failure of a subcontractor shall not be a Force Majeure Event for Administrator unless the subcontractor’s performance failure was caused by a Force Majeure Event.

16.1.1 If Administrator fails to provide any Services in accordance with the applicable Statement of Work as a result of a Force Majeure Event, Customer will not be responsible for the payment of fees relating to the Services that Administrator fails to provide.

16.1.2 Customer may: (i) procure the Services not performed as a result of such Force Majeure Event from an alternate source; (ii) if Administrator does not recommence performance of the Services within three (3) weeks(or as otherwise mutually agreed), terminate the portion of the Agreement affected as of a date specified by Customer and the fees shall be equitably reduced to reflect the termination of the terminated Services; or (iii) if Administrator does not recommence performance of Services constituting in dollar value, as reasonably determined by Customer subject to Administrator’s right to challenge such determination under the dispute resolution provisions hereof, more than 25% of the Services under this Agreement and the services under the Other Agreement, in the aggregate, within three (3) weeks (or as otherwise mutually agreed), terminate this Agreement (provided that OMFLICNY also terminates the Other Agreement under Section 16.1.2 of the Other Agreement at the same time) as of a date specified by Customer in a written notice to Administrator provided that such date is within thirty (30) days of the notice. A termination of this Agreement under this Section 16.1.2 shall not be considered an Event of Default.

16.1.3 Customer shall not be liable for the payment of any termination fees or have any other liability to Administrator for terminating the Agreement under Section 16.1.2. Administrator shall not have the right to any additional payments from Customer as a result of any Force Majeure Event in excess of the fees it is otherwise entitled to charge under Schedule C.

16.2 Administrator Disaster Recovery Plan. Administrator covenants that it shall maintain a documented disaster recovery plan designed to safeguard Customer’s data and to provide for the continuity of the services and the necessary resources and capabilities covering the data center facilities used by Administrator to operate all of the Administrator Software and/or the Designated Third Party Software to perform the Services under this Agreement in accordance with a commercially reasonable and prudent on-going assessment of the factors described in Sections 5.2.1 and 5.2.2, such that Administrator’s performance under this Agreement would not be adversely affected for more than two (2) business days if Administrator’s data center facilities were rendered inoperable or inaccessible in the event of a disaster of the type reasonably foreseeable as a result of such on-going assessment (“Disaster Recovery Plan”). Administrator covenants to Customer that the Disaster Recovery Plan, when implemented by Administrator following such disaster, shall enable Administrator to provide all of the Services in accordance with the prioritization stated in Exhibit K not later than the end of the following periods:(1) High - 48 hours for any disaster occurring before April 1, 2010 and twenty-four (24) hours for any disaster occurring on or after April 1, 2010; (2); Medium–72 hours; and (3) Low - 96 hours; each from the earlier of the date disaster conditions are declared to exist by mutual agreement or the first occurrence of such disaster conditions (“Recovery Trigger Date”). Upon 30 days prior written notice, Customer may modify such prioritization once per calendar year pursuant to the Change Control Procedures. All of the other Services not expressly identified on Exhibit K as High, Medium or Low, shall be restored within 120 hours to the Performance Standard levels set forth in the Performance Schedule. For those Services designated as High priority, Administrator shall restore such Services to the Performance Standard levels set forth in the Performance Schedule within ten (10) business days from the Recovery Trigger Date. For all other Services, Administrator shall restore such Services to the Performance Standards set forth in the Performance Schedule within a commercially reasonable period of time from the Recovery Trigger Date. Customer and Administrator agree that Exhibit K is not intended to expand the scope of Services provided by Administrator. To the extent a service or task described in Exhibit K was not being provided by Administrator immediately prior to the event giving rise to the need to invoke the Disaster Recover Plan and/or Business Continuity Plan, Administrator shall not be responsible for restoring such services.

16.3 Administrator Business Continuity Plan. Administrator covenants that it shall maintain a documented business continuation plan designed to safeguard Customer’s data, to provide for the continuity of the Services and the necessary resources and capabilities required to fully perform the Services under this Agreement in accordance with a commercially reasonable and prudent on-going assessment of the factors described in Sections 5.2.1 and 5.2.2, such that Administrator’s performance under this Agreement would not be adversely affected for more than two (2) business days if Administrator’s facilities where the Services are performed became inoperable or inaccessible in the event of a disaster of the type reasonably foreseeable as a result of such on-going assessment (“Business Continuity Plan”). Administrator covenants to Customer that the Business Continuity Plan, when implemented by Administrator following such a disaster, shall enable Administrator to provide all of the Services in accordance with the prioritization stated in Exhibit K not later than the end of the following periods: (1) High - 48 hours for any disaster occurring before April 1, 2010 and twenty-four (24) hours for any disaster occurring on or after April 1, 2010; (2); Medium - 72 hours; and (3) Low - 96 hours; each from such Recovery Trigger Date. All of the other Services not expressly identified on Exhibit K as High, Medium or Low, shall be restored within 120 hours. Administrator shall restore such Services to the Performance Standards set forth in the Performance Schedule within a commercially reasonable period of time from the Recovery Trigger Date.

16.4 Major Disaster Events. Notwithstanding Sections 16.1, 16.2 and 16.3, in the event any disaster event simultaneously disables Administrator’s then-current redundant data center and administrative service facilities at which Services are rendered by Administrator, or has rendered access to crisis teams or their backups unavailable to respond to the disaster, such that Administrator is unable to implement its Disaster Recovery Plan or Business Continuity Plan, as applicable, Administrator shall promptly take, or cause to be taken, commercially reasonable actions to cause the provision of the Services to be restored within a commercially reasonable amount of time following such disaster event at an alternate data center and/or administrative services facilities or using alternative personnel to the crisis teams or their backups within Administrator’s, its Affiliates’ or its subcontractors’ organizations. Subject to Section 16.1.2, in the event that Administrator is able to resume Services at an alternate data center and/or administrative service facility as contemplated herein, or by using such alternative personnel, then the Services shall be resumed within a commercially reasonable period of time. For the avoidance of doubt, if Administrator is unable to resume Services at an alternate data center and/or administrative service facility or by using such alternative personnel as contemplated herein, the terms of Section 16.1 shall apply.

16.5 Temporary Relief. If any disaster occurs as referred to in Sections 16.2 or 16.3 above, provided that Administrator complies with its obligations under Sections 16.2 or 16.3 in respect of such disaster, Administrator shall not be liable for failure to provide the Services in accordance with this Agreement during the applicable periods specified in such Sections.

16.6 Administrator’s SAS 70 Report.

16.6.1 At least annually, Administrator shall provide to Customer Manager a copy of a SAS 70 Type II report for January 1 to October 31 each year during the Term. Administrator shall deliver to Customer Manager such final report within 60 days after the end of such reporting period. Such report shall be prepared by a nationally recognized firm for Administrator’s facility or facilities from which it (including its Affiliates) is providing Services. Such reports provided by Administrator under this Section shall be considered Administrator Materials. Administrator may redact from such reports, those portions containing confidential information of third parties.

16.6.2 Such report shall address whether Administrator’s general controls provided to multiple clients in effect for the period covered in such report (the “Reporting Period”) in connection with the Services and the services provided under the Other Agreement, in the aggregate, are (i) suitably designed to meet the control objectives of Administrator in effect for the Reporting Period and (ii) operating effectively during the Reporting Period. Report shall include testing results of objectives and controls that were found to be deficient in the prior report.

16.6.3 In addition to the report covering such reporting period, Administrator shall also provide to Customer Manager written confirmation signed by at least one of the individuals referred to in Section 2.12.2 that, for the two month period immediately following the period covered in such report, there have not been any material changes in the controls in effect in connection with the Services and the services provided under the Other Agreement, in the aggregate, and there have not been any instances where the controls described in such report have not operated with sufficient effectiveness to achieve the control objectives described in the report. Administrator shall provide such written confirmation to Customer Manager no later than the following January 31.

16.6.4 Upon Administrator learning that the SAS 70 Type II report or the confirmation letter referred to above for a given period will identify one or more control deficiencies or significant testing exceptions in effect for such period which will be described in such report, Administrator shall promptly alert Customer and OMFLICNY thereof and shall cooperate with Customer and OMFLICNY to assist Customer and OMFLICNY in determining how each such deficiency and exception impacts Customer and OMFLICNY. For each such deficiency and exception which is described in the SAS 70 Type II report or the confirmation letter, Administrator shall confirm to Customer Manager in writing the corrective action that Administrator has taken and shall take to cure each such deficiency and exception in all material respects within 60 days after the date of the report or the confirmation letter.

16.7 Customer’s Right to Review Recovery and Continuity Plan. The Disaster Recovery Plan and the Business Continuity Plan, or reasonable summaries thereof to enable Customer to verify the sufficiency of such Plans, will be made available to Customer Manager for review upon Customer Manager’s request. Administrator agrees that it will (a) test the Disaster Recovery Plan and Business Continuity Plan at least once every calendar Contract Year during the term hereof and certify to Customer that such Plans are fully operational, and (b) consult with Customer Manager regarding the priority to be given to the Services during the pendency of any such disaster.

17.	TERM AND TERMINATION.

17.1 Term of this Agreement.

17.1.1 The initial term of this Agreement shall be for five (5) Contract Years from the Effective Date (“Initial Term”). Thereafter, this Agreement shall renew automatically for one two (2) Contract Year term (the “Renewal Term” unless Customer notifies Administrator in writing at least 6 months in advance of the end of the Initial Term that it will not renew the Agreement. The “Term” is defined as the Initial Term and the Renewal Term, if applicable. The Parties agree that the 1% adjustment in Schedule 3 to Work Order 1 will not apply during the Renewal Term.

17.1.2 At any time during the Term, Customer may terminate this Agreement in its sole discretion upon six (6) months prior written notice to Administrator and upon payment of the “Early Termination Fee” as provided in Exhibit G. Such Early Termination Fee and any other termination fee which may be set forth in the applicable Work Orders shall be due and payable: (a) one-quarter on delivery of Customer’s notice of such termination under this Section; (b) one quarter upon the effective date of the Termination; and (c) the balance on the earlier of: (i) the end the Termination Assistance Period; or (ii) twelve (12) months following the date of Customer’s notice of termination under this Section. Administrator shall invoice Customer for such Early Termination Fee in the same manner as it invoices for fees under this Agreement and the Other Agreement, and Customer shall pay such Early Termination Fee in accordance with the scheduled requirements set forth herein. For the avoidance of doubt, except as otherwise specifically provided in this Agreement or a Work Order, Customer shall not be liable for such Early Termination Fee if Customer terminates this Agreement, in whole or in part, under any Section of this Agreement other than this Section 17.1.2 or Section 2.18.1, to the extent such Early Termination Fee is required to be paid under such Sections.

17.1.3 At any time during the twelve (12) months following Customer’s receipt of notice from Administrator that there has been a Triggering Change of Control, Customer may terminate this Agreement in whole or in part, in its sole discretion, by providing six (6) months prior written notice to Administrator. If Customer terminates this Agreement in whole or in part, under this Section 17.1.3 as a result of a Change of Control that results in Administrator being acquired by a Customer Competitor, Customer shall not be liable for any Early Termination Fee for such termination. If Customer terminates this Agreement in whole or in part, under this Section 17.1.3 as a result of any other Change of Control, then Customer shall be liable to Administrator for 50% of the then applicable Early Termination Fee.

17.1.4 Without limiting Article 11 and Article 12, this Agreement, shall govern all matters arising under this Agreement. All matters arising under the Old Agreement and any matter that arose prior to the Effective Date shall be governed solely by the Old Agreement.

17.1.5 Upon ninety (90) days notice in the case of expiration or termination of the Agreement, Customer may require that Administrator continue to provide some or all of the Services for a fixed term specified in such notice. The fixed term shall be no more than two (2) years following the effective date of expiration or termination of the Agreement on the terms and conditions (including price as it may be adjusted by the terms of this Agreement) in effect immediately prior to such effective date; provided that there shall be no reduction in the fees or rates of the Pricing Schedules. Following the expiration or termination of this Agreement and during any termination assistance period, the Parties agree that the 1% adjustment in Schedule 3 to Work Order 1 will not apply.

17.2 Term of Work Orders. Unless otherwise provided in a Work Order:

17.2.1 Policy Administration Work Orders shall have a term co-terminus with this Agreement, regardless of the effective date of such Work Order.

17.2.2 Work Orders under which Customer pays for the Services at the Personnel Rates shall have the term as specified in such Work Orders. Customer may terminate such Work Orders at any time, for any or no reason, by Customer by providing Administrator (a) seven (7) calendar days prior written notice with respect to Project Work Orders and (b) thirty (30) calendar days prior written notice with respect to Policy Administration Work Orders; provided that no Work Order may be terminated under this provision if such Work Order is required to comply with the provisions of other Work Orders or this Agreement.

17.2.3 Termination of this Agreement as a whole shall terminate all Work Orders entered into under this Agreement.

17.3 Events of Default. Each of the following events shall be considered an “Event of Default” entitling Customer or, subject to Section 17.8, Administrator, to terminate this Agreement in whole or in part as provided in Section 17.4 or 17.6 and pursue any and all other legal and/or equitable remedies, subject to the terms of this Agreement, as applicable:

17.3.1 a material breach by the other Party of this Agreement (excluding breach of Section 2.2.2 unless such breach was caused by the other Party’s criminal acts) or one or more Work Orders which is not cured within thirty (30) calendar days from the receipt by the Party in breach of a written notice from the other specifying the breach in detail and remains uncured at the time of notice of termination, unless any other provision of this Agreement states a specific cure period with respect to a breach of such provision or such cure period is longer than the time required by applicable law to correct such breach;

17.3.2 Administrator’s failure to meet Default Performance Standards;

17.3.3 material fraud or conversion by either Party relating to its duties and obligations under this Agreement;

17.3.4 to the extent not contrary to Generally Applicable Insurance Laws, if a governmental authority issues a written order revoking, suspending or otherwise terminating Administrator’s license as may be required to perform any of the Services and such revocation, suspension or termination is not cured within the time specified, if any, in such order, and if not specified within the order, within five (5) calendar days after Administrator’s receipt of such written order. In such case, the Party receiving such order shall promptly provide to the other a copy of such order and the effective date of such termination, if the revocation, suspension or termination is not cured as provided herein, shall be as set forth in such order;

17.3.5 if Administrator fails to obtain or maintain in effect any license or permit required for Administrator to perform the Services and such failure is not cured within sixty (60) calendar days from the time Administrator discovered it did not have such license or permit as required;

17.3.6 Subject to Generally Applicable Insurance Laws governing insurance companies and their Affiliates, the occurrence of any of the following, shall be deemed to be an Event of Default:

(a) A Party or its ultimate parent entity makes a general assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or petitions for or institutes a reorganization or arrangement under any bankruptcy, insolvency, incorporation or other applicable laws;

(b) A petition in bankruptcy or any other case or proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, dissolution or winding-up is filed, commenced or instituted against the Party or its ultimate parent entity and remains undismissed for a period of thirty (30) calendar days; or

(c) a receiver or trustee is appointed for all or any material part of the property and assets of Party or its ultimate parent entity.

Notwithstanding the foregoing, Administrator and Customer agree that the occurrence of any of such events shall not constitute an Event of Default with respect to Customer if a Governmental Authority has taken control of the operations of Customer and has agreed in writing within two (2) Business Days to continue to perform Customer’s obligations hereunder and to pay all amounts due Administrator as Customer would have been required to pay. In such case, this Agreement will continue in force under its terms as if no Event of Default noted above had occurred.

17.4 Notice of Termination by Customer. Customer may (a) terminate this Agreement in whole if there is an Event of Default with respect to either the Agreement as a whole or Work Order No. 1 and Customer is not the defaulting Party, by providing sixty (60) calendar days notice of termination to Administrator, or (b) if there is an Event of Default with respect to one of the Work Orders, and Customer is not the defaulting Party, terminate the specific Work Order to which the Event of Default directly relates, but not any other Services, by providing sixty (60) calendar days notice of termination to Administrator, provided that in the case of (a) or (b) above, Customer has notified Administrator of termination within twelve (12) months after the occurrence of the applicable Event of Default, that Customer is exercising such right to terminate. Notwithstanding the foregoing, with respect to the Event of Default in Section 17.3.2, Customer must notify Administrator of termination within 90 days of the occurrence of the Event of Default.

17.5 Termination of a Work Order for Default. Customer or, subject to Section 17.8, Administrator may terminate any Work Order other than Work Order No. 1 and pursue any and all other legal and/or equitable remedies, subject to the terms of this Agreement, in the event of a material breach by the other Party of such Work Order which is not cured within thirty (30) calendar days from the receipt by the Party in breach of a written notice from the other specifying the breach in detail and remains uncured at the time of notice of termination, unless any other provision of this Agreement states a specific cure period with respect to a breach of such provision or such cure period is longer than the time required by applicable law to correct such breach; provided that no Work Order may be terminated under this provision if such Work Order is required to comply with the provisions of other Work Orders or this Agreement.

17.6 Notice of Termination by Administrator. Except as provided in Section 17.8, Administrator may (a) terminate this Agreement in whole if there is an Event of Default with respect to the Agreement as a whole and Administrator is not the defaulting Party, by providing sixty (60) calendar days notice of termination to Customer, or (b) if there is an Event of Default, with respect to one of the Work Orders and Administrator is not the defaulting Party, terminate the specific Work Order to which the Event of Default directly relates, but not any other Services, by providing sixty (60) calendar days notice of termination to Administrator, provided that in the case of (a) or (b) above, Administrator has notified Customer Manager within twelve (12) months after the occurrence of the applicable Event of Default, that Administrator is exercising such right to terminate. Except as provided in Section 17.8, (a) Administrator may terminate this Agreement in whole if there is an Event of Default with respect to the Other Agreement as a whole and Administrator is not the defaulting Party, and Administrator is terminating the Other Agreement under Section 17.6 of the Other Agreement by providing sixty (60) calendar days notice of termination to Customer and (b) Administrator may terminate a Work Order under this Agreement if there is an Event of Default with respect to the Related Work Order under the Other Agreement and Administrator is not the defaulting Party, and Administrator is terminating the Related Work Order under Section 17.6 of the Other Agreement by providing sixty (60) calendar days notice of termination to Customer or OMFLICNY

17.7 Contents and Effect of Notice of Termination.

17.7.1 Any termination notice provided under this Agreement shall describe the basis for terminating the Agreement, in whole or in part, and in the case of termination only of specific Services shall identify in sufficient detail the specific Services which the Party sending the notice desires Administrator to stop performing under this Agreement (“Discontinued Services”) and how the applicable Event of Default directly relates to the Discontinued Services. If Customer is the Party initiating such termination, promptly following Administrator’s receipt of such notice, Administrator shall also notify Customer of the estimated impact on the Continuing Services the performance of which may be adversely affected by the cessation of the Discontinued Services (such Services to be referred to as “Dependent Services”).

17.7.2 Promptly after delivery or receipt of a notice of termination, Customer Manager will provide Administrator with instructions regarding the Termination / Expiration Assistance required in accordance with Article 18 during such Termination Assistance Period. Customer and Administrator will negotiate in good faith clarification and revisions to such plan as appropriate.

17.7.3 For the avoidance of doubt, the rights and duties of the Parties set forth in this Agreement shall remain in effect as to all Services, for so long as Administrator is obligated to perform any Services under this Agreement.

17.8 Limits on Administrator’s Right to Terminate. Except as otherwise provided below, Administrator may not terminate this Agreement or any Work Order, or refuse to provide Services or provide the Termination / Expiration Assistance because of Customer’s breach of its obligations under this Agreement, including without limitation, Customer’s refusal to pay any amount due under this Agreement, which Customer, in good faith, disputes is due and has otherwise complied with Section 15.4. Notwithstanding the foregoing, Administrator may terminate this Agreement under Section 17.6: (a) if Customer does not pay any amount due which Customer has not disputed in good faith concerning such amount or has not complied with Section 15.4; (b) if Customer’s breach of its obligations relating to the Administrator Materials and other confidential and / or proprietary information of Administrator, including without limitation under Sections 8.1 and 8.2 is such that monetary damages alone would be an insufficient remedy for such breach; (c) Customer’s material fraud or conversion relating to this Agreement or the Services, or (d) for an Event of Default under Section 17.3.6. On such termination and on request by Administrator, Customer shall at Administrator’s option: (i) return to Administrator all Administrator Materials and Administrator Systems in its control; or (ii) erase or destroy all Administrator Materials and Administrator Systems in its control and provide a written certification thereof to Administrator.

17.9 Return of Administrator Materials.

17.9.1 At the expiration or termination of this Agreement, Customer shall return to Administrator or destroy (at Administrator’s option) all Administrator property, equipment, manuals, operating instructions and procedures, together with any copies thereof, and all notes, memoranda or other documents relating to Administrator Materials. Customer shall be responsible for the cost to return such property which Customer has approved in writing that Administrator install or locate at Customer’s premises, and Administrator shall be responsible for shipping costs to return all property which Administrator requests Customer to return to it.

17.9.2 Neither Party shall have any obligation to destroy any such information that, pursuant to such party’s reasonable belief based upon the advice of counsel, is subject to a claim, dispute, lawsuit, or subpoena or in any other circumstances in which such party reasonably believes the destruction of such information would be unethical or unlawful until such issue is resolved. Each Party may retain one copy of any such information which it reasonably believes is required to comply with applicable laws or for purposes of dispute resolution, such information to be maintained in a secure location subject to such party’s obligations under this Agreement, and Customer may retain and utilize one copy as is necessary to facilitate the interpretation and conversion of relevant Policyholder Data to a replacement service provider during the Termination Assistance Period. Any archives containing such information shall be used by Customer solely for backup purposes only.

17.9.3 If such information described in Section 17.9.1 above is not, using commercially reasonable efforts, available to return or destroy, the Recipient Party shall nevertheless, to the extent the Recipient Party retains such Confidential Information in any format or stored on any medium, be permitted to retain copies of the Confidential Information in accordance with its record retention program and shall destroy all such retained Confidential Information such that it is unreadable or undecipherable in accordance with its record retention program. All such Confidential Information retained by Recipient Party pursuant to this Section shall continue to be accorded confidential treatment pursuant to and in accordance with this Agreement for so long as such information is retained by Recipient Party and shall be returned or destroyed if and when such information can commercially reasonably be returned or destroyed. This Section shall survive the termination or expiration of the Agreement or applicable Statement of Work.

18.	TERMINATION ASSISTANCE.

18.1 Termination/Expiration Assistance.

18.1.1 Commencing six (6) months prior to expiration of this Agreement, or commencing upon any notice of termination (including notice of a termination by Administrator), and continuing through the effective date of expiration (as such effective date may be extended pursuant to Section 17.1) (“Termination Assistance Period”), or, if applicable, through the effective date of termination (as such effective date may be extended pursuant to Section 17.1), Administrator shall provide to Customer, or at Customer’s request to Customer’s designee, such Termination / Expiration Assistance as Customer may reasonably request as necessary for a smooth transition of the Services and functions being performed by Administrator and its Subcontractors to Customer or its designees (“Termination/Expiration Assistance”).

18.1.2 Customer agrees to pay Administrator for all Termination/Expiration Assistance on a time and materials basis with labor on an hourly basis at the Personnel Rates and materials on a Pass-Through Expense basis.

(a) In the event of a termination of the Agreement by Administrator for non-payment, material fraud or conversion or for an Event of Default under Section 17.3.6, Customer shall pay Administrator on a monthly basis in advance for the Termination/Expiration Assistance reasonably estimated to be provided during the following month. If Customer does not pay Administrator in advance of Administrator providing the Termination/Expiration Services then Administrator shall not be required to provide the Termination/Expiration Services.

(b) Administrator shall provide Customer a monthly report identifying the number of hours expended by each individual performing Termination Expiration Assistance during such month and the Personnel Rate applicable to such individual.

18.1.3 In any event, Termination/Expiration Assistance shall include the provision of all information and assistance requested by Customer and necessary to ensure the smooth transition to Customer or its designee of Services and functions being performed by Administrator or its agents. Termination/Expiration Assistance shall, upon request, include the Assistance described in Exhibit M.

18.2 Administrator Software at Termination/Expiration.

18.2.1 Customer. At termination or expiration of the Agreement, Administrator will provide Customer an irrevocable, perpetual, royalty-free, nonexclusive license for Customer to use, copy, modify, enhance and create derivative works of the Critical Applications (including source code, programmer interfaces, available documentation, manuals and other materials to the extent necessary for the use, modification, or enhancement thereof) for the sole purposes of providing services (including the Services) to Customer and its Affiliates. Such license shall permit use, copying, modification, enhancement and creation of derivative works of such Critical Applications. There shall be no fees imposed by Administrator for the license to the Critical Applications other than the fees set forth in Exhibit G. Customer shall not sublicense the Critical Applications. Administrator will have no obligation to provide maintenance of the Critical Applications.

18.2.2 Affiliates and Designees.

(a) At Customer’s election, at termination or expiration of the Agreement, Administrator shall grant Affiliate(s) of Customer a perpetual, royalty-free, nonexclusive license(s) for such Affiliate(s) to use, copy, maintain, modify, enhance and create derivative works of Critical Applications (including source code, programmer interfaces, available documentation, manuals and other materials to the extent necessary for the use, modification, or enhancement thereof) for the sole purposes of providing services (including the Services) to the licensee(s) and their Affiliates. Such license(s) shall only be granted upon execution by the licensee(s) of the license agreement(s) attached hereto as Exhibit L. Such license(s) shall (i) be irrevocable except to the extent such license may be terminated in accordance with its terms; and (ii) permit licensee to use, copy, modify, enhance and create derivative works of the Critical Applications. There shall be no fees imposed by Administrator for the license(s) to the Critical Applications other than the fees set forth in Exhibit G. Affiliates of Customer shall not sublicense the Critical Applications. Administrator will have no obligation to provide maintenance of the Critical Applications.

(b) At Customer’s election, at termination or expiration of this Agreement, Administrator shall grant designee(s) of Customer and designee(s) of Customer’s Affiliates a royalty-free, nonexclusive license(s) for such designee(s) to use, copy, maintain, modify, enhance and create derivative works of Critical Applications (including source code, programmer interfaces, available documentation, manuals and other materials to the extent necessary for the use, modification, or enhancement thereof) for the sole purpose of providing services to Customer and its Affiliates. Such license(s) shall expire on the eighth (8th) anniversary of the effective date of termination or expiration of this Agreement. Such license(s) shall (i) be irrevocable except to the extent such license may be terminated in accordance with its terms; and (ii) permit licensee to use, copy, maintain, modify, enhance and create derivative works of the Critical Applications only in the United States. The license(s) described in this Section shall only be granted upon execution by the licensee(s) of the license agreement attached hereto as Exhibit L. There shall be no fees imposed by Administrator for the license to the Critical Applications other than the fees set forth in Exhibit G. Designees of Customer and its Affiliates shall not sublicense the Critical Applications. Administrator will have no obligation to provide maintenance of the Critical Applications.

(c) Notwithstanding the provisions of Sections 18.1.2(a) and 18.1.2(b), Administrator shall have no obligation to license Critical Applications to: Accenture Ltd; Capita Group Plc; Vertex Data Science Limited, ExlService Holdings, Inc.; WNS Holdings Limited; HCL Technologies Limited; Tata Consultancy Services Limited; Satyam Computer Services Ltd; Unisys Corporation; SE2 (Security Benefit Corporation); Keane Inc.; McCamish Systems L.L.C.; Infosys Technologies Limited; Cognizant Technology Solutions Corporation; Oracle Corporation; UTG Inc.; Wipro Limited; DRAISI; Wakely and Associates, Inc.; Vision Financial Services LLC; Genpact Ltd; Computer Sciences Corporation; International Business Machines Corp.; Affiliated Computer Services, Inc.; Electronic Data Systems Corporation/Hewlett-Packard Company, or Affiliates or their successors (each a “Competitor of Administrator”).

(d) Customer shall be jointly and severally liable for material breaches by its Affiliates or by its designees or designees of its Affiliates of the terms of a license agreement executed under Section 18.2.2(a) or 18.2.2(b); provided such license agreement: (a) is identical to that set forth in Exhibit L in all material respects; (b) requires that its terms be governed by and construed in accordance with the laws of the State of Maryland; and (c) requires that venue for the resolution of disputes arising under such license be in Baltimore, Maryland. In other cases, the Parties specifically acknowledge and agree that Customer shall not be liable for material breaches by its Affiliates or by its designees or designees of its Affiliates under such license agreements.

18.2.3 Without limiting the generality of Administrator’s obligations with respect to Critical Applications, Critical Applications shall be provided to Customer, its Affiliates and designees of Customer and its Affiliates under this Section 18.2 on an “as is” basis with no warranty that the Critical Applications will operate in accordance with its documentation (e.g., technical manuals, user manuals) and Administrator shall have no obligation to correct problems with the software that arise after the effective date of termination or expiration.

18.3 Third party Software at Termination/Expiration.

18.3.1 Upon any termination or expiration of the Agreement, Administrator shall grant Customer an irrevocable, perpetual, worldwide, royalty-free, nonexclusive license for Customer, its Affiliates and designees of Customer and its Affiliates to use, copy, maintain, modify, enhance and create derivative works of third party software licensed to Administrator other than third party software that is COTS (including source code, programmer interfaces, available documentation, manuals and other materials to the extent necessary for the use, modification, or enhancement thereof) for the sole purposes of providing services (including the Services) to Customer and its Affiliates. There shall be no fees imposed by Administrator for the license to the third party software or maintenance of such third party software.

18.3.2 With respect to third party software that is COTS, upon any termination or expiration of the Agreement, Administrator shall grant Customer the rights that it is able to obtain under Section 2.14.7.

18.4 Hiring of Administrator Personnel at Termination/Expiration.

18.4.1 Customer and its designee shall be entitled to solicit and hire those Administrator employees who (a) are located in the U.S. and are dedicated to performing the Administrative Services, and (b) Customer wishes to hire. Administrator shall provide reasonable assistance to Customer or its designee to facilitate the hiring and/or transfer of those Administrator employees who are performing, or have performed, the Administrative Services who Customer wishes to hire (e.g., providing names, résumés and other information reasonably requested by Customer), provided that Administrator shall not be required to disclose its Confidential Information or other information the disclosure of which would violate any applicable law or regulation including those relating to privacy. Administrator shall waive any non-compete rights it may have with respect to those employees. Nothing in this Section 18.4 shall restrict Administrator from making offers to its employees who are covered by this Section.

18.4.2 Administrator shall not redeploy or reassign any personnel working primarily on the Customer account for any substantial period of time during the last six (6) months of the Term or from and after the date Administrator receives a notice of termination; except in response to a reduction in the Services overall or a reduction in a particular type Services being performed by such personnel.

18.5 Fees for Termination Assistance—General. For the Termination / Expiration Assistance and subject to Section 18.6, Customer shall pay Administrator on a time and materials basis at the Personnel Rates stated in Exhibit G, as adjusted in accordance with this Agreement, except as otherwise expressly provided in this Agreement.

18.6 Termination / Expiration Assistance as Loss Mitigation. Customer covenants that for all Termination / Expiration Assistance requested by Customer and provided by Administrator,

Customer shall pay for such Termination / Expiration Assistance in accordance with the provisions of this Agreement, without regard to any disputes Customer and Administrator may have had or may continue to have. Both Parties acknowledge that Customer may make such payments, and that Administrator may accept such payments and provide Services, to mitigate the damages either may suffer and that any payments made or accepted, or the performance of Services pursuant to this Section shall not prejudice either Party’s right to seek full or partial recovery of damages it is entitled to recover under this Agreement.

19.	GENERAL.

19.1 Notices. All notices which are required to be given pursuant to this Agreement shall be in writing and shall be delivered by overnight express or similarly recognized overnight delivery with receipt acknowledged or by electronic mail, with a copy thereof sent by one of the other means. Notices shall be deemed to have been given at the time delivered and shall be addressed as follows or to such other address as a Party may designate by proper notice hereunder:

If to Administrator:

Transaction Applications Group, Inc.

421 South 9th Street, Suite 222

Lincoln, NE 68508

Attention: President and Client Executive

With a copy to:

Perot Systems Corporation

2300 West Plano Parkway

Plano, Texas 75075

Attention: General Counsel

If to Customer:

OM Financial Life Insurance Company

1001 Fleet Street

Baltimore, MD 21202

Attn: Customer Manager

With a copy to:

OM Financial Life Insurance Company

1001 Fleet Street

Baltimore, MD 21202

Attn: General Counsel

19.2 Confidentiality of Terms. Both Parties promise not to disclose the terms and conditions of this Agreement except: (a) to a Party’s auditors, accountants, tax advisors, attorneys, and insurance advisors, to the extent necessary when required in the normal conduct of such Party’s business and provided such professionals are obligated not to otherwise use or disclose this Agreement; (b) for governmental reporting and auditing requirements; (c) as required by applicable law; or (d) as agreed to in writing by the other Party. Administrator may use only such advertising pertaining to this Agreement as is approved by Customer in advance of its use. Each of Customer and Administrator may disclose this Agreement to its Affiliates. The foregoing shall not prohibit either Party or the Affiliates of either from, to the extent required by law, disclosing this Agreement or a version of this Agreement that has masked provisions to which the Parties have mutually agreed to regulatory agencies having jurisdiction over Administrator or its Affiliates or Customer or its Affiliates, including, without limitation, filing this Agreement with such regulatory agencies.

19.3 Public Announcements. Customer will consult with Administrator, and Administrator will consult with Customer Officer before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and Customer will obtain Administrator’s written approval, and Administrator will obtain Customer Officer’s written approval from an authorized officer of the form, content and timing of any public report, statement or release to be made solely on behalf of a Party, except with respect to any report, statement or release made to comply with applicable law. If the Parties are unable to agree upon or approve the form, content and timing of any such public report, statement or release and such report, statement or release is, in the opinion of legal counsel to the Party, required by applicable law or by legal disclosure requirements, then such Party may make or issue the legally required report, statement or release.

19.4 Marks. Neither Party shall use any names, logos, trade names, trademarks or service marks (the “Marks”) of the other Party or any of its Affiliates without the prior written approval of an authorized officer of the other Party. Neither Party shall directly or indirectly at any time during the term of the Agreement or thereafter do or cause to be done any act contesting the validity of the other Party’s Marks, contesting or in any way impairing or tending to impair the other Party’s entire right, title and interest in the other Party’s Marks or adversely affecting the value of the other Party’s Marks.

19.5 Entire Agreement. Other than as specifically set forth herein with respect to the Admin Guidelines, this Agreement and each Exhibit and Work Order made a part hereof and each provision of and exhibit under the Other Agreement that is specifically referenced in this Agreement: (a) constitute a fully integrated contract and state the entire agreement between the Parties and supersede and merge any and all prior discussions, representations, demonstrations, negotiations, correspondence, writings and other agreements and together state the entire understanding and agreement upon which Administrator and Customer rely respecting the subject matter of this Agreement; and (b) may be amended or modified only in a writing agreed to and signed by the authorized representatives of the Parties, provided, however, that, unless otherwise specifically agreed in writing by Administrator and Customer, to the extent that a provision in this Agreement, including any Exhibit to this Agreement, references the Other Agreement or an exhibit included in the Other Agreement, and OMFLICNY and Administrator agree to a written amendment or modification to the Other Agreement, including any exhibit to the Other Agreement, then such reference to the Other Agreement or an exhibit included in the Other Agreement will include the written amendment or modification to the Other Agreement including any exhibit to the Other Agreement by Administrator and OMFLICNY at the time such amendment or modification is effective. In such event (a) Administrator and Customer shall negotiate in good faith such amendments to this Agreement as may be required; and (b) Customer shall provide Administrator with reasonable notice of such proposed change and the information reasonably necessary for the Parties to commence negotiations of such amendment.

19.6 Exhibits and Work Orders. The Exhibits, Work Orders and any agreed upon amendments thereto, shall be deemed a part of this Agreement as fully and effectively as set forth in full in the body of this Agreement. The terms used in the Exhibits and Work Orders shall have the same meaning as such terms have in this Agreement, unless the contrary intention is clearly manifested in such Exhibits or Work Orders. To the extent there are any conflicts between this Agreement and a Work Order entered into after the Effective Date, the terms in such Work Order shall govern, except as may be expressly stated otherwise in this Agreement.

19.7 No Waivers. Neither Party hereto shall be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by the authorized representative of the Party or, with respect to Customer, signed by the Customer Officer or his or her designee, or, with respect to waivers related to the Services provided or to be provided under a Work Order, signed by the Customer Officer or his or her designee or signed by the Customer Manager. No delay or omission by either Party hereto in exercising any right shall operate as a waiver of such right. A waiver of a right on any one occasion shall not be construed as a waiver of such right on any future occasion. All rights and remedies hereunder shall be cumulative and may be exercised singularly or concurrently. Notwithstanding the foregoing, no action, with the exception of an action for breach of the confidentiality obligations delineated in this Agreement, arising out of breach of this Agreement or transactions related to this Agreement may be brought by either Party more than two (2) years after the injured or damaged Party has actual knowledge that the cause of action has accrued.

19.8 Headings, etc. The descriptive headings of this Agreement are intended for reference only and shall not affect the construction or interpretation of this Agreement. References to this Agreement are inclusive of Work Orders which are specifically made applicable to this Agreement by their terms. This Agreement and all documents relating to the transactions contemplated hereby, having been fully negotiated, shall not be construed against any particular Party on the basis that an ambiguity is construed against the drafter.

19.9 Unenforceability of Certain Provisions. If any provision of the Agreement or the application thereof to any Party or circumstances shall, to any extent, now or hereafter be or become invalid or unenforceable, the remainder of the Agreement shall not be affected thereby and every other provision of the Agreement shall be valid and enforceable to the fullest extent permitted by law.

19.10 Assignments of this Agreement or Work Orders.

19.10.1 This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

19.10.2 Without the prior written consent of the other Party, neither Party hereto may assign or otherwise transfer this Agreement, any Work Order or any of its rights and/or obligations under this Agreement or any Work Order.

19.10.3 Customer agrees that this Agreement may be assigned within the Administrator group of companies for the purpose of accomplishing one or more corporate reorganizations. In such event, Administrator shall provide as much advance written notice as practical, but in no event less than five (5) calendar days to Customer of such assignment and Administrator shall reimburse Customer for all expenses reasonably incurred in connection with such restructuring or re-organization, including, without limitation, the costs incurred in connection with notifying policyholders and regulatory agencies.

19.10.4 Other than as set forth in Section 17.1.3, neither the Change of Control nor merger of Customer or Administrator shall be deemed to be an assignment for the purposes of this Section 19.10, and it is expressly agreed between Customer and Administrator that a Change of Control or merger of Customer or Administrator shall not be deemed to impact the enforceability of this Agreement in any way.

19.11 Electronic Notices, etc. For purposes of providing notices required or permitted by this Agreement, waiving any right under this Agreement, or amending any term of this Agreement and notwithstanding any law recognizing electronic signatures or records, “a writing signed,” “in writing” and words of similar meaning, shall mean only a writing in a tangible form bearing an actual “wet” signature in ink manually applied by the person authorized by the respective Party, unless both Parties agree otherwise by making a specific reference to this section.

19.12 Independent Contractors. The Parties hereto are independent contractors and neither Party nor its employees, Affiliates and/or subsidiaries are or shall be deemed to be employees, partners or joint ventures of the other Party.

19.13 Survival. The limits of liability, obligations of confidentiality as well as the covenants, obligations and rights contained in Sections 2.7, 2.11, 3.1, 3.4, 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 5.3, 7.2.1, 7.2.5, 7.2.6, 7.5, 7.6, 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, and 17.9 and Articles 1, 9 (excluding Sections 9.2.1(a)-(e), Section 9.2.2, Section 9.3, and Section 9.4), 10, 11, 12, 13, 15, 18 and 19 shall survive the termination or expiration of the Agreement and the performance of the Services hereunder. Notwithstanding the foregoing, the period of survival after expiration or termination (a) with respect to Sections 3.1 and 3.4, shall be three (3) years; (b) with respect to Sections 5.3, 8.1, 8.2, 8.3, 8.4, 8.5, shall be seven (7) years for Confidential Information (excluding Policyholder Data and trade secrets), and perpetual for Policyholder Data (if in Administrator’s custody and control) and trade secrets; and (c) with respect to Section 8.6, shall be for so long as Policyholder Data remains in Administrator’s custody and control.

19.14 Authorized Officers. The Parties acknowledge that only certain individuals are authorized to act on their behalf and on behalf of one or more of their respective Affiliates. Customer shall notify Administrator, on behalf of Customer and each relevant Affiliate of Customer, the name and title of each officer of Customer and each Affiliate of Customer involved in this Agreement and the limitations on each such officer’s authority to act on behalf of Customer and each such Affiliate of Customer. Such a notice shall be provided solely by Customer’s General Counsel in a writing addressed to Administrator’s General Counsel. Administrator shall notify Customer, on behalf of Administrator and each relevant Affiliate of Administrator, the name and title of each officer of Administrator and each Affiliate of Administrator involved in this Agreement and the limitations on each such officer’s authority to act on behalf of Administrator and each such Affiliate of Administrator. Such a notice shall be provided by Administrator’s General Counsel in a writing addressed to Customer’s General Counsel.

19.15 Governing Law. The laws of the State of New York, without giving effect to its choice of law principles, govern all matters arising under or relating to this Agreement and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance and enforcement. The Parties further agree that the Uniform Computer Information Transactions Act (UCITA) does not apply to this Agreement.

19.16 Non-Solicitation. The Parties agree that, unless otherwise agreed to by the Parties in writing, during the term of this Agreement and for a period of one (1) year after the expiration or termination of this Agreement, neither Party shall directly or indirectly solicit for hire as an employee or engagement as an independent contractor an employee of the other Party or any Affiliate of the other Party who is or was, within one year, involved with the provision of the Services or receipt of the benefits thereof provided under this Agreement; provided that this prohibition shall not apply in respect of: (a) any such employee who responds to general advertisements or solicitations or recruitment searches not specifically targeted by the Party or any of its Affiliates at any of the other Party’s employees or who is referred by search firms or employment agencies or similar entities so long as such entities have not been instructed by the Party or any of its Affiliates or representatives to solicit such employees; (b) who approaches the Party of his or her own initiative, without any direct or indirect solicitation by the other Party or any of its Affiliates or search firms, employment agencies or similar entities engaged by them; (c) who has been given or has given notice of termination or resignation to the other Party prior to commencement of employment discussions between the Party and such specific employee; or (d) with whom the Party or any of its Affiliates are currently having employment discussions prior to the date of this Agreement, or any hires made by the Party pursuant to any of the foregoing. The Parties agree that, in the event of any violation of this provision, the liquidated damages to be paid by the breaching Party, as its sole obligation, shall be fifty percent (50%) of the individual’s annual base salary or one hundred twenty-five thousand dollars ($125,000), whichever is less.

19.17 Legal Fees. In any litigation or proceeding between the Parties hereto arising out of or in connection with this Agreement, the prevailing Party is entitled to recover its costs, legal fees and expenses (including allocated costs of in-house staff counsel).

19.18 Further Assurances. At the reasonable request by either Party and at the requesting Party’s expense, the other Party will execute and deliver to the requesting Party such additional instruments, documents, or assurances and take such other actions as are necessary or appropriate to confirm and assure the rights and obligations provided for in this Agreement and consummate the transactions contemplated hereby.

19.19 Exclusivity. The Agreement will be non-exclusive and will not be considered to be a “requirements contract”, impose any “take or pay” obligations or other similar commitments by Customer.

19.20 Construction. In this Agreement and the Statement of Work, Exhibits and Attachments to this Agreement:

(a) the Statement of Work, Exhibits and Attachments to this Agreement are incorporated into and deemed part of this Agreement and all references to this Agreement include the Statement of Work, Exhibits and Attachments;

(b) references to any law, legislative act, rule or regulation mean references to such law, legislative act, rule or regulation in changed or supplemented form or to a newly adopted law, legislative act, rule or regulation replacing a previous law, legislative act, rule or regulation;

(c) references to and mentions of the word “including” or “include” or the phrase “e.g.” will mean “including, without limitation” or “include, without limitation;”

(d) unless otherwise specifically provided: (i) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding,” (ii) the word “dollar” and the symbol “$” refer to United States Dollars, and (iii) the word “day” means calendar day unless otherwise specified;

(e) unless otherwise specifically set forth in this Agreement, all consents and approvals to be given by either Party under this Agreement shall not be unreasonably withheld, delayed, denied or conditioned and each Party shall make only reasonable requests under this Agreement;

(f) references to “Sections” herein are deemed to refer to the referenced section of these terms and conditions unless otherwise noted;

(g) this Agreement and all documents relating to the transactions contemplated hereby, having been fully negotiated, shall not be construed against any particular Party on the basis that an ambiguity is construed against the drafter;

(h) any notice, invoice, consent, approval, waiver, request, information, direction, instruction, guideline, procedure, deliverable, acceptance, certification, report, documentation, plan, Change Order, or other item provided by Administrator to Customer

Manager, Customer Officer, or other Customer representative under this Agreement, shall be deemed to be provided by Administrator to Customer under this Agreement (unless Customer or OMFLICNY has notified Administrator in writing that such Customer representative is not also a representative of OMFLICNY) and to OMFLICNY under the Other Agreement unless otherwise specified in writing by Administrator; and

(i) any notice, consent, approval, waiver, request, information, direction, instruction, guideline, procedure, deliverable, acceptance, certification, report, documentation, plan, Change Order, or other item provided by Customer Manager, Customer Officer, or other Customer representative to Administrator, shall be deemed to be provided by Customer under this Agreement and by OMFLICNY under the Other Agreement unless otherwise specified in writing by Customer.

19.21 Third party Beneficiaries. Each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any Person or entity, including without limitation any governmental authority or permitted subcontractor.

19.22 Approvals and Consents. Whether so stated or not, all “approvals” and/or “consents” in this Agreement shall be deemed to be required to be obtained in writing.

19.23 Certain State Required Provisions. Exhibit O sets forth certain provisions that are required to be included in this Agreement under the laws of certain States. Administrator and Customer agree to comply with the provisions set forth in Exhibit O to this Agreement insofar as such provisions may be applicable to the Services performed by Administrator under this Agreement.

[OMFLIC Agreement]

Administrator and Customer agree by the signature of the undersigned authorized representatives that they have read this Agreement and agree to be bound by its terms and conditions.

TRANSACTION APPLICATIONS GROUP, INC.		OM FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ John Vonesh	By:	/s/ Victor Lumby
Name:	John Vonesh	Name:	Victor Lumby
Title:	President	Title:	Senior Vice President
Date Signed:	September 29, 2009	Date Signed:	September 29, 2009

OMFLIC EXECUTION

EXHIBIT A

FORM OF WORK ORDERS

•	Administrative

•	Project

OMFLIC EXECUTION

WORK ORDER NO. [TG -ADMXXXX]

TO

AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

Policy Administration Services

This Policy Administration Work Order (this “Work Order”), with an effective date of the      day of,          (“Work Order Effective Date”) is made by and between OM Financial Life Insurance Company, located at 1001 Fleet Street, Baltimore, MD 21202 (“Customer”) and Transaction Applications Group, Inc. (“Administrator”), a Nebraska corporation, located at 421 S. 9th Street, Suite 222, Lincoln, NE 68508, and is a part of the Amended and Restated Administrative Services Agreement effective July 1, 2009 (the “Agreement”). To the extent any of the terms and conditions in this Work Order conflict with the terms and conditions of the Agreement, the provisions of this Work Order shall govern with respect to the activities described herein. Capitalized terms used herein and not defined have the meaning given in the Agreement.

1. POLICIES: For purposes of this Work Order, “Policies” refers to the Policies of: [Identification of the Policies covered under administration]

2. SERVICES: For the Policies, Administrator shall provide Policy Admin Services set forth in Schedule 1 hereto and the other Services described in the Agreement applicable thereto, except as expressly stated otherwise in this Work Order.

2.1 Attached to this Work Order as Schedule 2 are the Performance Standards applicable to the Services to be provided by Administrator with respect to the Policies identified in paragraph 1.

2.2 Schedule 2 sets forth the Service Credits, if any, applicable to the performance of the Services measured against the Performance Standards.

2.3 The Related Work Order is                     .

3. CHARGES FOR SERVICES: The fees for the Policy Admin Services to be provided under this Work Order relating to the Policies are as set forth in Schedule 3 hereto.

4. TERM: The term of this Work Order shall commence on the Work Order Effective Date set forth above and shall continue until the earlier of (i) [date] or (ii) expiration or termination of the Agreement or termination of this Work Order, in accordance with the Agreement.

5. MISCELLANEOUS: [Identify any additional Pass-Through Expenses, Designated Third Party Software, Customer Software, Approved Sites, and Termination for Convenience Fees]

OMFLIC EXECUTION

Administrator and Customer agree by the signature of the undersigned authorized representatives that they have read this Work Order and agree to be bound by its terms and conditions. This Work Order may be signed in counterpart.

Administrator	Customer

TRANSACTION APPLICATIONS GROUP, INC.	OM FINANCIAL LIFE INSURANCE COMPANY

By:	By:

(Printed Name)	(Printed Name)

(Title)	(Title)

(Date)	(Date)

OMFLIC EXECUTION

WORK ORDER NO. [TG-TMXXXX]

TO

AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

Projects

This Project Work Order (“Work Order”), with an effective date of the      day of             , (“Work Order Effective Date”) is made by and between OM Financial Life Insurance Company, located at 1001 Fleet Street, Baltimore, MD 21202 (“Customer”) and Transaction Applications Group, Inc. (“Administrator”), a Nebraska corporation, located at 421 S. 9th Street, Suite 222, Lincoln, NE 68508, and is a part of the Amended and Restated Administrative Services Agreement effective July 1, 2009 (the “Agreement”). To the extent any of the terms and conditions in this Work Order conflict with the terms and conditions of the Agreement, the provisions of this Work Order shall govern with respect to the activities described herein. Capitalized terms used herein have the meaning given in the Agreement.

Staffing, required training, internal controls, financial and operational controls for the Services to be provided under this Work Order will be described in the statements attached hereto (the “Statements”). Administrator agrees to perform the Project Services described in this Work Order.

1. SERVICES: Administrator shall provide the following Project Services in accordance with the Agreement, except as expressly stated otherwise in this Work Order:

1.1 Service Description: Administrator shall perform the Project Services described in each of the Statements attached, or to be attached, hereto.

2. PRICE AND PAYMENT: The pricing and payment terms relevant to this Work Order shall be set forth in the Statements.

3. TERM: The term of this Work Order shall commence on [Month Day, Year] and shall continue until the earlier of (i) completion of the Services to be performed hereunder, (ii) [DATE], or (iii) expiration or termination of the Agreement or termination of this Work Order, in accordance with the Agreement.

4. MISCELLANEOUS: [Identify any additional Pass-Through Expenses, Designated Third Party Software, Customer Software, and Approved Sites]

OMFLIC EXECUTION

Administrator and Customer agree by the signature of the undersigned authorized representatives that they have read this Work Order and agree to be bound by its terms and conditions. This Work Order may be signed in counterpart.

Administrator	Customer

TRANSACTION APPLICATIONS GROUP, INC.	OM FINANCIAL LIFE INSURANCE COMPANY

By:	By:

(Printed Name)	(Printed Name)

(Title)	(Title)

(Date)	(Date)

OMFLIC EXECUTION

Exhibit A-1

WORK ORDER NO. 1

TO

AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

Policy Administration Services

This Policy Administration Work Order (“Work Order”), with an effective date of the 1st day of July, 2009 (“Work Order Effective Date”) is made by and between OM Financial Life Insurance Company, located at 1001 Fleet Street, Baltimore, MD 21202 (“Customer”) and Transaction Applications Group, Inc. (“Administrator”), a Nebraska corporation, located at 421 S. 9th Street, Suite 222, Lincoln, NE 68508, and is a part of the Amended and Restated Administrative Services Agreement effective as of July 1, 2009 (the “Agreement”). OM Financial Life Insurance Company of New York (“OMFLICNY”), an Affiliate of Customer, and Administrator entered into a Services Agreement effective July 1, 2009 (the “Other Agreement”), and entered into Work Order #1 effective July 1, 2009 under the Other Agreement (the “Other Work Order”). To the extent any of the terms and conditions in this Work Order conflict with the terms and conditions of the Agreement, the provisions of this Work Order shall govern with respect to the activities described herein. Capitalized terms used herein and not defined have the meaning given in the Agreement.

1. POLICIES: For purposes of this Work Order, “Policies” refers to the Policies of: Term Life, Whole Life, Paid Up Life, Extended Term Insurance, Traditional Universal Life, Indexed Universal life, Fixed Annuity, Indexed Annuity, Structured Settlements, and Single Premium Immediate Annuities.

2. SERVICES: For the Policies, Administrator shall provide Policy Admin Services set forth in Schedule 1 hereto and the other Services described in the Agreement applicable thereto, except as expressly stated otherwise in this Work Order.

2.1 Attached to this Work Order as Schedules 2-A and 2-B are the Performance Standards applicable to the Services to be provided by Administrator with respect to the Policies identified in paragraph 1. Schedule 2-A applies to the provision of the Policy Admin Services during the period beginning on the Effective Date through August 31, 2009. Schedule 2-B applies to the provision of Policy Admin Services during the period beginning September 1, 2009 through the end of the Term. The Parties acknowledge and agree that the Performance Standards apply to the Services to be provided under this Work Order and the services provided under the Other Work Order, in the aggregate.

OMFLIC EXECUTION

2.2 Schedule 2-A and Schedule 2-B set forth the Service Credits, if any, applicable to the performance of the Services measured against the Performance Standards.

2.3 The Related Work Order is The Policy Administration Work Order No. 1 effective July 1, 2009 between Administrator and OMFLICNY.

3. CHARGES FOR SERVICES: The fees for the Policy Admin Services to be provided under this Work Order relating to the Policies are as set forth in Schedule 3 hereto.

4. TERM: The term of this Work Order shall commence on the Work Order Effective Date set forth above and shall continue until expiration or termination of the Agreement or termination of this Work Order, in accordance with the Agreement.

5. MISCELLANEOUS: Not applicable.

OMFLIC EXECUTION

[OMFLIC A-1]

Administrator and Customer agree by the signature of their authorized representatives that they have read this Work Order and agree to be bound by its terms and conditions. This Work Order may be signed in counterpart.

Administrator	Customer

TRANSACTION APPLICATIONS GROUP, INC.	OM FINANCIAL LIFE INSURANCE COMPANY

By:	By:

(Printed Name)	(Printed Name)

(Title)	(Title)

(Date)	(Date)

OMFLIC EXECUTION

Exhibit A-2

WORK ORDER NO. 2

TO

AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

Policy Admin Services (LMG)

This Policy Administration Work Order (the “Work Order”), with an effective date of the 1st day of July, 2009 (“Effective Date”) is made by and between OM Financial Life Insurance Company, located at 1001 Fleet Street, Baltimore, MD 21202 (“Customer”) and TRANSACTION APPLICATIONS GROUP, INC. (“Administrator”), a Nebraska corporation, located at 421 S. 9th Street, Suite 222, Lincoln, NE 68508, and is a part of the Amended and Restated Administrative Services Agreement Effective July 1, 2009 (the “Agreement”). To the extent any of the terms and conditions in this Work Order conflict with the terms and conditions of the Agreement, the provisions of the Agreement shall govern. Capitalized terms used herein and not defined have the meaning given in the Agreement.

1. POLICIES: For purposes of this Work Order, “Policies” refers to the Policies consisting of (a) in-force policies for the products set forth in the Schedule 1 administered by Legacy Marketing Group (“LMG”) as of October 15, 2007 (the “LMG Date”), (b) additional policies for the Products issued by Administrator after the LMG Date and (c) any other policies agreed upon by the Parties as being subject to this Agreement.

2. SERVICES: For the Policies, Administrator shall provide Policy Admin Services set forth in Schedule 2 hereto and the other Services as described in the Agreement applicable to such Policy Admin Services, except as expressly stated otherwise in this Work Order.

2.1 Attached to this Work Order as Schedule 3 are the Performance Standards applicable to the Policy Admin Services provided under this Work Order.

2.2 Nothing shall relieve Administrator from the duties to follow the Admin Guidelines relating to the Services provided under this Work Order.

2.3 There are no Service Credits applicable to the performance of the Services provided under this Work Order measured against the Performance Standards.

2.4 There is no Related Work Order.

3. CHARGES FOR SERVICES: The fees for Services relating to the Policies are as set forth in Schedule 4 hereto.

OMFLIC EXECUTION

4. TERM: The term of this Work Order shall commence on the Effective Date set forth above and shall continue until (a) termination or expiration of the Agreement or (b) termination of this Work Order in accordance with the Agreement.

OMFLIC EXECUTION

[OMFLIC A-2]

Administrator and Customer certify by the undersigned authorized representatives that they have read this Work Order and agree to be bound by their terms and conditions. This Work Order may be signed in counterpart.

Administrator	Customer

TRANSACTION APPLICATIONS GROUP, INC.	OM FINANCIAL LIFE INSURANCE COMPANY

By:	By:

(Printed Name)	(Printed Name)

(Title)	(Title)

(Date)	(Date)

OMFLIC EXECUTION

Schedule 1

Products

Product Name	Legacy EIA 0001
Product Type	Flexible Premium Deferred Annuity Series
Product Design	Equity Index Annuity
Index	S&P 500
Product Versions and Premium Bonus Percentages	12 year Surrender Charge, No Bonus, No Liquidity Provision (Base Product)
Surrender Charges	Year	No bonus
	1	13.5%
	2	12.5%
	3	11.5%
	4	10.5%
	5	10.0%
	6	9.0%
	7	8.0%
	8	7.0%
	9	6.0%
	10	5.0%
	11	4.0%
	12	2.0%
	13+	0.0%
Crediting Strategies	3-Year Lock-In High Water Mark w/Annual Rates
Guaranteed Minimum Cap for equity index strategy	5%
Current Expected Cap	11% in today’s environment for the no-bonus product.
Minimum Guaranteed Surrender Value (MGSV) & Minimum Guaranteed Interest Rate	MGSV equals 1.5% on 100% of premium (Guaranteed Annuity Cash Value), less surrender charges. Guaranteed interest rate would vary by state, depending on non-forfeiture requirements. Commissions and Caps would be adjusted in order to restore IRRs.
Interest Rate Approach	Multi bucket approach. Interest rates and caps may be different by strategy and by product version.
Rate lock	45 days from the date the application is received.
Lifetime Penalty Free Limit	50% of total premium

OMFLIC EXECUTION

Equity Strategy: 3-Year Lock-in High Water Mark w/Annual Rate	The Equity Strategy (3-year Lock-in High Water Mark with Annual Rate) general mechanics are as follows:
• The current annual cap is declared at the beginning of the 3-year term and remains in effect for the duration of the entire term-period.
• The starting Index Value is the S&P 500 index closing value on the allocation date or the most recent preceding trading day.

Premium is allocated to the 3-year equity Strategy on an allocation date. The Index Value is “tracked” during the 3-year term period so that the index value is measured on the allocation date, each allocation date anniversary, and at the end of the 3-year term period. These values are used to determine the technical account value. Interest will be credited to the annuity based upon the change in index value from the beginning allocation date to the highest index value of the 4 values measured.

Every year the performance of the index is measured and becomes an unvested portion of the Policyholder account, subject to the declared cap. This value will be available at the end of the 3-year term, if the Policyholder maintains his other account until then. The gains will be locked in for the start of the next term-period

Penalty Free Withdrawal Provision (annuity available with and without Liquidity Provision)	Without Liquidity Provision: Greater of 10% of the Strategy Cash Value*, subject to Penalty Free Limit, or MRD.
These are subject to adjustments for prior withdrawals, fees, etc.
*- Strategy Cash Value is the end of prior 3-year term Technical Account value less withdrawals, and other fees. Strategy Cash Value is available for liquidation at any time subject to surrender charges, if applicable. Annuity Cash Value is defined as the sum of all Strategy Cash Values.
Minimum Premium	Nonqualified = $5,000, Qualified = $3,000
Max Premium w/o approval	$1 Million per policy – See commission note below

OMFLIC EXECUTION

Min Additional Premium	Yes, $2,000 (May be subject to Policyholder’s attainment of age 86)
Maximum Issue Age	85
Territory	All States except New York and Alabama subject to State product approval
Death Benefit	Age	Death Benefit
	0-75	Lump sum payout equals the greater of:
		a.	annuity cash value or
		b.	min. guaranteed annuity value

	76+	Lump sum payout equals the greater of:
		a.	premiums less net partial withdrawals, minus monthly deductions (if any)
		b.	surrender value
		c.	min. guaranteed surrender value

Beneficiary may choose to annuitize the Policy.

The death benefit under a Policy with multiple Policy owners shall only be triggered upon death of all such Policy owners.

Optional Riders	N/A
Transfer Options	Equity: IN = Any time, OUT = At least 7 days prior to the end of the Term.
Guaranteed One Year: IN = Any time, OUT = At any time. All subject to other strategy requirements.
Annuitization options	Greater of minimum guaranteed annuity surrender value or annuity account value

Payout options available are interest only, fixed payments for a number of years, life-contingent annuity, life-contingent annuity with a period certain, and joint and survivor annuity

Minimum interest rate for annuitization is 1.50% (subject to state requirements).

Annuity surrender value if annuitized in years 1 – 5. annuity account value if annuitized in year 6 or after.
Confinement Waiver	N/A

OMFLIC EXECUTION

Schedule 2

Services

1. Guidelines. The LMG Administrative Services are to be performed by Administrator in accordance with the Agreement.

2. Mail Services. Administrator shall process incoming, outgoing and returned mail. Any contracts, booklets, termination notices, or other written communication delivered by Customer to Administrator for delivery to Policyholders and beneficiaries shall be (i) sent electronically, (ii) delivered to the postal service or overnight carrier, or (iii) to the extent permitted by the Admin Guidelines, the Policyholders and beneficiaries shall be notified by telephone as promptly as is reasonably possible, but in any event within thirty (30) days, after receipt of instructions from Customer to deliver them unless Admin Guidelines requires an earlier delivery.

3. Imaging. Administrator shall create electronic images of new Policy applications (“Applications”), new Policies, commission statements and payments, and appointments issued to and Policies executed with wholesalers and Authorized Producers, and other documentation produced by Administrator or received by Administrator in connection with these Policy Admin Services. Administrator shall retain original documents in accordance with the Admin Guidelines.

4. New Business. Administrator shall be responsible for processing Applications and issuing Policies in accordance with the Admin Guidelines. Administrator’s responsibilities in this regard shall consist of:

a. Verifying that the Applications conform to the Admin Guidelines and resolving any issues (e.g., omitted or incorrect information, failure to conform to the Admin Guidelines) with respect to the Applications in consultation with the Wholesaler, Producer and/or the Applicant;

b. Processing premium payments, including the resolution of overpayments and underpayments included with Applications and the refund of premiums submitted with Applications that are subsequently withdrawn;

c. Processing requests by Applicants to withdraw Applications;

d. Printing and distributing Applications;

e. Processing riders and amendments to Policies;

OMFLIC EXECUTION

f. Responding to requests for information and documentation from Applicants, wholesalers, Authorized Producers, and Applicants regarding Applications;

g. Processing transfers of Policies from third-party carriers (e.g., incoming 1035 exchanges). Among other things, Administrator shall assist the Applicant complete the transfer authorization and application, process the Application, coordinate the transfer with the third-party carrier, and process the transfer of funds from the third-party carrier; and

h. Printing and issuing Policies. When a Policy is issued to a trustee or trustees, Administrator shall obtain the completed verification of trust form prior to the issue date and retain such form as part of the official records of Administrator during the Term and such period as required in accordance with the Agreement.

5. Commissions. Administrator shall be responsible for either (a) processing and paying commissions to wholesalers and Authorized Producers in accordance with the Admin Guidelines themselves or for b) subcontracting the processing and paying of commissions to Wholesalers and Producers in accordance with the Admin Guidelines to Legacy Marketing Group (LMG).

6. Wholesaler and Producer Appointments. Administrator shall be responsible for processing appointments issued to wholesalers and Authorized Producers in accordance with the Admin Guidelines.

7. Policyholder Services and Administration. Administrator shall be responsible for managing, administering and maintaining the Policies in accordance with the Admin Guidelines. Administrator’s responsibilities in this regard shall consist of:

a. Handling routine correspondence with Policyholders;

b. Processing Policyholder requests for partial withdrawals, policy loans, surrenders, and transfers or 1035 exchanges;

c. Processing RMD’s according to Admin Guidelines;

d. Processing policy changes; such as address changes, beneficiary changes, ownership changes, per Policyholder request;

e. Sending forms; such as beneficiary change form, surrender form, ownership change form, per Policyholder request;

OMFLIC EXECUTION

f. Processing premium payments. Among other things, Administrator shall:

i. maintain information reasonably required by Customer for processing each premium payment,

ii. perform daily transaction balancing,

iii. update Customer’s General Ledger daily and otherwise periodically at Customer’s reasonable request and with reasonable notice to reflect payments made and received by Administrator on Customer’s behalf, and

iv. deposit premium payments and identifying any discrepancies between Administrator’s records and the account statements with respect to the account used to deposit premium payments under this Agreement. Administrator shall promptly remediate any such discrepancies.

8. Claims. Administrator shall be responsible for processing claims under Policies in accordance with the Admin Guidelines. Administrator’s responsibilities in this regard shall consist of:

a. Analyzing the propriety of claims in light of the applicable Policy and beneficiary information. Among other things, Administrator shall investigate claims in accordance with the Admin Guidelines;

b. Making recommendations to Customer regarding whether a claim should be paid, denied or reduced. Administrator shall include with such recommendation such information as may be reasonably required by Customer to evaluate Administrator’s recommendation. If Customer reasonably requires that Administrator perform additional reasonable investigation of the claim, then Administrator shall perform such work and resubmit the claim to Customer with Administrator’s recommendation for Customer’s review and approval. Upon final approval of the decision, Administrator shall notify the beneficiary of such decision;

c. Assisting Customer to resolve disputes regarding claims arising from, among other things, a third party dispute, improper processing of an Application, or improper tax reporting. For example, such assistance would include performing additional investigation as reasonably requested by Customer, gathering documentation relating to the subject matter of the dispute, providing data reasonably requested by Customer regarding the third party disputing the claim and make Administrator Personnel reasonably available throughout dispute resolution process; and

d. Paying claims in accordance with the Admin Guidelines.

9. Call Center. Administrator shall answer and address all incoming calls to the Administrator Call Center from Policyholders, wholesalers and Authorized Producers.

OMFLIC EXECUTION

10. Complaint processing. Administrator shall log, track, and investigate complaints from Policyholders, beneficiaries, wholesalers, Authorized Producers and state departments of insurance in accordance with the Admin Guidelines.

a. Upon completion of an investigation of a complaint submitted by a state department of insurance, Administrator shall draft a response to the complaint for Customer review and approval.

b. Upon completion of an investigation of a complaint by a Policyholder, beneficiary, wholesaler or Authorized Producer, Administrator shall draft and send to the applicable party a response to such complaint and provide Customer a copy of such response. The response shall comply with the Admin Guidelines.

11. Development of Materials. Administrator shall develop for Customer’s review and approval, such approval not to be unreasonably withheld or delayed, all materials (e.g., forms) required to perform these Policy Admin Services. Such materials shall meet the requirements of the Admin Guidelines.

12. Tax. Administrator shall be responsible for certain tax-related activity as further defined in this Section 12. Administrator’s responsibilities in this regard shall consist of:

a. Tax Reporting to wholesalers and Authorized Producers. Administrator will be responsible for the reporting on a yearly basis to wholesalers and Authorized Producers, information on all commissions earned, as well as other compensation from incentive trips, etc. Such reporting to wholesalers and Authorized Producers will consist of generating and mailing of 1099 forms (and such other similar forms as may from time to time be required by the applicable federal and state taxing authorities). Administrator will also be responsible for the transmission of such records to the applicable federal and state taxing authorities.

b. Tax Reporting to Vendors. Administrator will be responsible for the reporting on an annual basis to its vendors, information on all compensation paid. Such reporting to vendors will consist of generating and mailing 1099 forms (and such other similar forms as may from time to time be required by the applicable federal and state taxing authorities). Administrator will also be responsible for the transmission of such records to the applicable federal and state taxing authorities.

c. Tax Reporting to Policyholders. With respect to Policyholders:

i. Administrator shall determine the appropriate amount of federal, state and local taxes where required by Admin Guidelines to be withheld except to the extent the amount of the withholding is specified by the Policyholder. Administrator shall provide a daily data feed to Customer in the same format as is used as of the Effective Date and/or as changed in accordance with the Change Control Procedures or Article 2,

OMFLIC EXECUTION

as applicable, which shall report on federal, state and local tax withholding where required by Admin Guidelines with respect to each claim, full surrender, partial surrender, loan, loan default, annuity payment or other federal, state or local taxable event where required by Admin Guidelines.

ii. Administrator, with oversight by Customer, is responsible for reporting on an annual basis to Policyholders, information regarding certain financial transactions on such Customer policies. Reporting to Policyholders consists of generating and mailing of 1099, 5500 and 5498 forms (and such other similar forms as may from time to time be required by the applicable federal and state taxing authorities). Administrator will also be responsible for the transmission of such records to the applicable federal and state taxing authorities. Customer will be responsible for submitting actual withholding payments to the appropriate agencies. Alternatively, and at Customer’s sole election, Administrator shall provide Customer or its designees with the relevant data in a format as is produced as of the Effective Date and/or as changed in accordance with the Change Control Procedures or Article 2, as applicable, to enable Customer to perform the reporting the requirements set out in this Section 12.c.ii.

d. Tax Reporting to Beneficiaries. Administrator is responsible for the reporting to beneficiaries on an annual basis information regarding receipt of lump sum claim payments. Reporting to beneficiaries consists of generating and mailing of 1099 forms (and such other similar forms as may from time to time be required by the applicable federal and state taxing authorities). Administrator will also be responsible for the transmission of such reports to the applicable federal and state taxing authorities. Alternatively, and at Customer’s sole election, Administrator shall provide Customer or its designees with the relevant data in a format as is produced as of the Effective Date and/or as changed in accordance with the Change Control Procedures or Article 2, as applicable, to enable Customer to perform the reporting the requirements set out in this Section 12.d.

13. Treatment of Funds.

a. Deposits. Administrator shall deposit into accounts designated by Customer all Funds collected by Administrator on behalf of Customer or received from Customer under a Policy. All Funds should be deposited daily in a “Premium Account”. The Premium Accounts are established by Customer, maintained by Administrator, and held by Administrator in a fiduciary manner on behalf of Customer. A Premium Account may not be used for the benefit of Administrator, such as collateral or security for any loan or other transaction.

b. Disbursements.

i. Administrator shall not disburse money from the Premium Accounts.

OMFLIC EXECUTION

ii. Customer shall establish an account to pay all disbursements such as the refunds of premium payments, commissions, and override marketing fees properly due and payable to Administrator under the Marketing Agreement, and the proceeds from surrenders and claims, where ‘Marketing Agreement’ means the agreement between Customer and Legacy Marketing Group. Administrator is not a party to the Marketing Agreement.

iii. Administrator shall be authorized to disburse funds from Customer accounts only in accordance with the Admin Guidelines or otherwise with Customer express approval.

iv. Upon notification from Customer, Administrator shall not issue any checks in payment until otherwise notified by Customer.

v. Administrator shall not be permitted to disburse Funds relating to Administrator fees for the performance of Services under this Agreement

vi. Notwithstanding the above, any disbursement in excess of $499,999 for a single transaction related to a Policy shall require Customer approval in advance, such approval not to be unreasonably withheld or delayed.

c. Handling of Customer checks.

i. Administrator shall prepare for Customer’s review and approval a list of Administrator and Customer personnel authorized to sign checks from the disbursement account. Administrator will immediately notify Customer of any required changes to the list of authorized check signers due to terminations or additions of staff. Customer will promptly file these changes with the applicable bank.

ii. Administrator shall reasonably safeguard and protect Customer’s checks and related materials. A sequential log of such checks must be maintained. Voided or spoiled checks will be retained by Administrator and shall be made available to Customer or its designees upon request and with reasonable notice.

iii. Administrator shall permit handling and issuing checks only by persons authorized by Administrator in accordance with Administrator’s scheme of authority which must be approved by Customer prior to the commencement of Services and during the Term of this Agreement in the event that it is amended or modified.

OMFLIC EXECUTION

Schedule 3

Performance Standards

Performance Standard for the Policy Admin Services described in Section 2 of this Work Order shall be measured on a monthly basis. Administrator shall provide, as part of its monthly performance report, a set of reports to verify Administrator performance and compliance with the Performance Standards as detailed in this Schedule 3. Administrator shall provide such reports on or before the fifteenth (15th) day of the month following the month for which Policy Admin Service performance is being measured.

Performance Standards are reported as a percentage of transactions completed within a specified number of days or in the form of an average “cycle time” that represents the average number of business days it took to process all of the transactions that were completed during the reporting month. The Performance Standard is deemed to be satisfied if the percentage of transactions completed meets the established Performance Standards or if the average “cycle time” for the completed transactions is within the established Performance Standards. Performance Standards shall be measured using Administrator’s automated work flow system.

As used in this Schedule 3, references to days shall mean Business Days from the date of Administrator’s Receipt of a request described below. Where ‘Receipt’ means (i) on the Business Day when it is delivered to Administrator’s mailroom at an Administrative Services Center if it is delivered to such mailroom prior to 3:00 p.m., Central Time, on a Business Day; (ii) on the next Business Day if it is delivered to Administrator’s mailroom at an Administrative Services Center after 3:00 p.m., Central Time on a Business Day; or (iii) on the next Business Day if it is delivered to Administrator’s mailroom at an Administrative Services Center on a day other than a Business Day.

1.	Time to Process Cancellation or Rejection (Refund).

The Performance Standards measures the time for processing requests by Applicants to cancel an Application for which a refund is required, or by Policyholders to cancel a Policy for which a refund is required, and decisions by Administrator to reject an Application for which a refund is required.

Topic	Performance Standard
Time to Process Cancellation or Rejection (Refund)	• 70% within 10 days – Tier 1 • 99% within 13 days – Tier 2

2.	Premium Payments.

Topic	Performance Standard
Time to Bill Premium Payments (Life Premiums, TSA Loan Repayment Notices)	• 98% within 5 days – Tier 2
Time to Allocate Ongoing Premium Payments (Life Premium Payments, Annuity Contributions, TSA Loan Payments)	• 80% within 2 days – Tier 1 • 99% within 5 days – Tier 2
Time to Reallocate EIA Funds	• 75% within 5 days – Tier 1 • 99% within 7 days – Tier 2
Time to Notify Policyholder of Late Payment (Life Premium Reminder Notices, TSA Loan Default Notices)	• 99% within 5 days – Tier 2
Time to Send Lapse Notice (Life Lapse Notices, TSA Loan Default Notices)	• 99% within 5 days – Tier 2

3.	Call Center:

Topic	Performance Standard
Time in queue:	• 80% within 30 seconds – Tier 1

4.	Loans and Other Periodic Payments to Policyholders.

Topic	Performance Standard
Time to Process Loan	• 75% within 5 days – Tier 1 • 99% within 7 days – Tier 2
Time to Process Request to Periodic Payments	• 75% within 3 days – Tier 1 • 99% within 5 days – Tier 2
Time to Process Request to Annuitize Policy	• 75% within 5 days – Tier 1 • 99% with 10 days – Tier 2
Time to Process Maturity	• 75% within 17 days – Tier 1 • 99% within 20 days – Tier 2

5.	Transfers and Surrenders.

Topic	Performance Standard
Time to Process Surrender	• 75% within 10 days – Tier 1 • 99% within 13 days – Tier 2
Time to Process Outgoing 1035 Exchanges, and Full & Partial Transfers	• 75% within 25 and 35 business days – Tier 1 • 99% within 35 and 45 business days – Tier 2
Time to Process Incoming Transfer Paperwork	• 70% within 2 days – Tier 1 • 99% within 3 days – Tier 2

Topic	Performance Standard
Time to Process Partial Surrender	• 75% within 4 days – Tier 1 • 99% within 7 days – Tier 2
Time to Process Request for RMD	• 75% within 4 days – Tier 1 • 99% within 7 days – Tier 2

6.	Policy Service (Non-Financial Transactions).

Topic	Performance Standard
Time to Process Change that Does Not Require Underwriting	• 75% within 5 days – Tier 1 • 99% within 7 days – Tier 2
Time to Re-Issue Policy	• 75% within 5 days – Tier 1 • 99% within 7 days – Tier 2
Time to Respond to a Request for Information	• 75% within 3 days – Tier 1 • 99% within 7 days – Tier 2
Time to Respond to a Request for Documentation	• 75% within 3 days – Tier 1 • 99% within 7 days – Tier 2

In measuring the actual performance of Administrator against the Performance Standards, the percentages used to define its performance will be rounded to the nearest whole percentage with those percentages ending in .5 and above being rounded up to the nearest whole percentage and all percentages ending in .4 and below being rounded down to the nearest whole percentage (i.e., 94.5% = 95%, 95.4% = 95%, 98.55% = 99%). Notwithstanding the foregoing, 100% means all, not just 99.5% or more.

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THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

Schedule 4

Pricing

The provisions and charges set forth in this Schedule 4 shall apply from the Effective Date until the date that is six (6) months after the date when Administrator ceases to perform the Services using the existing Legacy ALS system (and transitions to the Administrator Life Sys system) (the “Conversion Date”). In the event that Administrator determines that the efficiencies anticipated within its cost model and pricing can be attained in the less than six (6) months, Administrator will advise Customer and adjust the Conversion Date accordingly. Where ‘Legacy ALS system’ means the existing CSC platform that is used for provision of Policy Admin Services with respect to the Policies under this Work Order until the Conversion Date

1. New Policies. The monthly new Policy issue fee for each Product shall be the number of new Policies for such Product issued in a month multiplied by the applicable amount set forth in Table 1 below.

	Type of Product	Per-Policy Fee
11/15/04	Legacy EIA 0001	[***]
10/1/06	Legacy EIA 0001	[***]
8/1/05	AmeriMark Freedom	[***]
10/1/06	AmeriMark Freedom	[***]
6/4/07	AmeriMark Freedom	[***]

2. In-Force. The monthly in-force processing fee for each Product shall be the number of Policies for such Product that are in-force on the last day of the month multiplied by the applicable amount set forth in Table 2 below. No fees shall be assessed for a Policy that has a contract value of zero, whether or not archived.

	Type of Product	Per-Policy Monthly Fee
11/15/04	Legacy EIA 0001	[***]
10/1/06	Legacy EIA 0001	[***]
8/1/05	AmeriMark Freedom	[***]
10/1/06	AmeriMark Freedom	[***]

3. Expenses. All fees under this Schedule and Agreement are fully inclusive of all expenses (e.g., printing, postage, travel, telecommunications), except for mutually agreed Pass Through Expenses.

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4. Services Options. In the event that Customer exercises its rights to withdraw any of the Services, Customer shall not pay Administrator for such Services. If Administrator’s fee for a withdrawn Service is not specifically provided for in this Schedule (e.g., the fee is on a basis other than a unit basis), there shall be an equitable adjustment to Administrator’s fees to reflect the withdrawal of such Services

5. Personnel Rates. In the event that Customer directs Administrator to perform Services on an hourly basis in terms of the Agreement, Administrator shall charge Customer for such Services at the Personnel Rates.

6. Imaging Fee. The imaging fee for a month shall be the number of pages for which Administrator creates an electronic image during each month multiplied by $0.10. There shall be no imaging fee charged for imaging Policies processed by Administrator.

7. Pricing Adjustment. By October 16, 2009, Customer and Administrator shall review and either (a) confirm or (b) reasonably modify the post-conversion pricing set forth in this Schedule 4. Any such change shall be effective as of the Conversion Date.

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Exhibit A-3

WORK ORDER NO. 3

TO

AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

Policy Admin Services (Conservation)

This Policy Admin Services Work Order (“Work Order”), with an effective date of July 1, 2009 (“Work Order Effective Date”) is made by and between OM Financial Life Insurance Company, located at 1001 Fleet Street, Baltimore, MD 21202 (“Customer”) and Transaction Applications Group, Inc. (“Administrator”), a Nebraska corporation, located at 421 S. 9th Street, Suite 222, Lincoln, NE 68508, and is a part of the Amended and Restated Administrative Services Agreement effective as of July 1, 2009 (the “Agreement”). OM Financial Life Insurance Company of New York (“OMFLICNY”), an Affiliate of Customer, and Administrator entered into a Services Agreement effective July 1, 2009 (the “Other Agreement”), and entered into Work Order #3 effective July 1, 2009 under the Other Agreement (the “Other Work Order”). To the extent any of the terms and conditions in this Work Order conflict with the terms and conditions of the Agreement, the provisions of the Agreement shall govern. Capitalized terms used herein and not defined have the meaning given in Schedule 1 to this Work Order or in the Agreement.

1. POLICIES: For purposes of this Work Order, “Policies” refers to the Active in Force Policies as defined in Schedule 4 of this Work Order.

2. SERVICES: During the Term, Administrator will provide the conservation resources described in Section A of Schedule 2 to this Work Order (the “Conservation Resources”) and will provide the training described in Section A of Schedule 2 to this Work Order. The Conservation Resources will work on the activities described in Section B of Schedule 2 (the “Conservation Services”) in accordance with the Customer Conservation Business Rules, as documented in the Admin Guidelines.

2.1 There are no Performance Standards applicable to the Services provided under this Work Order.

2.2 The Related Work Order is The Policy Administration Work Order No. 3 effective July 1, 2009 between Administrator and OMFLICNY.

3. CHARGES FOR SERVICES: Customer will pay Administrator each month for the Conservation Resources and Conservation Services utilized with respect to Customer’s business provided during the prior month the amounts set forth in Schedule 4 to this Work Order. Customer will reimburse Administrator each month for the Pass-Through Expenses described in Schedule 4. Administrator will deliver to Customer invoices for the charges and Pass-Through Expenses under this Work Order as provided in Schedule 4, and Customer will pay such invoices as provided in Schedule 4. The fees for Services relating to the Policies are as set forth in Schedule 4 hereto.

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4. TERM: The term of this Work Order shall commence on the Work Order Effective Date and shall continue until (a) the earlier of expiration or termination of this Agreement or (b) terminated by Customer upon thirty (30) days prior written notice.

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[OMFLIC A-3]

Administrator and Customer agree by the signature of their undersigned authorized representatives that they have read this Work Order and agree to be bound by its terms and conditions. This Work Order may be signed in counterpart.

Administrator	Customer

TRANSACTION APPLICATIONS GROUP, INC.	OM FINANCIAL LIFE INSURANCE COMPANY

By:	By:

(Printed Name)	(Printed Name)

(Title)	(Title)

(Date)	(Date)

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Schedule 1

Defined Terms

Term	Definition
Active In Scope Policies	Has the meaning set forth in Section 1 of Schedule 4 to this Work Order.
Business Days	Has the meaning set forth in Section 2.1.5 of the Existing Agreement.
Business Hours	8:00 AM to 6:00 PM ET on any Business Day.
Call Center Resources	The Administrator associates performing call center services under the Agreement.
Complete Request	Has the meaning set forth in Section B of Schedule 2.
Complete Request for an In Scope Policy	Has the meaning set forth in Section B of Schedule 2.
Conservation Tracking Log	The log used by the Conservation Resources to track the information for a surrender request from a Policyholder or, in the case of a 1035 transfer, another insurance carrier, of an In Scope Policy received by the Call Center Resources or received by Administrator by mail or fax. The form of the Conservation Tracking Log is to be mutually agreed between both parties.
Conservation Queue	Has the meaning set forth in Section B of Schedule 2.
Conservation Resources	Has the meaning in Schedule 2 A.1.
Guidelines	Has the meaning set forth in Section 1 of Schedule 3 to this Work Order.
In Scope Policies	Policies that meet the Selection Criteria.
Scripting	The statements, guidelines and conditions that Customer provided to Administrator and which Administrator included in the Admin Guidelines which the Call Center Resources and Conservation Resources will follow when they are contacted by a policyholder of a Policy requesting to surrender the Policy if the Policy meets the Selection Criteria.
Selection Criteria	Has the meaning set forth in Section 1 of Schedule 3 to this Work Order.

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Schedule 2

Conservation Resources and Conservation Services

A.	Conservation Resources and Training

1. Administrator will provide three (3) Conservation Resources on a full-time basis subject to sick leave, vacation and other personal leave in accordance with Administrator’s standard policies. Administrator and Customer may agree in writing from time to time per the Change Control Procedures to increase the number of Conservation Resources under this Work Order.

2. Administrator will provide up to ten (10) hours (in the aggregate) of the following training to each of the Conservation Resources.

a. Provide the Conservation Resources with training on the Scripting that is included in the Admin Guidelines.

b. Provide the Conservation Resources with training on the Selection Criteria.

c. Provide the Conservation Resources with training on the types of correspondence the Conservation Resources will send to the Policyholder of an In Scope Policy following the completion of any phone call on an In Scope Policy.

d. Provide the Conservation Resources with training on the criteria in the Admin Guidelines that they will use to determine if a request from a Policyholder who has an In Scope Policy requires support by an Authorized Producer.

e. Provide the Conservation Resources with training in populating the Conservation Tracking Log.

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3. Administrator will provide up to four (4) hours (in the aggregate) of the following training to each of the Call Center Resources and Conservation Resources.

a. Provide the Call Center Resources and Conservation Resources with training on the Scripting that is included in the Admin Guidelines.

b. Provide the Call Center Resources and Conservation Resources with training on the Selection Criteria.

c. Provide the Call Center Resources and Conservation Resources with training in populating the Conservation Tracking Log.

B.	Conservation Services

1. Administrator will set up an 800 number and an IVR call routing for the inbound calls and call transfers for calls received by Administrator from any Policyholder or, in the case of a 1035 Exchange, another insurance company, of an In Scope Policy.

2. Administrator will create the Admin Guidelines that will define the processes and procedures that the Conservation Resources and the Call Center Resources will use in the performance of the Conservation Services in accordance with the Guidelines. Administrator will make such changes to the Admin Guidelines as the Parties agree from time to time.

3. The Call Center Resources and the Conservation Resources will populate the Conservation Tracking Log with the information required by the Conservation Tracking Log for (i) each call or written request received from a policyholder regarding a request to surrender an In Scope Policy, and (ii) all calls placed by a Conservation Resource to, or written materials sent by a Conservation Resource to, a Policyholder of an In Scope Policy related to a request by the Policyholder to surrender the In Scope Policy.

4. The Call Center Resources will determine whether any request received via an inbound call from the policyholder requesting to surrender their Policy, meets the Selection Criteria. If the Policy meets the Selection Criteria, the Call Center Resource will transfer the call to a Conservation Resource. If the Policy does not meet the Selection Criteria, the Call Center Resource will handle the call according to the Admin Guidelines.

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5. In the event that an inbound call is transferred to a Conservation Resource, the Conservation Resource will use one set of scripts to advise of impacts as well as using the script to explain to the Policyholder the disbursement options (withdrawal, annuitization, systematic withdrawal, guaranteed minimum withdrawal benefit).

6. If the Policyholder elects to take a disbursement option other than surrender, the Conservation Resource will prepare the forms, according to the Admin Guidelines, and send them to the Policyholder via regular mail, fax or email.

7. Administrator, as part of the Policy Admin Services provided under an applicable Policy Administration Work Order, will review the written requests that include the information required by the Admin Guidelines (“Complete Request”) received by Administrator from a Policyholder via regular mail, email or fax, to surrender a Policy to determine whether the Policy meets the Selection Criteria.

8. If the Policy that is the subject to the Complete Request for surrender meets the Selection Criteria (“Complete Request for an In Scope Policy”), Administrator will transfer the Policy and the complete written request to a conservation queue for a Conservation Resource (the “Conservation Queue”).

9. If the Policy that is the subject to the Complete Request for surrender does not meet the Selection Criteria, then the request will be handled under an applicable Policy Administration Work Order.

10. For each Complete Request for an In Scope Policy, the Conservation Resources will place one call to the Policyholder within one (1) Business Day after the first Business Day during which the Complete Request for an In Scope Policy was received in the Conservation Queue. Administrator will document in the Conservation Tracking Log the time and date that it placed such calls.

a. If the Conservation Resource reaches the Policyholder with the first attempt, the Conservation Resource will follow the Scripting during such call with the Policyholder.

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b. If the Conservation Resource does not reach the Policyholder, but reaches another party or answering machine or voice mail, the Conservation Resource will leave a message requesting the Policyholder to call back.

c. If the Conservation Resource reaches the policyholder and the Policyholder agrees to keep the In Scope Policy in force, the Conservation Resource will prepare the forms required by the Admin Guidelines and send them to the Policyholder via regular mail, fax or email.

d. If the Conservation Resource does not reach the Policyholder or the Policyholder does not agree to keep the In Scope Policy in force, the Conservation Resource will move the Complete Request for an In Scope Policy back to the surrender queue, and Administrator will process in accordance with as applicable Policy Administration Work Order.

e. If the Policyholder calls the 800#, as a follow-up to the Conservation Resource’s attempt to reach the Policyholder with the outbound call, a Conservation Resource will follow the steps outlined in this Section 10 (a) through (d).

11. Administrator is to provide conservation tracking reports as agreed with Customer, in format and on frequency as defined in the Admin Guidelines.

12. From time to time, Customer will provide status updates related to home office referral cases. Administrator will be responsible for updating the Conservation Tracking Log to reflect these updates provided by the Customer.

13. Administrator will record all inbound and outbound calls received or made by the Conservation Resources with a Policyholder of an In Scope Policy performing the Conservation Services. Administrator will store such calls by

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Policy number, date, and time of call during the Term of this Work Order. Upon request by Customer, Administrator will provide Customer with the voice file of any such recorded call.

14. Administrator will schedule a meeting with Customer, one time each month, to review with Customer the Conservation Services.

15. Administrator will set up a dedicated fax line that can be used by any Policyholder of an In Scope Policy to send to Administrator forms requested by the Conservation Resources.

16. Administrator will set up a dedicated email inbox that can be used by any Policyholder of an In Scope Policy to send to Administrator forms requested by the Conservation Resources.

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Schedule 3

Performance Standards

There are no Performance Standards defined for this Work Order.

OMFLIC EXECUTION

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

Schedule 4

Charges for Conservation Resources and Conservation Services and Reimbursable Expenses

1.	Customer will pay Administrator each month an amount equal to (i) [***] multiplied by (ii) the number of Active In Scope Policies during the prior month. The term “Active In Scope Policies” means the number of In Scope Policies about which a Conservation Resource received an inbound call from the Policyholder or made at least one attempt to call the Policyholder, provided, however that any one In Scope Policy will not be included as an Active In Scope Policy more than one time during any ninety (90) consecutive days or more than one time as long as the status of the of the Conservation Services for the Policy remains active on the Conservation Tracking Log.

The following are some examples of the calculation of the number of Active In Scope Policies.

(a) Example 1. If a Conservation Resource receives a call from a Policyholder of an In Scope Policy on May 1, and the Conservation Resource calls such Policyholder on May 21, the term Active In Scope Policies will include the In Scope Policy as one Active In Scope Policy for the charges for the Conservation Services provided during May.

(b) Example 2. If a Conservation Resource receives a call from a Policyholder of an In Scope Policy on May 1, and the Conservation Resource calls such Policyholder on June 5, the term Active In Scope Policies (i) will include such In Scope Policy as an Active In Scope Policy for the charges for the Conservation Services provided during May and (ii) will not include such In Scope Policy as an Active In Scope Policy for the charges for the Conservation Services provided during June.

(c) Example 3. If a Conservation Resource receives a call from a Policyholder of an In Scope Policy on May 1, and the Conservation Resource calls such policyholder on August 15, the term Active In Scope Policies (i) will include such In Scope Policy as an Active In Scope Policy for the charges for the Conservation Services provided during May and (ii) will include such In Scope Policy as an Active In Scope Policy for the charges for the Conservation Services.

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2.	Customer will reimburse Administrator for all out-of-pocket expenses incurred by Administrator in connection with the activities contemplated by this Work Order for paper, postage, long distance, and travel and travel-related expenses.

3.	Each month, Administrator will send Customer an invoice for Conservation Services provided during the prior month on or about the tenth business day following the end of the prior month. Administrator will include in each invoice the Policy numbers for all Active In Scope Policies during the prior month and the aggregate number of Active In Scope Policies during the prior month. Customer will pay such invoices in accordance with the requirements of an applicable Policy Administration Work Order.

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EXHIBIT E

PROJECT FIRM ESTIMATE PROCESS

1. Four levels of estimates can be provided during the life cycle of a Chargeable Project. Each Chargeable Project will be documented in a Project Work Order. Administrator may, with Customer’s approval as described below, bill Customer for time spent preparing the First Statement, Second Statement, Third Statement, and Final Statement (each, a “Statement”) to the extent such time is included in the immediately prior Statement, except in the case of the time spent preparing the First Statement which shall be authorized in advance by Customer in writing since no prior Statement would have been issued. Such fees shall be included in the estimate included with the First Statement. The parties may agree from time to time to use this process for non-Chargeable Projects.

2. Prior to gathering requirements for a Chargeable Project, Administrator will provide Customer with an initial statement (the “First Statement”) including (a) an order of magnitude cost and completion estimate (“Order of Magnitude Estimate”) based on the information documented in the Project Work Order, (b) an initial Project Plan addressing milestone dates of subsequent phases and an estimated completion date, and (c) an estimate of the work required to complete the next phase of the Project (“Requirements”). Prior to preparing the First Statement, Administrator must have obtained Customer’s consent to the expenditure of the time involved in the preparation of the First Statement. The First Statement will be delivered to the Customer within twelve (12) Business Days of Administrator receiving a written requirements request from the Customer unless a time extension is agreed by Customer in writing. Order of Magnitude Estimates may consist of a typical range from -50% to +100% of the estimated effort. Customer will accept or decline the First Statement within twelve (12) Business Days of receipt. Approval of the First Statement, as reflected in a mutually agreed Project Work Order, indicates Customer’s approval for Administrator to complete the Requirements phase of the Project. Administrator will cease all work related to a declined First Statement upon receipt of such declination.

3. Upon Customer’s acceptance of the First Statement, Administrator will document requirements and provide Customer with a second statement (the “Second Statement”) including (a) an updated overall cost estimate (“Budgetary Estimate”) based on the agreed requirements documented in the Requirements Traceability Matrix, (b) an updated Project Plan indicating milestones of subsequent phases and an updated estimated completion date, and (c) an estimate of the work required to complete the next phase (“Functional Specifications”). Budgetary Estimates may consist of a typical range from -10% to +25% of the estimated effort. Customer will accept or decline the Second Statement within twelve (12) Business Days of receipt, with approval of the Second Statement, as reflected in a mutually agreed Project Work Order, being deemed to constitute Customer’s approval for Administrator to complete the Functional Specifications. Administrator will cease all work related to a declined Second Statement upon receipt of the same.

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4. Upon acceptance of the Second Statement, Administrator will document the Functional Specifications and provide Customer with a third statement (the “Third Statement”) including (a) an updated overall cost estimate (“Definitive Estimate”) based on the signed-off Functional Specifications, (b) an updated Project Plan indicating milestones of subsequent phases and an updated estimated completion date, and (c) an estimate of the work required to complete the next phase (“Technical Specifications”). Definitive Estimates may consist of a typical range from - 10% to +15% of the estimated effort. Customer will accept or decline the Third Statement within twelve (12) Business Days of receipt. Approval of the Third Statement, as reflected in a mutually agreed Project Work Order, indicates Customer’s approval to pay the charges indicated to complete the Technical Specifications. Administrator will cease all work related to a declined Third Statement upon receipt of the same.

5. Upon acceptance of the Third Statement, Administrator will document Technical Specifications and provide Customer with a statement (the “Final Statement”) including (a) a fixed price or Firm Estimate as described in Sections 2.4 and 4.5 of the Agreement to complete the rest of the Project, (b) a final Project Plan including an updated schedule documenting the milestones to complete the Project and a Committed Completion Date, and (c) an updated Requirements Traceability Matrix. Customer will accept or decline the Final Statement within fifteen (15) Business Days of receipt. Once approved by Customer, as reflected in a mutually agreed Project Work Order, the Project is governed by the terms and conditions of the Agreement, including Sections 2.4 and 4.5 of the Agreement. Administrator will cease all work related to a declined Final Statement upon receipt of the same.

6. For any Chargeable Project where Administrator’s Order of Magnitude Estimate indicates a cost less than $20,000, then Administrator may, at its sole election, combine the above statements and provide a Final Statement as detailed in Section 5 of this Exhibit E for Customer approval.

7. For any changes requested by Customer to the Requirements Traceability Matrix as documented and agreed in the Final Statement, Administrator shall provide Customer with an impact assessment detailing the impact of the change to the fixed price or Firm Estimate and Committed Completion Date. Customer will accept or decline the change to the fixed price or Firm Estimate and Committed Completion Date within fifteen (15) Business Days of receipt of the impact assessment.

8. Customer and Administrator acknowledge and agree that, unless otherwise agreed by Customer and Administrator, the Chargeable Projects performed under this Agreement will be performed for both Customer and OMFLICNY.

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EXHIBIT F

STANDARD REPORTS

I.	Policy Administration Reports and Management Reports:

1. Administrator shall provide Customer with respect to the Services provided under this Agreement and the services provided under the Other Agreement, in the aggregate, (a) the reports listed under the heading “Administrator Reports” set forth below (“Listed Reports”) as updated as provided below; (b) any additional reports that Administrator would be required to provide in order to fulfill its obligations under Section 2.2.2 of the Agreement with respect to compliance with Generally Applicable Insurance Laws (“GAIL Reports”); and (c) any additional reports that were regularly being provided by Administrator to Customer under the Old Agreement that are identified by either Party within ninety (90) days of the Effective Date (“Previously Provided Reports”). Any such Previously Provided Reports shall be added to this Exhibit F by amendment to the Agreement with no impact on the fees. In addition, Administrator shall provide to Customer, upon Customer’s request, such additional reports (“Additional Reports”) from the inventory of reports available from Administrator Software that are appropriate for the Services being provided by Administrator; provided that any such additional reports be added pursuant to the Change Control Procedures. Listed Reports, GAIL Reports, and Previously Provided Reports shall be provided to Customer at the frequency such reports are being provided to Customer as of the Effective Date or as required for Administrator to fulfill its obligations under Section 2.2.2 of the Agreement with respect to compliance with Generally Applicable Insurance Laws. Any change in the frequency at which reports are provided as of the Effective Date, or with respect to Additional Reports, as documented when such Additional Report was added through the Change Control Procedures, shall be implemented pursuant to the Change Control Procedures; provided that Administrator shall bear the cost of providing such reports at the revised frequency, to the extent necessary for Administrator to fulfill its obligations under Section 2.2.2 with respect to compliance with Generally Applicable Insurance Laws.

2. On or before the fifth (5th) day of each calendar month, Administrator shall provide to Customer the Reports as to Administrator’s performance of the Services under this Agreement and the services under the Other Agreement, in the aggregate, as measured against the Performance Standards in a mutually agreed upon format. In addition, Administrator shall provide other reports required to monitor Administrator’s performance under this Agreement that are added in accordance with paragraph 1 above as may be mutually agreed upon.

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II.	Project Reports:

1. Consistent with the Administrator’s project management methodology for each Project Work Order, Administrator will prepare Program Status Reports and Spending and Variance Reports on a monthly basis and Project Reports as to status (Status Report and Issue Log) on a weekly basis, based on the agreed upon Project Plan, to assist in development, administration and control of implementation projects.

2. Additional reports will be created on an as needed basis after consultation between the Client Executive and Customer and added in accordance with Section I of this Exhibit F and Exhibit F of the Other Agreement. Examples of such reports include risk management plans, approval documents for moving code from Model Office to the Production system, testing plans and balancing reports.

III.	Administrator Reports:

The following is the current documented list of the daily, weekly, monthly and quarterly reports that are created by Administrator on a regular basis as of the Effective Date. Administrator and Customer shall determine by mutual agreement within ninety (90) days of the Effective Date additional reports which will be added to this list.

Daily:

Daily Dashboard

Suspense Account Summary

Cash Receipt Summary

New Business Time Service Report

Weekly:

Daily Dashboard

New Business Cycle Time Report.

Not In Good Order Summary Report

Persistency Data Report

Suspense Account Aging Report (listing of all items over 60 days) (this will be provided monthly, not weekly, following the Effective Date)

Conservation Reporting

Manual Investment Report

Monthly:

Performance Standard Monthly Summary Report.

Monthly Management Summary (to be provided by Administrator Manager) of Adherence to Performance Standards

Exception Log Report

Suspense Account Usage/Exception Tracking Report (over under, general suspense)

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Escalation Reporting

Conservation Monthly Reporting

Transfer Data Report (on bound and outbound tracking)

Paid & Pending Life Claims Report.

Suspense Aging Report

Escheat Activity Report.

Tax Foreign Report

OMFLIC EXECUTION

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

EXHIBIT G

PRICING, RATES, FEES, BONUSES AND REBATES

1.	GENERAL.

1.1 Signing Bonus. Administrator will issue a credit to Customer of [***] as a signing bonus on the initial invoice issued in conjunction with this Agreement.

1.2 Interpretation. References to months shall be to calendar months unless a more specific reference is given.

1.3 UnderWriter Workdesk. The UnderWriter WorkDesk Application (the “Workdesk”) (which is the workflow system used by the Customer’s third party underwriter and maintained by the Administrator) fee for each month shall be [***]. If the number of Applications processed in a month under this Agreement and the Other Agreement, in the aggregate, using the WorkDesk exceeds [***], this fee shall be increased to [***] each month and if the number of Applications processed in a month under this Agreement and the Other Agreement, in the aggregate, exceeds [***], then this fee shall be increased to [***]. If the number of Applications processed in a month under this Agreement and the Other Agreement, in the aggregate, using the WorkDesk exceeds [***], this fee shall be equitably adjusted to reflect the cost of any upgrades or modifications to the WorkDesk required allowing it to process more than [***] Applications in a month under this Agreement and the Other Agreement, in the aggregate.

1.4 Pass Through Expenses. Administrator shall not incur any expense that is to be treated as a Pass Through Expense without Customer’s prior written approval. Moreover, no expenses shall be treated as Pass-Through Expenses other than those set forth on Exhibit H as such list may be amended from time to time with Customer’s prior written approval, which Customer may withhold in its sole discretion. Pass-Through Expenses (a) included on Exhibit H that are less than [***], (b) Pass-Through Expenses included on Exhibit H in excess of [***] (although such approval must be obtained only once for recurring expenses) and (c) any recurring Pass Through Expenses approved by Customer under the Old Agreement are deemed approved by Customer.

1.5 Credits, refunds, rebates, etc. Administrator shall track credits and refunds from third parties arising directly from incorrect payments for Pass Through Expenses,

OMFLIC EXECUTION

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

and pay to Customer or OMFLICNY any such credits that are received by Administrator. Customer acknowledges that Administrator has relationships with many major vendors that enable Administrator to purchase on Customer’s behalf at competitive rates. Customer understands that Administrator may receive incentive fees or similar from vendor as a result of such relationship and such fees are not considered credits or refunds from third parties arising directly from incorrect payments for Pass Through Expenses.

2.	PERSONNEL RATES.

Customer may acquire New Services pursuant to Section 2.3, Termination/Expiration Assistance, and Chargeable Projects on an hourly basis at the Personnel Rates without providing Administrator any forecast of its requirements for hourly services at the rates set forth on Exhibit G-1.

3.	WITHDRAWAL OF SERVICE OR PART OF SERVICE.

In the event that Customer exercises its rights under Section 2.18 to withdraw any of the Services, Customer shall pay Administrator pursuant to the terms of Section 2.18.

4.	TERMINATION/EXPIRATION RELATED FEES.

4.1 Termination for Convenience Fee. If Customer terminates the Agreement for convenience under Section 17.1.2 then the following fee shall be charged based on the Contract Year as set forth below. If Customer terminates this Agreement for a Triggering Change of Control (excluding a Change of Control that results in Administrator being acquired by a Customer Competitor) under Section 17.1.3, then fifty percent (50%) of the following fee shall be charged based on the Contract Year as set forth below. If Customer in-sources or re-sources Services under Section 2.18, then Customer shall pay a pro rata portion of the Early Termination Fee equal to the Early Termination Fee applicable at the time of such notice multiplied by the Percentage Reduction in Fees, as set forth in Section 2.18.1. Any fee payable under this Section 4.1 may be invoiced and shall be payable upon the effective date of such notice. The schedule for the Termination for Convenience Fee set forth below shall then be amended and restated to reduce the Termination for Convenience Fee for each Contract Year by the amount of the partial fee paid under Section 2.18.

Contract Year In Which Agreement Terminates	Early Termination Fee
Contract Year 1	[***	]
Contract Year 2	[***	]
Contract Year 3	[***	]
Contract Year 4	[***	]
Contract Year 5 and all succeeding Contract Years	[***	]

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THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

4.2 Licenses to Administrator Software. Upon termination or expiration of this Agreement, Customer has the right, among other things, to require that Administrator grant to Customer and to Affiliates the license rights in the Administrator Software described in Sections 18.2.1 and 18.2.2(a) of the Terms and Conditions, respectively. Customer also has the right to require Administrator to grant designee(s) of Customer and designee(s) of Customer Affiliates the license rights described in Section 18.2.2(b) of the Terms and Conditions. The applicable fees for such license(s) are as follows with each such stated fee representing a one-time payment with no further obligation for payment beyond such one time payment:

1) Expiration. If the Agreement expires in accordance with its terms

(i) there shall be no license fee for the license rights granted to Customer under Section 18.2.1 or for the license(s) granted to Customer’s Affiliate(s) under Section 18.2.2(a) of the Terms and Conditions; and

(ii) the aggregate license fee for all of the license(s) granted to the designees of Customer and the designee(s) of Customer’s Affiliates under Section 18.2.2(b) shall be a one time fee of [***].

2) Termination for Convenience. If Customer terminates the Agreement for convenience under Section 17.1.2 of the Terms and Conditions, the aggregate license fee for the license granted to Customer under Section 18.2.1 and all of the license(s) granted to Customer’s Affiliate(s) under Section 18.2.2(a) shall be a one time fee of [***]. The aggregate license fee for all of the license(s) granted to the designees of Customer and the designee(s) of Customer’s Affiliates under Section 18.2.2(b) shall be a one time fee of [***].

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THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

3) Termination Due to Event of Default. If Customer terminates the Agreement following the occurrence of an Event of Default by Administrator in accordance with the Agreement, there shall be no license fee for the license granted to Customer under Section 18.2.1 of the Terms and Conditions, the license(s) granted to Customer’s Affiliate(s) under Section 18.2.2(a) or the license(s) granted to the designees of Customer and the designee(s) of Customer’s Affiliates under Section 18.2.2(b) of the Terms and Conditions. If Administrator terminates the Agreement following the occurrence of an Event of Default by Customer in accordance with the Agreement, there shall be no license fee for the license granted to Customer under Section 18.2.1 of the Terms and Conditions, the aggregate license fee for the license granted to Customer under Section 18.2.1 and all of the license(s) granted to Customer’s Affiliate(s) under Section 18.2.2(a) shall be a one time fee of [***]. The aggregate license fee for all of the license(s) granted to the designees of Customer and the designee(s) of Customer’s Affiliates under Section 18.2.2(b) shall be a one time fee of [***].

4) Termination for Force Majeure. If Customer terminates the Agreement for a Force Majeure Event in accordance with the Agreement:

(i) the aggregate license fee for the license granted to Customer under Section 18.2.1 and all of the license(s) granted to Customer’s Affiliate(s) under Section 18.2.2(a) shall be a one time fee of [***]; and

(ii) the aggregate license fee for all of the license(s) granted to designee(s) of Customer and designee(s) of Customer’s Affiliates under Section 18.2.2(b) shall be a one time fee of [***].

For the avoidance of doubt, there shall only be one such license fee, regardless of the number of licensees granted a license under this Exhibit.

4.3 Hiring Fee. Upon termination or expiration of the Agreement, Customer, Customer Affiliates and designees of Customer and Customer Affiliates are entitled to

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solicit and hire certain Administrator employees under Section 18.4 (“Authorized Hires”). In certain cases, however, Administrator may charge Customer a fee (the “Hiring Fee”) for each Authorized Hire who is actually so hired. The Hiring Fees shall apply as follows:

1) Expiration. If the Agreement expires in accordance with its terms, there shall be no Hiring Fee for any Authorized Hires who are hired by Customer, Customer Affiliates and designees of Customer and designees of Customer Affiliates.

2) Termination for Convenience. In the case of a termination for convenience under Section 17.1.2 effective prior to the fifth (5th) anniversary of the Effective Date, the Hiring Fee for each Authorized Hire who is hired by Customer, Customer Affiliates, and designees of Customer and its Affiliates shall be twenty-five percent (25%) of such employee’s actual direct salary during the twelve (12) month period ending on the last day of such employee’s employment with Administrator. In the case of a termination for convenience effective after the fifth (5th) anniversary of the Effective Date, there shall be no Hiring Fee.

3) Termination Due to Event of Default. If Customer terminates this Agreement as the result of an Event of Default of Administrator, there shall be no Hiring Fee for any Authorized Hires who are hired by Customer, its Affiliates, or designees of Customer and designees of its Affiliates. If Administrator terminates this Agreement as the result of an Event of Default of Customer, the Hiring Fee for each Authorized Hire who is hired by Customer, Customer Affiliates, and designees of Customer and its Affiliates shall be twenty-five percent (25%) of such employee’s actual direct salary during the twelve (12) month period ending on the last day of such employee’s employment with Administrator.

4) Termination of the Agreement for a Force Majeure Event. If Customer terminates the Agreement for a Force Majeure Event, there shall be no Hiring Fee for each Authorized Hire who is hired by Customer.

4.4 Fees Due. Fees under this Section 4 of this Exhibit G shall be due on the effective date of expiration or termination.

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THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

EXHIBIT G-1

Personnel Rates

These are Hourly rates unless otherwise specified

Position	Personnel Rates
Call Center	[***	]
Administration	[***	]
Project Development	[***	]

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EXHIBIT H

PASS-THROUGH EXPENSES

In accordance with Section 4.2 of the Agreement, Customer will reimburse Administrator for the following categories of expenses reasonably incurred by Administrator in the performance of this Agreement:

1.	Charges for long distance telephone calls (including conference calls, #800 lines) dedicated to service of Customer

2.	Rental fees for data communication circuits that connect Administrator to Customer’s other Third Party service providers

3.	The cost of paper to provide the Services

4.	Postage paid by Administrator to mail New Policy Applications, policies, forms, requests for medical information, invoices to policy holders, notices to policyholders, correspondence with policyholders, and other shipping costs i.e. Express Mail, requested by Customer.

5.	Envelopes, policy covers, etc.

6.	Office Rental charges for Customer’s Claims unit based in Lincoln, NE and for the Chief Underwriter based in Omaha, NE

7.	Third Party off-site storage charges as approved by Customer

8.	Transportation and lodging costs to the extent required by Project Work Orders and as otherwise requested and approved by Customer

9.	Medical Insurance Bureau charges

10.	Accurint searches

11.	SAS 70 fee

12.	Other pre-approved expenses that may be reasonably agreed to in writing by the parties.

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EXHIBIT I

CHANGE CONTROL PROCEDURES

I.	DEFINITIONS

The following definitions apply to the Change Control Procedures described in this Exhibit I:

“Change” means any change and/or modification in (i) the scope of the Services to be performed by Administrator under the Agreement or any Policy Administration Work Order (including any applicable Performance Standards), (ii) the schedule for performing such Services, (iii) the charges for performing such Services, or (iv) any change to the OM Business Rules (subject to Administrator’s obligations under Section 2.2.2 of the Agreement).

“Change Order” means a physical, written document prepared in accordance with the Change Control Procedures which, when approved by an authorized signatory of Administrator and Customer, authorizes a Change.

II.	GENERAL

A. Changes shall be made only by mutual agreement of the Parties through the use of a Change Order executed by both Parties; provided that, subject to agreement on the impact on the fees, schedule and Performance Standards, if any, Administrator shall not refuse to make a change to the Admin Guidelines. All requests for Changes by Customer shall be communicated to Administrator in writing through the Customer Manager or his or her authorized designee. All requests for Changes by Administrator shall be communicated to Customer through the Administrator’s Client Executive or his or her authorized designee. Neither Customer nor Administrator shall have any obligation to implement Changes until such Change has been approved in writing by an authorized signatory of Administrator and Customer.

B. Customer’s Manager and Administrator’s Client Executive shall meet on a mutually agreed schedule for the purpose of reviewing Change requests submitted by either Party in accordance with the Change Control Procedures, and establishing priorities between the scope, charges, and schedule of the Agreement and Work Orders. If the Customer’s Manager and Administrator’s Client Executive do not agree on a Change request within fifteen (15) days after initial consideration of the matter in accordance with these Change Control Procedures, then either Party may submit the Change request for dispute resolution in accordance with Article 15 of the Agreement.

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C. Requests for Changes will be submitted for review in accordance with these Change Control Procedures, and the requesting Party shall specify such Change requests to the other Party in writing via a mutually agreed on change request form.

D. Promptly after approval of a Change by the Administrator and Customer, Administrator’s Client Executive and the Customer’s Manager, or the designee of such individuals, shall execute a Change Order for such Change and jointly communicate its requirements to the operational teams as appropriate. Each Party shall promptly comply with each Change Order executed as provided in this Exhibit I.

E. Unless otherwise specifically provided in the Change Order, any Change Order applicable to a Work Order under the Other Agreement will be deemed to also apply to the Related Work Order, if any, under this Agreement.

III.	CHANGES INITIATED BY CUSTOMER.

Change requests submitted by Customer will include (i) a detailed description of the requested Change and (ii) the priority of the requested Change. Within fifteen (15) business days after receiving a request from Customer for a Change, Administrator shall prepare and provide to Customer a document describing in sufficient detail the effect, if any, of the proposed Change on (a) the scope of the Services to be performed by Administrator under the Agreement or any Work Order (including any applicable Performance Standards), (b) the schedule for performing such Services, or (c) the charges for performing such Services. In addition, Administrator shall inform Customer regarding any other business impact that Administrator believes to be relevant to an evaluation of the Change. Within fifteen (15) business days, after receiving such document, Customer shall indicate, in writing, its acceptance or rejection of the requested Change. Customer’s failure to approve, reject or withdraw the request within this time period shall be deemed a withdrawal of such request.

IV.	CHANGES INITIATED BY ADMINISTRATOR.

Change requests submitted by Administrator will include (i) a detailed description of Change requested, (ii) the business, technical, legal and/or financial justification for the Change requested, (iii) the priority of the Change requested, (iv) the scope of the Services to be performed by Administrator under the Agreement or any Work Order (including any applicable Performance Standards), (v) the schedule for performing such Services, or (vi) the charges for performing such Services. In addition, Administrator shall inform Customer regarding any other business impact that Administrator believes to be relevant to an evaluation of the Change. Within fifteen (15) business days after receiving such information, Customer shall indicate, in writing, its acceptance or rejection of the requested Change (which will be expedited if the Change request involves an urgent need). Customer’s failure to approve or reject the requested Change within this time period shall be deemed a rejection of such request.

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V.	IMPACT OF CHANGES ON FEES AND CHARGES.

In the event the requested Change contemplates an increase in fees or charges hereunder or an additional charge payable to Administrator therefor and Customer so approves, Administrator and Customer will work together in good faith to agree on additional charges and/or adjust the Performance Standards and priorities with respect to the other Services being performed by Administrator hereunder so as to mitigate or eliminate the additional costs for the implementation of such Change. In the event the requested Change contemplates a decrease in spending or Services hereunder and Customer so requests, Administrator and Customer will work together in good faith to agree on the effect of such Change on the Performance Standards, fees (including, as applicable, Early Termination Fees), and the other Services being performed by Administrator hereunder so as to permit such Change to be implemented.

VI.	CONTRACT AMENDMENTS

This Exhibit I does not address any change to the Agreement, which shall be implemented by an amendment in accordance with Section 19.5 of the Agreement. Where a Party believes that a Change should be handled as an amendment, modification, change, waiver, or discharge of the Agreement subject to Section 19.5 of the Agreement, such Party may request that the amendment, modification, change, waiver, or discharge be handled outside of the Change Control Procedures, and the Change Control Procedures shall not apply to such amendment, modification, change, waiver, or discharge

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EXHIBIT J

CUSTOMER SOFTWARE

I. Illustration Software.

Company	Location	Software Type
A. I-Pipeline*	Exton, PA	Illustration
II. Other Software.
Company	Location	Software Type
A. Convey Compliance Systems Inc.*	Minnesota	Tax
B. OMAC	Baltimore	Commissions
C. ETrack	Baltimore	Notifications for New Business and Inforce Loads

*	Denotes Designated Third Party Software

III. Future Software. Customer and Administrator may amend this Exhibit J to add Customer Software as business requirements warrant pursuant to the Change Control Procedures.

IV. Responsibilities in relation to Designated Third Party Software. Until such time as the Parties agree on different terms, Customer shall be responsible for the following in relation to the Designated Third Party Software, either directly or via a third party vendor (for which Customer shall be responsible):

i)	Hosting the Designated Third Party Software and providing and maintaining access thereto by Administrator, its Affiliates and subcontractors; and

ii)	licensing the Designated Third Party Software as required for the purposes of the Agreement (including without limitation use by Administrator, its Affiliates and subcontractors as contemplated by the Agreement and the Work Orders), and paying all license fees and other amounts in connection therewith, and

iii)	the Administrator shall not be liable to the extent the performance of its obligations under the Agreement is adversely affected by the Designated Third Party Software not performing as required; and

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iv)	ensuring that the Designated Third Party Software is properly maintained and kept up-to-date and error-free and shall pay all fees and costs in connection therewith; and

v)	ensuring the Designated Third Party Software has 98% availability during normal business hours (7:00 a.m. to 6:30 p.m. Eastern time, Monday through Friday, excluding holidays observed by Customer).

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EXHIBIT K

DISASTER RECOVERY/BUSINESS CONTINUITY PRIORITIES

I.	For purposes of Article 16, set forth below are the prioritizations of Services which Administrator shall perform to the extent that Administrator performs such Services under a Work Order

A.	HIGH:

1.	Call center support including agreed upon hours of support and greetings.

2.	All 800 lines for Authorized Producers, Policyholders.

3.	Mail handling and courier service including date/time stamp.

4.	Submission of necessary new Policy Application information and any records required by Customer’s third party underwriters to perform the underwriting services (via any means available) to Customer’s third party underwriters.

5.	Administrator’s telecommunication lines and circuits, used by Customer to access Administrator’s Critical Applications.

6.	Data restored to all Administrator Critical Applications as of the last completed cycle date

7.	Transmission of new business and in-force status to Customer.

8.	Respond to communications from Customer, Authorized Producers, and Policyholders

9.	Transmission of files used in the FIA hedging program.

10.	Transmission of files used for daily and monthly financial and tax reporting.

11.	Transmission of files used for commission processing.

12.	Transmission of files used for Customer month end accounting and actuarial reporting purposes.

13.	Financial services support including monitoring of bank and wire accounts, transmission of bank files and funding of bank account, and depositing checks.

14.	New business and underwriting support, including, but not limited to, application entry, underwriting case management and requirements follow up, cash with application processing, and Policy issue. Includes issue and delivery follow-ups.

15.	Policyholder services relating to financial transactions including initial and after issue premium payments and financial and non-financial transaction processing.

B.	MEDIUM:

1.	Disbursement services including, but not limited to, printing checks and monthly bank reconciliation.

2.	Maintenance of tracking log for transactions and management of workflow.

3.	File maintenance, including providing workflow and document/image storage.

4.	Printing, assembly and mailing of Policy kits including welcome letters and inserts.

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5.	Policyholder reporting including system generated transactional reports (statements, billing, and confirmations) and Policyholder service letters.

6.	Policyholder services including re-issues and Policy changes, termination transactions (surrenders, lapses), underwritten Policy changes, reinstatements, required minimum distributions, and Policy conservation support.

7.	General Policy administration set-up including systematic deduction of periodic fees and charges, interest calculation and accrual, grace, accounting journal entries.

8.	Batch error handling and escalation.

9.	Regulatory compliance including exception logs, complaint handling, resolution and tracking.

10.	Claim recoverable follow-ups.

C.	LOW:

1.	Authorized Producer services including, but not limited to, set-up (or its replacements)

2.	Audit of transactions, call quality and accuracy. Monthly metrics and audit results.

3.	Ad hoc reports and additional services, including audit support.

4.	Researching return mail.

5.	Reconciling suspense accounts.

6.	Mail claim forms for newly reported claims

7.	Answer customer inquiries regarding Claims

8.	Process incontestable life & annuity claims

9.	Investigate contestable claims

10.	Claims financial reporting

11.	Claims processing including preparing and mailing claimant’s packages, follow-ups and claim finalization.

II.	Any change to this Exhibit shall be made through and subject to the Change Control Procedures.

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EXHIBIT L

SOFTWARE LICENSE TERMS

I. License Agreement for Affiliates and Designees of Customer’s Affiliates to Critical Applications during the Term

LICENSE AGREEMENT

This License Agreement (the “Agreement”), effective as of                      (the “Effective Date”), is entered into by and between                     , a corporation with its principal place of business located at                      (“Licensee”) and Transactions Application Group, Inc., a Nebraska corporation with its principal place of business located at 421 South 9th Street, Suite 222, Lincoln, Nebraska 68508 and its Affiliates (“Administrator”). As used in this Agreement, “Party” means either Licensee or Administrator, as appropriate, and “Parties” means Licensee and Administrator. The Parties agree that the following are the terms and conditions under which Licensee agrees to license and Administrator agrees to provide, the Critical Applications.

A. DEFINITIONS

As used in this Agreement, defined terms will have the meanings set forth below:

1. “Affiliate” shall mean, with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity.

2. “Confidential Information” shall have the meaning given in Section D of this Agreement.

3. “Control” including the terms “Controlling” or “Controlled”, means the power to direct or cause the direction of the management and policies of an entity, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

4. “Critical Applications” shall mean LifeSys, Imaging and Workflow Applications, Administrator Website and the Underwriter Workdesk Application.

5. “Losses” shall mean all losses, liabilities, and damages arising from claims (whether actual or threatened), and all related costs and expenses (including reasonable legal fees and reasonable costs of investigation, litigation, settlement, judgment, interest and penalties).

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6.	“Services” shall mean the insurance services that Administrator is required to provide under the Services Agreement.

7. “Services Agreement” shall mean the Administrative Services Agreement between OM Financial Life Insurance Company (“Customer”) and TAG dated July 1, 2009.

8. “System” shall mean the equipment and software Administrator uses to provide the Services to Customer and its Affiliates under the Services Agreement.

9. “Third Party” shall mean an entity other than Customer and its Affiliates, Administrator and its Affiliates, or Licensee.

B. TERM

The term of this Agreement shall begin on the Effective Date and shall expire on effective date of expiration or termination of the Services Agreement (the “Term”).

C. GRANT OF LICENSE

1. Where Licensee is an Affiliate of Customer, Administrator shall grant Licensee for the duration of the Term of the Services Agreement a royalty-free, nonexclusive, nontransferable license(s) to the Critical Applications (including available documentation, manuals and other materials) for (i) such Affiliate’s claims department to enter data into, and extract data from, the claims records in the Critical Applications, and (ii) such Affiliate’s underwriters to enter data into, and extract data from, the Underwriter Workdesk Application, in each case for the sole purpose of Customer receiving the Services during the Term.

2. Where Licensee is not an Affiliate of Customer, Administrator shall grant Licensee for the duration of the term of the Services Agreement a royalty-free, nonexclusive, nontransferable, license(s) to the Critical Applications (including available documentation, manuals and other materials) for (i) if such Licensee is not a Competitor of Administrator, Licensee to enter data into, and extract data from, the claims records in the Critical Applications, and (ii) third party underwriters to enter data into or extract data from the Underwriter Workdesk Application; in each case for the sole purpose of Customer receiving the Services during the term of the Services Agreement.

3. The license described in Section C.1 and C.2 shall (i) be irrevocable except to the extent this Agreement may be terminated under Section I of this Agreement; and (ii) permit the Licensee to use Critical Applications or Underwriter Workdesk Application, as applicable.

4. Except as provided in this Section C, Administrator retains all right, title and interest in and to Critical Applications.

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5. If any of the Critical Applications are to be used outside of the United States, the Licensee warrants its compliance with all relevant regulations of the United States Department of Commerce and with the U.S. Export Administration Act of 1979, as amended.

D. CONFIDENTIALITY

1. Each Party acknowledges that it may be furnished with, receive, or otherwise have access to information of or concerning the other, which such other Party considers to: (a) be confidential, proprietary, a trade secret; (b) have commercial value in its business or that of its vendors, customers, or clients and is not in the public domain; or (c) be otherwise restricted. Except as otherwise specifically agreed in writing by the Parties, Confidential Information shall include all information of a Party marked confidential, restricted, proprietary, or with a similar designation. The terms and conditions of this Agreement and all correspondence, information and other materials disclosed during the negotiation of this Agreement shall be deemed Confidential Information. In the case of Licensee, Confidential Information also shall include, whether or not marked confidential, restricted, proprietary, or with a similar designation, customer lists, customer information, Licensee’s personnel records, information regarding, referring, or relating to the business, plans, operations, markets, financial affairs, current or proposed methods of operation, accounts, transactions, proposed transactions or security procedures of Licensee, or any client, customer, or other vendor of Licensee, or other similar information or data stored on magnetic, optical, or other media or obtained, received, transmitted, processed, stored, archived, or maintained by Administrator under this Agreement. In the case of Administrator and its Affiliates, Confidential Information also shall include, whether or not marked confidential, restricted, proprietary, or with a similar designation, the Critical Applications and system documentation.

2. Each Party’s Confidential Information shall remain the property of that Party except as expressly provided otherwise by the other provisions of this Agreement.

3. Licensee and Administrator shall each use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent disclosing to Third Parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature.

4. Section D.1 of this Agreement shall not apply to any particular information which Administrator or Licensee can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, was published or otherwise became part of the public domain through no fault of the receiving Party, (iii) was in the possession of the receiving Party from a source other than the disclosing Party at the time of disclosure by the disclosing Party to the receiving Party, (iv) was received after disclosure to it from a Third Party who had a lawful right to disclose such information to it without any

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obligation to restrict its further use or disclosure; or (v) was independently developed by the receiving Party without reference to Confidential Information of the furnishing Party. In addition, a Party shall not be considered to have breached its obligations by disclosing Confidential Information of the other Party as required to satisfy any legal requirement of a competent government body provided that, immediately upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party promptly and prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.

5. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party shall promptly, at its own expense: (i) notify the furnishing Party in writing; (ii) take such actions as may be necessary or reasonably requested by the furnishing Party to minimize the violation; and (iii) cooperate in all reasonable respects with the furnishing Party to minimize the violation and any damage resulting there from.

6. Nothing contained in this Section D shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party.

E. REPRESENTATIONS AND WARRANTIES

1. Critical Applications is provided to Licensee on an “as is” basis with no warranty that the Software will operate in accordance with its documentation (e.g., technical manuals, user manuals), and Administrator shall have no obligation to correct problems with the software that arise after the effective date of termination or expiration of the Services Agreement.

2. OTHER THAN AS PROVIDED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES AND THERE ARE NO IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE.

F. INDEMNITIES

Licensee hereby indemnifies, holds harmless and agrees to defend Administrator and its Affiliates and their respective officers, directors, employees, agents, successors, and assigns, from any and all Losses arising from, or in connection with, claims attributable to Licensee’s breach of its obligations with respect to Section D of this Agreement and/or its use of the Critical Applications.

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G. LIABILITY

1. SUBJECT TO SECTION G.3, BELOW, IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOST PROFITS, LOST REVENUES, OR OPPORTUNITY COSTS EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE EVEN IF ARISING FROM ITS OWN NEGLIGENCE.

2. Subject to Section G.3, below, each Party’s total liability to the other for any claim or series of related claims giving rise to liability shall not exceed $1,000.

3. The limitations set forth in Sections G.1 and G.2 of this Agreement shall not apply with respect to damages occasioned by a claim against which Licensee indemnifies Administrator. In such case, if Licensee is an Affiliate of Customer its liability shall be subject to the liability cap set forth in Section 11.1 of the Administrative Services Agreement.

H. DISPUTE RESOLUTION

Any dispute between the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by Administrator or Licensee, shall be resolved as provided in this Section H.

1. Upon the written request of a Party, each Party shall appoint a designated senior executive representative who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet for the purpose of endeavoring to resolve such dispute.

(a) The designated representatives shall meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and attempt to resolve the dispute without the necessity of any formal proceeding.

(b) During the course of discussion, all reasonable requests made by one Party to another for nonprivileged information, reasonably related to this Agreement, shall be honored in order that each of the Parties may be fully advised of the other’s position.

(c) The specific format for the discussions shall be left to the discretion of the designated representatives.

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(d) Formal proceedings for the resolution of a dispute may not be commenced until the earlier of:

(i) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely, or

(ii) thirty (30) days after receipt of the initial written request to appoint a designated representative pursuant to Section H.1 above (this period shall be deemed to run notwithstanding any claim that the process described in this Section H was not followed or completed).

2. Mediation.

(a) If the Parties are unable to resolve a dispute as contemplated by Section H.1, then the Parties shall prior to commencement of litigation under Section H.3, at the election of either Party, seek non-binding mediation through an arbitrator selected according to the rules of the American Arbitration Association. The mediation shall be conducted in New York, New York, in accordance with the rules of American Arbitration Association.

(b) The Parties shall request that the mediator commence the mediation within fourteen (14) days of selection of the mediator under Section H.2(a) and proceed as if time is of the essence in the mediation proceeding.

(c) Each Party shall be responsible for its own costs incurred in any mediation under this Section H.2. The mediator’s fees and expenses shall be equally allocated between the Parties.

3. Litigation.

(a) Prior to execution of this Agreement, Licensee and Administrator shall agree to submit to the jurisdiction and venue of either Maryland or Nebraska by checking the first or second box in this Section H.3(a), respectively. For all litigation which may arise with respect this Agreement, the Licensee and Administrator hereby irrevocably and unconditionally submit:

☐	to the non-exclusive jurisdiction and venue (and waive any claim of forum non conveniens) of the United States District Court for the State of Maryland; or (ii) if such Court does not have jurisdiction, to the Baltimore City Circuit Court; or

☐	to the non-exclusive jurisdiction and venue (and waive any claim of forum non conveniens) of the

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United States District Court for the State of Nebraska; or if such Court does not have jurisdiction, to the District Court for Lancaster County, Nebraska.

If neither box in Section H.3(a) is checked, then Licensee and Administrator shall be deemed to have irrevocably and unconditionally submitted to the non-exclusive jurisdiction and venue (and waive any claim of forum non conveniens) of the United States District Court for the State of Nebraska; or if such Court does not have jurisdiction, to the District Court of Nebraska, Third Circuit.

(c) The Parties further consent to the jurisdiction of any state court located within a district which encompasses assets of a Party against which a judgment has been rendered for the enforcement of such judgment or award against the assets of such Party.

4. Governing Law.

(a) Prior to execution of this Agreement, the Parties shall agree to have this Agreement and performance under it governed by and construed in accordance with the laws of the State of Maryland in Nebraska by checking the first or second box in this Section H.4, respectively. This Agreement and performance under it shall be governed by and construed in accordance with the laws of the State of.

☐	Maryland; or

☐	Nebraska

without regard to choice of law principles that would result in the application of the law of another jurisdiction.

(b) If neither box in Section H.4(a) is checked, then this Agreement and performance under it shall be governed and construed in accordance with the laws of the State of Nebraska, without regard to its choice of law principles.

I. TERMINATION

1. The Licensee may, by giving notice to Administrator, terminate this Agreement, in whole or in part as of a date specified in the notice of termination.

2. In the event that Licensee materially breaches Section C or D of this Agreement and fails to cure such breach within thirty (30) days of notice from Administrator of such breach, then Administrator may, by giving notice to Licensee, terminate this Agreement as of a date specified in the notice of termination.

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J. GENERAL

1. Notices.

(a) All notices, requests, demands and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) on the designated day of delivery after being timely given to an express overnight courier with a reliable system for tracking delivery, (iii) when sent by confirmed facsimile or electronic mail with a copy sent by another means specified in this Section J.1(a), or (iv) six (6) days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested and postage prepaid, and addressed as follows:

In the case of Licensee:	[to be added]
With a copy to:	[to be added]
In the case of Administrator:	Transaction Applications Group, Inc. 421 South 9th Street, Suite 222 Lincoln, NE 68508 Attention: President
With a copy to:	Perot Systems Corporation 2300 West Plano Parkway Plano, Texas 75075 Attention: General Counsel

(b) A Party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective.

2. Binding Nature and Assignment. This Agreement shall be binding on the Parties hereto and their respective successors and assigns. Neither Party may, nor shall have the power to, assign this Agreement without the consent of the other, except that Licensee may assign its rights and obligations under this Agreement without the approval of Administrator to an entity which acquires all or substantially all of the assets of Licensee or to any subsidiary or Affiliate or successor in a merger or acquisition of Licensee; provided that in no event shall such assignment relieve Licensee of its obligations under this Agreement.

3. Entire Agreement; Amendment. This Agreement, including any Schedules and Exhibits referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to the subject matter contained in this Agreement. No change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such change, waiver, or discharge is sought to be enforced.

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4. Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto.

5. Headings. The section headings and the table of contents used herein are for reference and convenience only and shall not enter into the interpretation hereof.

6. Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by an arbitrator or a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect.

7. Consents and Approval. Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval, acceptance, consent or similar action by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

8. Waiver of Default; Cumulative Remedies.

(a) A delay or omission by either Party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

(b) Except as otherwise expressly. provided herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.

9. Survival. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

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10. Public Disclosures.

(a) No advertising or publicity matter of either Party having or containing any reference to the other Party or in which the name of the other Party is mentioned (except announcements intended solely for internal distribution or to meet legal or regulatory requirements beyond the reasonable control of the disclosing party) shall be made by or for a Party or its partners or subcontractors without first obtaining written approval from the other Party.

(b) Neither Party may not use the logo or any other service marks or trademarks of the other Party.

11. Third Party Beneficiaries. This Agreement is entered into solely between, and may be enforced only by, Licensee and Administrator; and this Agreement shall not be deemed to create any rights in Third Parties, including suppliers and customers of a Party, or to create any obligations of a Party to any such Third Parties.

12. Covenant of Good Faith. Each Party agrees that, in its respective dealings with the other Party under or in connection with this Agreement, it shall, to the extent not otherwise specifically stated, act reasonably and act in good faith.

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IN WITNESS WHEREOF, Licensee and Administrator have each caused this Agreement to be signed and delivered by its duly authorized officer, all as of the date first set forth above.

Licensee:	Administrator:

By:	By:

Printed:	Printed:

Title:	Title:

Date:	Date:

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II. License Agreement for Affiliates and Designees of Customer Affiliates to Critical Applications at Termination or Expiration of the Agreement

LICENSE AGREEMENT

This License Agreement (the “Agreement”), effective as of (the “Effective Date”), is entered into by and between                     , a corporation with its principal place of business located at                      (“Licensee”) and Transactions Application Group, Inc., a Nebraska corporation with its principal place of business located at 421 South 9th Street, Suite 222, Lincoln, Nebraska 68508 and its Affiliates (“Administrator”). As used in this Agreement, “Party” means either Licensee or Administrator, as appropriate, and “Parties” means Licensee and Administrator. The Parties agree that the following are the terms and conditions under which Licensee agrees to license and Administrator agrees to provide, the Critical Applications.

A. DEFINITIONS

As used in this Agreement, defined terms will have the meanings set forth below:

1. “Affiliate” shall mean, with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity.

2. “Confidential Information” shall have the meaning given in Section D of this Agreement.

3. “Control” including the terms “Controlling” or “Controlled”, means the power to direct or cause the direction of the management and policies of an entity, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

4. “Critical Applications” shall mean LifeSys, Imaging and Workflow Applications, Administrator Website and Underwriter Workdesk Application.

5. “Losses” shall mean all losses, liabilities, and damages arising from claims (whether actual or threatened), and all related costs and expenses (including reasonable legal fees and reasonable costs of investigation, litigation, settlement, judgment, interest and penalties).

6. “Services” shall mean the insurance services that Administrator is required to provide under the Services Agreement.

7. “Services Agreement” shall mean the Services Agreement between OM Financial Life Insurance Company (“Customer”) and TAG dated [July 1, 2009].

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8. “System” shall mean the equipment and software Administrator uses to provide the Services to Customer and its Affiliates under the Services Agreement.

9. “Third Party” shall mean an entity other than Customer and its Affiliates, Administrator and its Affiliates, or Licensee.

B. TERM

1. If Licensee is an Affiliate of Customer as of the Effective Date, the term of this Agreement shall begin on the effective date of expiration or termination of the Services Agreement and shall be perpetual unless terminated under Section I of this Agreement.

2. If Licensee is not an Affiliate of Customer, the term of this Agreement shall begin on the effective date of expiration or termination of the Services Agreement and expire on the eighth (8th) anniversary of the effective date unless terminated under Section I of this Agreement.

C. GRANT OF LICENSE

1. Where Licensee is an Affiliate of Customer, Administrator shall grant Licensee a perpetual, royalty-free, nonexclusive license(s) for Licensee to use, copy, maintain, modify, enhance and create derivative works of Critical Applications (including source code, programmer interfaces, available documentation, manuals and other materials to the extent necessary for the use, modification, or enhancement thereof) for the sole purposes of providing services (including the Services) to Customer and its Affiliates. Such license shall (i) be irrevocable except to the extent such license may be terminated in accordance with the terms of this Agreement; and (ii) permit licensee to use, copy, maintain, modify, enhance and create derivative works of the Critical Applications. Affiliates of Customer shall not sublicense the Critical Applications. Administrator will have no obligation to provide maintenance of the Critical Applications.

2. Where Licensee is not an Affiliate of Customer, Administrator shall grant Licensee a royalty-free, nonexclusive license(s) for Licensee to use, copy, maintain, modify, enhance and create derivative works of Critical Applications (including source code, programmer interfaces, available documentation, manuals and other materials to the extent necessary for the use, modification, or enhancement thereof) for the sole purpose of providing services to Customer and its Affiliates. Such license shall expire on the eighth (8th) anniversary of the effective date of termination or expiration of the Services Agreement. Such license(s) shall (i) be irrevocable except to the extent such license may be terminated in accordance with the terms of this Agreement; and (ii) permit Licensee to use, copy, maintain, modify, enhance and create derivative works of the Critical Applications. Licensee shall not sublicense the Critical Applications. Administrator will have no obligation to provide maintenance of the Critical Applications.

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3. Except as provided in this Section C, Administrator retains all right, title and interest in and to Critical Applications.

4. If any of the Critical Applications are to be used outside of the United States, the Licensee warrants its compliance with all relevant regulations of the United States Department of Commerce and with the U.S. Export Administration Act of 1979, as amended.

D. CONFIDENTIALITY

1. Each Party acknowledges that it may be furnished with, receive, or otherwise have access to information of or concerning the other, which such other Party considers to: (a) be confidential, proprietary, a trade secret; (b) have commercial value in its business or that of its vendors, customers, or clients and is not in the public domain; or (c) be otherwise restricted. Except as otherwise specifically agreed in writing by the Parties, Confidential Information shall include all information of a Party marked confidential, restricted, proprietary, or with a similar designation. The terms and conditions of this Agreement and all correspondence, information and other materials disclosed during the negotiation of this Agreement shall be deemed Confidential Information. In the case of Licensee, Confidential Information also shall include, whether or not marked confidential, restricted, proprietary, or with a similar designation, customer lists, customer information, Licensee’s personnel records, information regarding, referring, or relating to the business, plans, operations, markets, financial affairs, current or proposed methods of operation, accounts, transactions, proposed transactions or security procedures of Licensee, or any client, customer, or other vendor of Licensee, or other similar information or data stored on magnetic, optical, or other media or obtained, received, transmitted, processed, stored, archived, or maintained by Administrator under this Agreement. In the case of Administrator and its Affiliates, Confidential Information also shall include, whether or not marked confidential, restricted, proprietary, or with a similar designation, the Critical Applications and system documentation.

2. Each Party’s Confidential Information shall remain the property of that Party except as expressly provided otherwise by the other provisions of this Agreement.

3. Licensee and Administrator shall each use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent disclosing to Third Parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature.

4. Section D.1 of this Agreement shall not apply to any particular information which Administrator or Licensee can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, was published or otherwise became part of the public domain through no fault of the receiving Party, (iii) was in the possession of the

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receiving Party from a source other than the disclosing Party at the time of disclosure by the disclosing Party to the receiving Party, (iv) was received after disclosure to it from a Third Party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or (v) was independently developed by the receiving Party without reference to Confidential Information of the furnishing Party. In addition, a Party shall not be considered to have breached its obligations by disclosing Confidential Information of the other Party as required to satisfy any legal requirement of a competent government body provided that, immediately upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party promptly and prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.

5. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party shall promptly, at its own expense: (i) notify the furnishing Party in writing; (ii) take such actions as may be necessary or reasonably requested by the furnishing Party to minimize the violation; and (iii) cooperate in all reasonable respects with the furnishing Party to minimize the violation and any damage resulting there from.

6. Nothing contained in this Section D shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party.

E. REPRESENTATIONS AND WARRANTIES

1. Critical Applications is provided to Licensee on an “as is” basis with no warranty that the Software will operate in accordance with its documentation (e.g., technical manuals, user manuals), and Administrator shall have no obligation to correct problems with the software that arise after the effective date of termination or expiration of the Services Agreement.

2. OTHER THAN AS PROVIDED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES AND THERE ARE NO IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE.

F. INDEMNITIES

Licensee hereby indemnifies, holds harmless and agrees to defend Administrator and its Affiliates and their respective officers, directors, employees, agents, successors, and assigns, from any and all Losses arising from, or in connection with, claims attributable to Licensee’s breach of its obligations with respect to Section D of this Agreement and/or its use of the Critical Applications.

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G. LIABILITY

1. SUBJECT TO SECTION G.3, BELOW, IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOST PROFITS, LOST REVENUES, OR OPPORTUNITY COSTS EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE EVEN IF ARISING FROM ITS OWN NEGLIGENCE.

2. Subject to Section G.3, below, each Party’s total liability to the other for any claim or series of related claims giving rise to liability shall not exceed $1,000.

3. The limitations set forth in Sections G.1 and G.2 of this Agreement shall not apply with respect to damages occasioned by a claim against which Licensee indemnifies Administrator. In such case, if Licensee is an Affiliate of Customer, its liability shall be subject to the liability cap set forth in Section 11.1 of the Administrative Services Agreement.

H. DISPUTE RESOLUTION

Any dispute between the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by Administrator or Licensee, shall be resolved as provided in this Section H.

1. Upon the written request of a Party, each Party shall appoint a designated senior executive representative who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet for the purpose of endeavoring to resolve such dispute.

(a) The designated representatives shall meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and attempt to resolve the dispute without the necessity of any formal proceeding.

(b) During the course of discussion, all reasonable requests made by one Party to another for nonprivileged information, reasonably related to this Agreement, shall be honored in order that each of the Parties may be fully advised of the other’s position.

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(c) The specific format for the discussions shall be left to the discretion of the designated representatives.

(d) Formal proceedings for the resolution of a dispute may not be commenced until the earlier of:

(i) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely, or

(ii) thirty (30) days after receipt of the initial written request to appoint a designated representative pursuant to Section H.1 above (this period shall be deemed to run notwithstanding any claim that the process described in this Section H was not followed or completed).

2. Mediation.

(a) If the Parties are unable to resolve a dispute as contemplated by Section H.1, then the Parties shall prior to commencement of litigation under Section H.3, at the election of either Party, seek non-binding mediation through an arbitrator selected according to the rules of the American Arbitration Association. The mediation shall be conducted in New York, New York, in accordance with the rules of American Arbitration Association.

(b) The Parties shall request that the mediator commence the mediation within fourteen (14) days of selection of the mediator under Section H.2(a) and proceed as if time is of the essence in the mediation proceeding.

(c) Each Party shall be responsible for its own costs incurred in any mediation under this Section H.2. The mediator’s fees and expenses shall be equally allocated between the Parties.

3. Litigation.

(a) Prior to execution of this Agreement, Licensee and Administrator shall agree to submit to the jurisdiction and venue of either Maryland or Nebraska by checking the first or second box in this Section H.3(a), respectively. For all litigation which may arise with respect this Agreement, the Licensee and Administrator hereby irrevocably and unconditionally submit:

☐	to the non-exclusive jurisdiction and venue (and waive any claim of forum non conveniens) of the United States District Court for the State of Maryland; or (ii) if such Court does not have jurisdiction, to the Baltimore City Circuit Court; or

☐	to the non-exclusive jurisdiction and venue (and waive any claim of forum non conveniens) of the United States District Court for the State of Nebraska; or if such Court does not have jurisdiction, to the District Court for Lancaster County, Nebraska.

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(b) If neither box in Section H.3(a) is checked, then Licensee and Administrator shall be deemed to have irrevocably and unconditionally submitted to the non-exclusive jurisdiction and venue (and waive any claim of forum non conveniens) of the United States District Court for the State of Nebraska; or if such Court does not have jurisdiction, to the District Court of Nebraska, Third Circuit.

(c) The Parties further consent to the jurisdiction of any state court located within a district which encompasses assets of a Party against which a judgment has been rendered for the enforcement of such judgment or award against the assets of such Party.

4. Governing Law.

(a) Prior to execution of this Agreement, the Parties shall agree to have this Agreement and performance under it governed by and construed in accordance with the laws of the State of Maryland in Nebraska by checking the first or second box in this Section H.4, respectively. This Agreement and performance under it shall be governed by and construed in accordance with the laws of the State of

☐	Maryland; or

☐	Nebraska

without regard to choice of law principles that would result in the application of the law of another jurisdiction.

(b) If neither box in Section H.4(a) is checked, then this Agreement and performance under it shall be governed and construed in accordance with the laws of the State of Nebraska, without regard to its choice of law principles.

I. TERMINATION

1. The Licensee may, by giving notice to Administrator, terminate this Agreement, in whole or in part as of a date specified in the notice of termination.

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2. In the event that Licensee materially breaches Section C or D of this Agreement and fails to cure such breach within thirty (30) days of notice from Administrator of such breach, then Administrator may, by giving notice to Licensee, terminate this Agreement as of a date specified in the notice of termination.

J. GENERAL

1. Notices.

(a) All notices, requests, demands and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) on the designated day of delivery after being timely given to an express overnight courier with a reliable system for tracking delivery, (iii) when sent by confirmed facsimile or electronic mail with a copy sent by another means specified in this Section J.1(a), or (iv) six (6) days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested and postage prepaid, and addressed as follows:

In the case of Licensee:	[to be added]
With a copy to:	[to be added]
In the case of Administrator:	Transaction Applications Group, Inc. 421 South 9th Street, Suite 222 Lincoln, NE 68508 Attention: President
With a copy to:	Perot Systems Corporation 2300 West Plano Parkway Plano, Texas 75075 Attention: General Counsel

(b) A Party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective.

2. Binding Nature and Assignment. This Agreement shall be binding on the Parties hereto and their respective successors and assigns. Neither Party may, nor shall have the power to, assign this Agreement without the consent of the other, except that Licensee may assign its rights and obligations under this Agreement without the approval of Administrator to an entity which acquires all or substantially all of the assets of Licensee or to any subsidiary or Affiliate or successor in a merger or acquisition of Licensee; provided that in no event shall such assignment relieve Licensee of its obligations under this Agreement.

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3. Entire Agreement; Amendment. This Agreement, including any Schedules and Exhibits referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to the subject matter contained in this Agreement. No change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such change, waiver, or discharge is sought to be enforced.

4. Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto.

5. Headings. The section headings and the table of contents used herein are for reference and convenience only and shall not enter into the interpretation hereof.

6. Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by an arbitrator or a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect.

7. Consents and Approval. Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval, acceptance, consent or similar action by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

8. Waiver of Default; Cumulative Remedies.

(a) A delay or omission by either Party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

(b) Except as otherwise expressly. provided herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.

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9. Survival. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

10. Public Disclosures.

(a) No advertising or publicity matter of either Party having or containing any reference to the other Party or in which the name of the other Party is mentioned (except announcements intended solely for internal distribution or to meet legal or regulatory requirements beyond the reasonable control of the disclosing party) shall be made by or for a Party or its partners or subcontractors without first obtaining written approval from the other Party.

(b) Neither Party may not use the logo or any other service marks or trademarks of the other Party.

11. Third Party Beneficiaries. This Agreement is entered into solely between, and may be enforced only by, Licensee and Administrator; and this Agreement shall not be deemed to create any rights in Third Parties, including suppliers and customers of a Party, or to create any obligations of a Party to any such Third Parties.

12. Covenant of Good Faith. Each Party agrees that, in its respective dealings with the other Party under or in connection with this Agreement, it shall, to the extent not otherwise specifically stated, act reasonably and act in good faith.

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IN WITNESS WHEREOF, Licensee and Administrator have each caused this Agreement to be signed and delivered by its duly authorized officer, all as of the date first set forth above.

Licensee:	Administrator:

By:	By:

Printed:	Printed:

Title:	Title:

Date:	Date:

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EXHIBIT M

Termination/Expiration Assistance

Termination/Expiration Assistance under Section 18 of the Agreement shall consist of the Termination/Expiration Assistance described in Section 18 of the Agreement and the assistance described in this Exhibit M.

I.	GENERAL

A. Upon Customer’s request, Administrator shall prepare for Customer Manager’s review and approval a plan for the transition of the Services to Customer and its designee(s) from Administrator (the “Termination/Expiration Assistance Plan”) within thirty (30) days of Customer Manager’s request for such Plan. The Termination/Expiration Assistance Plan shall describe at a reasonable level of detail the tasks necessary for a smooth transition of the Services to Customer and its designee(s) from Administrator and its Subcontractors.

B. Administrator shall, subject to obligations of confidentiality to third parties, provide to Customer and its designee(s) reasonable access to Equipment, Software, Administrator Personnel and other resources used by Administrator to provide the Services to Customer during the six (6) month period ending on the effective date of termination or expiration of the Agreement.

C. Unless otherwise specifically agreed, Administrator shall provide the termination/expiration assistance plan and termination/expiration services, including any documentation and/or information and/or any other item identified in this Exhibit, to OMFLICNY under the Other Agreement and Customer under this Agreement as a single delivery to both OMFLIC and Customer.

II.	KNOWLEDGE TRANSFER

Administrator’s Termination/Expiration Assistance responsibilities with respect to knowledge transfer shall include:

A. Providing Customer and its designee(s) with the documentation regarding the Services reasonably necessary for Customer and its designee(s) to perform the Services and to facilitate the smooth transition of such Services to Customer and its designee(s) from Administrator and its subcontractors. Among other things, Administrator shall provide the most recent copies of:

1. The Admin Guidelines,

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2. Change Control Procedures, and

3. Other manuals required to enable Customer and its designee(s) to support the environment;

B. Reviewing with and explaining to Customer Manager and its designee(s) the documentation provided by Administrator under Section A. of this Exhibit M;

C. Providing to Customer and its designee(s) copies of insurance forms used by Administrator to perform the Services during the six (6) month period prior to the effective date of termination or expiration of the Agreement;

D. Providing to Customer and its designee(s) copies of information regarding the Services that are required to implement the Termination/Expiration Assistance Plan, including:

1. a list of all libraries required to provide the Services to Customer,

2. copies of all terminal definition tables,

3. a listing of the control release levels for Administrator Software,

4. job streams and associated job control language, run documentation, applications support documentation; master file and field descriptions, and record layouts,

5. naming conventions used by Administrator to provide the Services,

6. content listings of all data files and printouts of control file information containing Customer Data to Customer and its designee(s),

7. network documentation and diagrams applicable to the System used to provide the Services including modem configurations;

E. Providing Customer Manager and its designee(s) a list of key Administrator Personnel who will be supporting the transition;

F. Assisting Customer Manager and its designee(s) establish naming conventions;

G. At the termination or expiration of this Agreement and the Other Agreement, providing information about the organizational structure of the Administrator Personnel (e.g., organization chart, a description of the roles and responsibilities of each of the Administrator Personnel). At the termination or expiration of this Agreement and the Other Agreement, among other things, Administrator shall provide Customer and its designee(s) current functional organization charts, phone trees, contact lists and standard operating procedures,

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H. Providing to Customer Manager and its designee(s) reasonable access to Administrator Personnel who perform the Services during the six (6) month period prior to the effective date of termination or expiration of the Agreement, and

I. At the termination or expiration of this Agreement and the Other Agreement, providing Customer, Customer Affiliates and designees of Customer and its Affiliates training in the use of the System used to provide the Services for the sole purpose of providing Services to Customer and its Affiliates.

III.	EQUIPMENT

At the termination or expiration of this Agreement and the Other Agreement, Administrator’s Termination/Expiration Assistance responsibilities with respect to Equipment shall include:

A. Identifying the brand, model and configuration of each material item of Equipment used to provide the Services during the six (6) month period prior to the effective date of termination or expiration of the Agreement and the Other Agreement.

B. Providing Customer and its designee(s) such assistance as Customer and its designee(s) may reasonably request to effect the transfer of Equipment owned and used by Administrator in the United States and dedicated to the provision of the Services for Customer that Customer and its designee(s) agree to purchase.

C. Providing such assistance as Customer and its designee(s) may reasonably request to effect the assignment of lease(s) for Equipment leased, used by Administrator and dedicated to the provision of the Services for Customer that Customer and its designee(s) agree to assume.

IV.	SOFTWARE

At the termination or expiration of this Agreement and the Other Agreement, Administrator’s Termination/Expiration Assistance responsibilities with respect to Administrator Software shall include:

A. Identifying Critical Application changes that are not complete as of the effective date of termination or expiration of this Agreement;

B. Reviewing test, development and production Administrator Software libraries with Customer and its designee(s); and

C. Providing to Customer and its designee(s) tapes and computer listings of the source code for the Critical Applications in a form reasonably requested by Customer and its designee(s).

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V.	THIRD PARTY CONTRACTS

At the termination or expiration of this Agreement and the Other Agreement, Administrator’s Termination/Expiration Assistance responsibilities with respect to third party contracts shall include:

A. Subject to confidentiality obligations to third parties, providing Customer and its designee(s) copies of contracts under which third parties are providing Services to Customer on behalf of Administrator. Administrator shall identify the contracts that are used in the United States and are dedicated to the provision of the Services for Customer. Administrator also shall develop for Customer’s review and approval procedures to be followed by such third parties during the transfer of the Services to Customer and its designee(s) from Administrator; and

B. Providing such assistance as Customer and its designee(s) may request to effect the assignment of third party contracts that are used in the United States and are dedicated to the provision of the Services for Customer that Customer and its designee(s) agree to assume.

VI.	OPERATIONS

Administrator’s Termination/Expiration Assistance responsibilities with respect to operational transfer shall include:

A. Unloading all Customer Data from the System and delivering tapes and other media containing Customer Data to Customer and its designee(s). Such tapes and other media shall include control information where appropriate.

B. Upon Customer’s request, Administrator shall transfer Customer Data to Customer and its designee(s) using the method reasonably requested by Customer and its designee(s) (e.g., transferring data stored on DASD onto tapes, transferring data electronically over Customer’s network). Without limiting the generality of Article 8 of the Agreement, Administrator shall comply with Customer’s reasonable security requirements for the transfer and storage of such data during the Termination/Expiration Assistance period;

C. Assisting Customer and its designee(s) perform capacity planning with respect to the environment(s) to be used by Customer and its designee(s) to provide the Services;

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D. Assisting Customer and its designee(s) conduct migration testing designed to ensure the orderly and smooth transfer of Services to Customer and its designee(s);

E. Assisting Customer and its designee(s) load data files onto the systems to be used by Customer and its designee(s) to provide the Services and otherwise migrate data from databases used by Administrator to provide the Services into the environment used by Customer and its designee(s) to provide such Services. Among other things, Administrator shall:

1. provide Customer and its designee(s) with applicable table and file layouts, and

2. provide Customer and its designee(s) with such assistance as they may reasonably request to convert Customer Data to a format that is compatible with the systems to be used by Customer and its designee(s) to provide the Services; and

F. On a Project by Project basis, providing to Customer and its designee(s) copies of the Project Plan for the Project and a description of the tasks that have not been completed as of the date that Customer and its designee(s) assume responsibility for performance of such Project so as to provide for the orderly transition to Customer and its designee(s) of ongoing Projects with minimal disruption to Customer’s operations.

VII.	BUSINESS CONTINUITY

Administrator’s Termination/Expiration Assistance responsibilities with respect to business continuity shall include supporting Customer’s business continuity requirements during the transition and reasonably assisting in the transfer of responsibility to ensure that business continuity continues to be available after transition. Among other things, Administrator shall:

A. Provide to and train Customer and its designee(s) on the most recent Administrator backup and business continuity policies and procedures;

B. Arrange for such additional resources (including staffing) and support during the transition to minimize disruption to the Services in the event of an outage during that period; and

C. As requested by Customer, participate in business continuity testing until a successful test has been accomplished.

VIII.	POST-TRANSFER SERVICES.

Subject to Administrator’s rights in the Agreement to retain copies for its legal records, Administrator shall return to Customer any remaining property of Customer in

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Administrator’s possession, including any reports, Customer Data, Third Party Data, and Customer Confidential Information. Administrator shall return such property in a format reasonably requested by Customer.

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EXHIBIT N

COMPLIANCE WITH ANTI-MONEY LAUNDERING REQUIREMENTS AND PROCEDURES

Fraud Prevention and Detection (USA Patriot Act):

Overview

Effective May 2, 2006, insurance companies became subject to the anti-money laundering (“AML”) requirement of the Bank Secrecy Act and the USA Patriot Act. These laws require insurance companies as well as financial institutions and certain service providers to insurance companies and financial institutions to implement appropriate controls and procedures designed to detect money laundering activities and the development of internal policies, procedures and controls as well as the designation of an anti-money laundering officer and an ongoing employee training program.

Money Laundering Generally

The phrase “Money Laundering” covers procedures to change the identity of illegally obtained money so that it appears to have originated from a legitimate source. Generally, money laundering occurs in three stages. Cash first enters the financial system at the “placement” stage, where the cash generated from criminal activities is converted into monetary instruments, such as money orders or traveler’s checks, or deposited into accounts at financial institutions. At the “layering” stage, the funds are transferred or moved into other accounts or other financial institutions to further separate the money from its criminal origin. At the “integration” stage, the funds are reintroduced into the economy and used to purchase legitimate assets or to fund other criminal activities or legitimate businesses. Terrorist financing may not involve the proceeds of criminal conduct, but rather an attempt to conceal the origin or intended use of the funds, which will later be used for criminal purposes.

Service Provider Administrator as a Participant in AML

Customer conducts most of its Policyholder service activities as purchased services from Administrator who is obligated to comply with AML requirements, as set forth in Section 2.2.1 of the Agreement. Administrator’s responsibilities as defined in Work Orders may include some direct contact with Policyholders and Applicants, opening accounts and/or accepting or processing payments in connection with Policyholder accounts, or assisting Policyholders with making various changes to their insurance or annuity products. As a result, Administrator must establish appropriate AML compliance programs that are consistent with the Customer’s AML Program, and are reasonably designed to protect Customer against the risks of money laundering activities with respect to the Services.

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Customer, contractually through its third party agreements, obligates its service providers to comply with Generally Applicable Insurance Laws including the obligations designed to guard against money laundering activities. Failure to comply with the AML requirements may result in termination of Administrator in accordance with the termination provisions of the Agreement. On an annual basis, Administrator agrees to certify to the Customer that it is in compliance with the Anti-Money Laundering requirements as set forth in the Admin Guidelines. Customer monitors Administrator for compliance with the AML Program periodically, and maintains records of these oversight activities. Records are maintained for five years. This Exhibit N shall be subsumed within the Admin Guidelines.

I.	Know Your Customer Policies and Procedures Customer is committed to establishing knowledge about its Policyholders and Applicants and the types of transactions in which the Policyholders and Applicants are likely to engage. To establish such a knowledge base, Administrator will perform due diligence in accordance with the Admin Guidelines on each Applicant that opens an account.

II.	Opening New Accounts

2.1	When an Applicant opens an account by submitting a new Policy Application (i.e., submits an application for an insurance or annuity product). Prior to opening the account on the Applicant’s behalf, an authorized Administrator employee will verify the identity of the Applicant in accordance with the Admin Guidelines to the extent reasonable and practical by performing a review of the:

a.	New Policy Application. All solicited information on the new Policy Application should be completed in full.

b.	Completed new Policy Application, which should be evaluated using the Know Your Customer guidelines as defined in the Admin Guidelines.

c.	The name and place of residence listed on the new Policy Application should be compared to the list of suspected individuals and sanctioned countries on the list maintained by the U.S. Treasury Department Office of Foreign Assets Control (OFAC).

d.	Initial deposit for appropriate form.

2.2	Administrator shall undertake reasonable efforts during the account opening process with respect to new Policy Applications in accordance with the Admin Guidelines to verify the following Know Your Customer Guidelines:

a.	The name and address of the Applicant;

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b.	The Policyholder and/or Applicant’s date of birth;

c.	The Policyholder and/or Applicant’s experience with insurance, annuity and other financial products;

d.	The Policyholder and/or Applicant’s financial or retirement objectives;

e.	The Policyholder and/or Applicant’s social security number;

f.	The Policyholder and/or Applicant’s occupation and employment data, such as the employer’s address ; and

g.	The Policyholder and/or Applicant’s identity via a review of a government issued picture identification card such as a driver’s license or passport.

2.3	Administrator’s AML program, as set forth in the Admin Guidelines, must be designed based on a reasonable risk based determination as to the Customer’s Policyholders and/or Applicants, their source of income and expected activity. In assessing the risks associated with particular customers and transactions, Administrator will evaluate its business to ascertain those areas in which the likelihood of suspicious or potentially illegal activity may be greater. The due diligence process includes consideration of:

a.	Whether the Policyholder and/or Applicant has been an existing client of Customer for a significant period of time.

b.	How the Policyholder and/or Applicant became a customer of the Customer.

c.	Whether the business of the Policyholder and/or Applicant, or the particular type of Policy, is the type more likely to be involved in illicit activity (e.g., cash intensive businesses).

d.	Whether the Policyholder and/or Applicant’s home country has been identified by a U.S. governmental office as being a concern for money laundering activities or is otherwise subject to adequate anti-money laundering controls in its home jurisdiction.

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III.	Limitations and Restrictions on Types of Deposits. Customer will accept ACH payments drawn on a Policy in the name of the Policyholder and/or Applicant, or the name of the Policyholder and/or Applicant’s company or employer, personal checks (not guaranteed by a bank), wire transfers, cashier checks. A Form 8300 will be initially filled in by the Administrator for single cash transactions or cumulative cash transactions greater than $10,000 within a 12 month period. The completed Form 8300 will subsequently mailed to the IRS by the Customer.

IV.	Risk Indicators as Part of Policyholder Opening an Account. The Administrator Anti-Money Laundering Officer or his or her designee will notify the Customer Anti-Money Laundering Officer immediately if a new Policy Application involves any of the following suspicious indications or money laundering activity:

4.1	Policyholder and/or Applicant wishes to engage in transactions that lack business sense, apparent investment or retirement strategy, or are inconsistent with the customer’s stated business/strategy.

4.2	Policyholder and/or Applicant exhibits unusual concern for secrecy, particularly with respect to his identity, type of business, assets or dealings with firms.

4.3	Policyholder and/or Applicant exhibits a lack of concern regarding risks, commissions, or other transactional costs.

4.4	Policyholder and/or Applicant has difficulty describing the nature of his business.

4.5	Policyholder and/or Applicant appears to operate as an agent for an undisclosed principal, but is reluctant to provide information regarding that entity.

4.6	For no apparent reason, the Policyholder and/or Applicant has multiple accounts under a single name or multiple names, with a large number of inter-account or third party transfers.

4.7	Policyholder and/or Applicant is from, or has accounts in, a country identified as a haven for money laundering or otherwise known as a sanctioned country.

4.8	Policyholder and/or Applicant, or a person publicly associated with Policyholder and/or Applicant, has a questionable background, such as a prior criminal record.

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V.	Risk Indicators as Part of Client Account Activity. The Administrator Anti-Money Laundering Officer or his or her designee will notify the Customer Anti-Money Laundering Officer immediately if Applicant or Policyholder activity involves any of the following suspicious indications or money laundering activity:

5.1	The transaction serves no business or apparent lawful purpose, and the Customer knows of no reasonable explanation for the transaction after examining the available facts.

5.2	The Policyholder account has unexplained or sudden extensive wire activity, especially in accounts that had little or no previous activity.

5.3	The Policyholder account shows numerous currency or cashiers check transactions aggregating to significant sums

5.4	The Policyholder’s account has a large number of wire transfers to unrelated third parties.

5.5	The Policyholder’s account has wire transfers to or from a country identified as a money laundering risk.

5.6	The Policyholder’s account indicates large or frequent wire transfers, immediately withdrawn.

VI.	Administrator’s AML Cash or Cash Equivalent Transactions Tracking & Reporting Requirement to Customer

6.1	U.S. Treasury Form 8300 Cash Transaction Weekly Reports. The following describes the services Administrator will perform on behalf of Customer in connection with filing IRS Form 8300 when Administrator has received an aggregate of cash transactions greater than $10,000 during a rolling 12 month period:

a.	in U.S. or foreign currency and coin, or in cashier’s checks, money orders, bank drafts or traveler’s checks in aggregate greater than $10,000 (“Cash”)

b.	within:

i.	a 24-hour period;

ii.	a period of more than 24 hours when they appear to be connected to a scheduled premium payment; or

iii.	a rolling 12-month period for unscheduled payments.

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6.2	Administrator will enter into a database all cash and cash equivalents received from Applicants/Policyholders and maintain that information by:

a.	client name;

b.	account number;

c.	product purchased;

d.	producer name (and number), if available;

e.	amount of cash or cash equivalent received;

f.	amount of cash or cash equivalent received;

g.	type of cash equivalent (money order, cashier’s checks);

h.	source of cash equivalent ) post office, bank, credit union); and

i.	date.

6.3	Administrator will run a weekly report from the database to total the cash or cash equivalents received from Policyholders on a running year basis (not calendar year), and when amounts total $10,000 or more. This report will be sent via e-mail to the Customer AML Officer so that the Customer AML Officer may review it for possible 8300 filings.

6.4	For weekly Cash transactions:

a.	On a daily basis, Administrator will identify transactions that fall within any of the transactions described in Section 6.1 or 6.3.

b.	Within 5-10 days of such initial transactions, Administrator will complete, to the extent it can based on information it has, Parts I, II, and III of IRS Form 8300.

c.	Administrator will send the completed Form 8300 within 10 days of initial receipt of transaction to the Customer AML Officer via a secure medium.

d.	For information received requiring a Cash Transaction Report (CTR), Customer Risk will file with the Internal Revenue Service the 8300 form within 15 days of receipt of the cash transaction. An 8300 filing log will be maintained by Customer Risk for a 5 year period.

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e.	By January 31st of the year following the calendar year in which the cash was received, Customer AML Officer will send a written or electronic statement to each person named on the Form 8300 showing the:

i.	Name, telephone number, and address of Customer’s contact person;

ii.	Aggregate amount of reportable cash received, and

iii.	Information was furnished to the IRS.

6.5	For Weekly Rejected Cash Transaction Reports. Weekly Cash Rejection Report of all the cash transactions received by the Customer but rejected or returned as required under the Admin Guidelines requirements will be submitted by Administrator to the Customer AML Officer. Customer shall strictly prohibit Policyholders and Applicants from opening accounts or making deposits in existing accounts with the following instruments:

a.	Cash

b.	Checks drawn on foreign currencies

c.	Third party checks

d.	Travelers checks

e.	Money orders greater than $500.00

6.6	Cash and Cash Equivalents.

a.	Cash and cash equivalents will not be accepted for annuity contracts, except for cashier checks.

b.	Cash and cash equivalents up to $500 will be accepted for life insurance policies.

c.	Cashier checks will be accepted whether below or over $500 for LIFE insurance policies

6.7	Personal Checks. Personal checks (not guaranteed by the bank) with the Policyholder and/or Applicant’s name and address and phone number on the check will be accepted along with third party bank and business checks. Personal 3rd Party checks are not acceptable.

6.8	Foreign Bank Checks. Foreign bank checks are not acceptable, except for Canadian checks drafted in US dollars.

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VII.	For Potential Suspicious Activity Reporting

7.1	Administrator will monitor on a weekly basis a report of the prior week’s policy transactions for possible suspicious activity, as outlined in the Admin Guidelines, and will report them to Administrator AML Officer for further discussion with Customer’s AML Officer who will determine whether to file a potentially Suspicious Activity Report (SAR).

7.2	A weekly “ Potential Suspicious Activity Report” or a list of all potentially suspicious activities that are recorded such as name, age, date of birth, social security#, transaction amount, policy/contract number, date received and brief description of the potentially suspicious activity shall be sent directly to the Customer AML Officer.

7.3	Whether a transaction or series of transactions constitutes possible suspicious activity will be determined by:

a.	Scheduled payments that are for an amount that is $5,000 or more higher than the scheduled payment amount or unscheduled payments that in the aggregate exceed $5,000 during a rolling 12-month period; and

b.	Administrator knows, suspects, or has reason to suspect the transaction:

i.	involves funds derived from illegal activity or is intended to hide or disguise funds from illegal activity;

ii.	is designed to evade requirements of the Bank Secrecy Act;

iii.	has no business or apparent lawful purpose; or

iv.	is not the sort of transaction the particular Policyholder is normally expected to engage in and there is no known reasonable explanation.

7.4	Suspicious Activity Reports will be filed by the Customer Anti-Money Laundering Officer within thirty days of the suspicious transaction. Customer will maintain SARs logs and copies of all forms filed, with supporting documentation for five years.

7.5	Administrator will not disclose the information in the Suspicious Activity Reports sent to the Customer to the Policyholder, Applicant, or any other third parties.

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VIII.	For Further AML Cash Transaction Controls. Customer Compliance will review a sample of 20 monthly files to verify if cash information provided is correct while reviewing the Quarterly New Business files monthly. The Quarterly New Business Reports will include whether the new business sample files reviewed match up with the cash transaction information provided.

IX.	OFAC Screening Process Third Party Administrator. The following OFAC screening check list must be used by Administrator to validate that each insured, Policyholder, owner, and Applicant does not provide a positive match on the list of known suspects or terrorists, SDN list.

9.1	In any event that a potential SDN match is identified, regardless of other criteria, these matches will be referred to the Customer Anti-Money Laundering Officer hereinafter (“AMLO”).

Name	DOB	Address	False Positive	Refer to AMLO

Matches	Matches	Matches	No1	Yes[1]

Matches	Matches	Different	No	Yes

Matches	Matches	If a PO Box	No	Yes

Matches	Not Available	Matches	No	Yes

Matches	Not Available	Different	Yes	No

Matches	Not Available	If a PO Box	No	Yes

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Matches	Different	Matches	No	Yes

Matches	Different	Different	Yes	No

Matches	Different	If a PO Box	No	Yes

First and Last Name Matches, but Middle Name or Initial Different	Matches	Matches	No	Yes

First and Last Name Matches, but Middle Name or Initial Different	Matches	Different	No	Yes

First and Last Name Matches, but Middle Name or Initial Different	Matches	If a PO Box	No	Yes

First and Last Name Matches, but Middle Name or Initial Different	Not Available	Matches	No	Yes

First and Last Name Matches, but Middle Name or Initial Different	Not Available	Different	Yes	No

First and Last Name Matches, but Middle Name or Initial Different	Not Available	If a PO Box	No	Yes

First and Last Name Matches, but Middle Name or Initial Different	Different	Matches	No	Yes

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First and Last Name Matches, but Middle Name or Initial Different	Different	Different	Yes	No

First and Last Name Matches, but Middle Name or Initial Different	Different	If a PO Box	No	Yes

First and Last Name Matches, but No Middle Initial	Matches	Matches	No	Yes

First and Last Name Matches, but No Middle Initial	Matches	Different	No	Yes

First and Last Name Matches, but No Middle Initial	Matches	If a PO Box	No	Yes

First and Last Name Matches, but No Middle Initial	Not Available	Matches	No	Yes

First and Last Name Matches, but No Middle Initial	Not Available	Different	Yes	No

First and Last Name Matches, but No Middle Initial	Not Available	If a PO Box	No	Yes

First and Last Name Matches, but No Middle Initial	Different	Matches	No	Yes

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First and Last Name Matches, but No Middle Initial	Different	Different	Yes	No

First and Last Name Matches, but No Middle Initial	Different	If a PO Box	No	Yes

[1]	“Yes” means the Administrator has determined the name is a “False Positive” based on a comparison between the information in the Administrator’s administration system and on the SDN list. “No” means the Administrator has not been able to confirm the potential positive match is a “False Positive” based on a comparison between the information in its administration system and on the SDN List.

a.	“Potential Positive Hit” refers to the items marked “No” in the False Positive column in the above chart which is compared against the OFAC SDN List. Administrator after following the procedures set forth in the above OFAC Chart will report to Customer Anti-Money Laundering Officer some False Positives (as indicated below) and all Potential Positive Hits.

b.	“False Positive” refers to a “no match” or different, name, middle initial, address and date of birth which delineates that it is not a positive hit.

c.	If Policy was already reported on a prior report, do not re-report.

d.	Application processing will be suspended if a Potential Positive Hit is identified. In the event that the Customer Anti-Money Laundering Officer notifies Administrator that a Potential Positive Hit record (name) cannot be cleared “true positive hit”, Administrator will handle segregating the funds for this individual in a “hold” status pending instructions from the OFAC authorities which will be communicated by the Customer Anti-Money Laundering Officer to the Administrator.

e.	In the event that the Customer Anti-Money Laundering Officer notifies Administrator that a Potential Positive Hit record (name) cannot be cleared “true positive hit”, Administrator will suspend all premium processing for this individual in a “hold” status pending instructions from the OFAC authorities which will be communicated by the Customer Anti-Money Laundering Officer to Administrator.

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f.	OFAC Compliance Log. Administrator must generate and maintain an OFAC log of items that are identified as a Potential Positive Hits. This log should be placed on the O: Drive monthly.

g.	Validating a Positive Hit. Review and follow the OFAC chart noted above.

h.	Reporting a Potential Positive Hit. If there is a Potential Positive Hit on the OFAC Compliance Log that is determined to be valid, this report should be forwarded to Customer/ Customer Risk either by fax or an e-mail. Customer Risk will then further either clear or request additional background information to clear the names provided.

9.2	Documenting Results. All results reports are to be prepared and maintained by the Administrator.

a.	The “Yes” false positives noted above should automatically be released and cleared from the SDN list and not sent to the Customer Anti-Money Laundering Officer for further review.

b.	Name (first, middle name or initial, and last), address and date of birth are critical information to review prior to releasing the Policyholder or Applicant names from the SDN list. If this information is not already provided on the Application and this has been researched by the Administrator and the names fall under the “No” False Positive column of the above referenced OFAC chart, Administrator will do the following:

i.	Obtain Accurint “Contact Card” search to clear most of the false positive names and fax the search information along with the information on the SDN list to the Customer Anti-Money Laundering Officer to release the names;

ii.	If the Customer Anti-Money Laundering Officer does not have enough information from the first Accurint “Contact Card” Search to release the name from the SDN list, it will request the Administrator to conduct a second Accurint “Comprehensive Search” for further comprehensive information to be attached to the information on the SDN list and faxed to the Customer Anti-Money Laundering Officer to release the names.

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c.	If a name is a “true positive hit” or not proven to be a false positive, the name will be provided by Customer Compliance Officer or his designee to the OFAC authorities for further follow up. Administrator will suspend the premium collected for this individual and place the funds in a “hold” status pending instructions from the OFAC authorities which will be communicated by the Customer Anti-Money Laundering Officer to the Administrator Anti-Money Laundering Officer.

d.	Administrator will review all Policyholder or Applicant names within 24 hours of receipt of the Policyholder or Applicant name against the OFAC SDN List. A copy of the potential positive hits and Accurint Contact Card information will be faxed to the Customer Anti-Money Laundering Officer who will turn around and respond to either release the name or request Comprehensive Search information within 24 hours. In order to meet the AML requirements, a release or a positive identification should be completed within 5 business days.

e.	Beneficiary OFAC screening will be done at the time of claim payment by Customer Assistance Vice President of Claims. The beneficiary name may change before payment of claim so we would need to OFAC screen before the check is issued to the beneficiary.

f.	Life New Business Insured screening will be done at time of underwriting by the Chief Underwriter.

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Exhibit O

Certain State Required Provisions

1.	Tennessee. The following provisions are from the Tennessee Insurance Code, Sections 56-6-407 through 56-6-409, and apply insofar as these provisions may be applicable to the Services performed by Administrator.

A.	56-6-407. Payment of claims. All claims paid by Administrator from funds collected on behalf of Customer shall be paid only on drafts, checks or electronic transfers of and as authorized by Customer.

B.	56-6-408. Administrator’s compensation not contingent on claim experience.

(a) With respect to any Policies where Administrator adjusts or settles claims, the compensation to Administrator with regard to such Policies shall in no way be contingent on claim experience.

(b) This section shall not prevent the compensation of Administrator from being based on premiums or charges collected or number of claims paid or processed.

C.	56-6-409. Notice to insured.

(a) Administrator shall provide a written notice approved by Customer, to insured individuals, advising them of the identity of and relationship among Administrator, the policyholder and Customer.

(b) Where Administrator collects funds, it shall identify and state separately in writing to the person paying to Administrator any charge or premium for insurance coverage the amount of any such charge or premium specified by Customer for such insurance coverage.